Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

dated as of

June 3, 2010

among

TECHTEAM GLOBAL, INC.,

and

JACOBS ENGINEERING GROUP INC.

and

JACOBS TECHNOLOGY INC.

relating to the purchase and sale

of

100% of the Capital Stock

of

TECHTEAM GOVERNMENT SOLUTIONS, INC.

TABLE OF CONTENTS

i

Section 11.18.	Specific Performance	106

Section 11.19.	Representation by Counsel	106

Section 11.20.	Rules of Construction	107

Section 11.21.	Headings	107

Section 11.22.	Inconsistencies with Other Agreements	107

Section 11.23.	Obligations of the Parties	107

Section 11.24.	Interpretation	107

v

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made effective as of June 3, 2010, by and among TechTeam Global, Inc., a Delaware corporation (“Seller”), Jacobs Engineering Group Inc., a Delaware corporation (“Buyer Parent”), and Jacobs Technology Inc., a Tennessee corporation (“Buyer”).  Each of Seller, Buyer Parent and Buyer is sometimes referred to herein as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, TechTeam Government Solutions, Inc, a Virginia corporation (the “Company”), and the other Acquired Companies are engaged in the Business;

WHEREAS, Seller is the record and beneficial owner of 92,472.95 shares (the “Shares”) of common stock, no par value per share, of the Company, which constitute all of the issued and outstanding shares of Capital Stock of the Company;

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Shares, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Seller Board (as defined below) has, in light of, and subject to the terms and conditions hereof: (i) determined that this Agreement and the Contemplated Transactions are fair to and in the best interests of the stockholders of Seller; and (ii) resolved to recommend that the stockholders of Seller vote their shares of Seller Common Stock in favor of the approval and adoption of this Agreement and the Contemplated Transactions at the Seller Stockholder Meeting; and

WHEREAS, concurrently with the execution of this Agreement, in order to induce Buyer and Buyer Parent to enter into this Agreement, the Supporting Stockholders are entering into stockholder voting agreements (the “Stockholder Voting Agreements”), whereby the Supporting Stockholders have agreed, subject to the terms and conditions set forth therein, to vote their shares of Seller Common Stock in favor of the approval and adoption of this Agreement and the Contemplated Transactions at the Seller Stockholder Meeting.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.        Definitions.  For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.01:

“2009 Top Customer” has the meaning ascribed thereto in Section 3.29 of this Agreement.

“2009 Top Supplier” has the meaning ascribed thereto in Section 3.29 of this Agreement.

“401(k) Plan” means the TechTeam Government Solutions 401(k) Plan maintained by the Company for the benefit of the Employees of the Acquired Companies.

“Acceptable Confidentiality Agreement” has the meaning ascribed thereto in Section 5.07(g)(i) of this Agreement.

“Accounts Receivable” means all accounts, both billed and unbilled, owned or acquired by each of the Acquired Companies, including accounts receivable, notes, notes receivable, other receivables, book debts and other forms of obligations to each of the Acquired Companies that relate to, or otherwise arise out of, the conduct of the Business.

“Acquired Companies” means the Company and its Subsidiaries, collectively.

“Acquired Company Registered IP” has the meaning ascribed thereto in Section 3.12(d) of this Agreement.

“Acquisition Transaction” has the meaning ascribed thereto in Section 5.07(g)(ii) of this Agreement.

“Active Government Contract” means a Government Contract for which, as of the date hereof, (i) performance obligations under the Contract have not been completed, or (ii) for cost reimbursement type contracts, performance obligations under the Contract have been completed within the last 10 years, and with respect to both (i) and (ii) the Contract has not been closed-out under the procedures of the Governmental Authority responsible for administering the Government Contract.

“Adjusted Cap” has the meaning ascribed thereto in Section 9.02(d) of this Agreement.

“Adjustment Escrow Amount” means Two Million Seven Hundred Seventy Thousand Two Hundred Ninety-Four Dollars ($2,770,294).

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“Agreement” has the meaning ascribed thereto in the first paragraph of this Agreement.

“Ancillary Agreements” means the Escrow Agreement, the Non-Compete Agreement, the Transition Services Agreement, the Intercompany Balances Termination Letter and all other agreements, documents, certificates and instruments required to be delivered by any Party pursuant to this Agreement.

“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state, territorial or local law (statutory, common or otherwise), statute, constitution, treaty, convention, ordinance, code, rule, regulation, administrative interpretation, Order, or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority (including, without limitation, 49 C.F.R. Part 17, Intergovernmental Review of Department of Transportation (DOT) Programs and Activities; 49 C.F.R. Part 18, Uniform Administrative Requirements for Grants and Cooperative Agreements to State and Local Governments; 49 C.F.R. Part 19, Uniform Administrative Requirements for Grants and Agreements with Institutions of Higher Education, Hospitals, and Other Non-Profit Organizations; 49 C.F.R. Part 20, New Restrictions on Lobbying; 49 C.F.R. Part 21, Nondiscrimination in Federally-Assisted Programs of the Department of Transportation—Effectuation of Title VI of the Civil Rights Act of 1964; 49 C.F.R. Part 26, New Disadvantaged Business Enterprise (DBE) Program; 49 C.F.R. Part 29, Governmentwide Debarment and Suspension (non-procurement); 49 C.F.R. Part 32, Governmentwide Requirements for Drug-Free Workplace (Financial Assistance); DOT Order 4600.17A—Financial Assistance Management Requirements; Office of Management and Budget (OMB) Circular A-102, Grants and Cooperative Agreements with State & Local Governments; 2 C.F.R. Part 225, Cost Principles for State, Local and Indian Tribal Governments (OMB Circular A-87); the Truth in Negotiations Act of 1962, as amended; the Service Contract Act of 1965, as amended; the Contract Disputes Act of 1978, as amended; the Office of Federal Procurement Policy Act, as amended; the General Services Administration Acquisition Regulation Price Reductions clause; the Cost Accounting Standards, 48 C.F.R. Volume 7; the False Claims Act, 31 U.S.C. 3729–3733; Arms Export Control Act, 22 U.S.C. 2778; the International Traffic in Arms Regulations (ITAR), 22 C.F.R. 120-130; the Export Administration Act of 1979, as amended, 50 U.S.C. 2401-2420; the Export Administration Regulations (EAR), 15 C.F.R. 730-774; the economic sanctions rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control, Title 31 of the U.S. Code of Federal Regulations Part 500 et seq.; the FAR and any applicable agency supplement thereto; the FCPA; Close the Contractor Fraud Loophole Act, P.L. 110-252; Organizational Conflicts of Interest, P.L. 100-463; Trade Agreements Act, 19 U.S.C. 2501 et. seq.; Buy American Act, 41 U.S.C. 10a – 10d and E.O. 10582; American Recovery and Reinvestment Act, P.L. 111-5; Espionage Act of 1917, 18 U.S.C. 2388; NISPOM DoD 5220.22-M; Procurement Integrity Act, 41 U.S.C. 423; Lobbying Disclosure Act, P.L. 104-65; Honest Leadership and Open Government Act, P.L. 110-81; and Employment Wage and Hour Acts (FLSA), 29 C.F.R. Chapter V), as applicable to such Person or any of its Affiliates or any of their respective properties, assets, stockholders, officers, directors, members, managers, partners, employees, consultants or agents (in connection with such stockholder’s, officer’s, director’s, member’s, manager’s, partner’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

“Assets” has the meaning ascribed thereto in Section 3.13(a) of this Agreement.

“Balance Sheet Date” has the meaning ascribed thereto in Section 3.05(a) of this Agreement.

“Best Efforts” means the commercially reasonable efforts that a reasonably prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

“Business” means the business of the Company and its Subsidiaries, including, without limitation, the business of providing, whether as a prime contractor, subcontractor or otherwise information technology-based and other professional services to (i) Governmental Authorities, and (ii) the commercial customers of the Acquired Companies.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Business Know-How” means business secrets, trade secrets, formulas, know-how, data, designs, inventions, recipes, processes, production methods, development documentation, specifications, enhancements, technology, discoveries and improvements, information, drawings, manuals, reports, software, recorded knowledge, performance and other standards, catalogues, confidential and proprietary information and other proprietary and intellectual property rights, but not including patents, patent applications, trademark registrations, trademark applications and registered copyrights.

“Buyer” has the meaning ascribed thereto in the first paragraph of this Agreement.

“Buyer Indemnitees” has the meaning ascribed thereto in Section 9.02(a) of this Agreement.

“Buyer Parent” has the meaning ascribed thereto in the first paragraph of this Agreement.

“Buyer Parties” means, collectively, Buyer and Buyer Parent.

“Buyer Plan” has the meaning ascribed thereto in Section 7.05(e) of this Agreement.

“Buyer Reimbursable Expenses” has the meaning ascribed thereto in Section 10.04(a) of this Agreement.

“Capital Stock” means any and all shares, interests, participations or other equivalents (other than phantom stock), however designated, of capital stock of a corporation and any and all ownership interests in a Person (other than a corporation) including membership interests, partnership interests and joint venture interests.

“Certification” means a written document delivered under this Agreement or any Ancillary Agreement by any officer of any Party, attesting to the existence or non-existence of any fact or circumstance or otherwise providing a certification to any Party, it being understood that such certification shall be deemed to have been delivered only in such officer’s capacity as an officer of such Party (and not in his or her individual capacity) and shall not entitle any Party to assert a claim against such officer in his or her individual capacity.

“Claim Notice” has the meaning ascribed thereto in Section 9.06 of this Agreement.

“Closing” has the meaning ascribed thereto in Section 2.03 of this Agreement.

“Closing Balance Sheet” has the meaning ascribed thereto in Section 2.07(b) of this Agreement.

“Closing Date” has the meaning ascribed thereto in Section 2.03 of this Agreement.

“Closing NTBV” has the meaning ascribed thereto in Section 2.07(a)(i) of this Agreement.

“Closing NTBV Statement” has the meaning ascribed thereto in Section 2.07(b) of this Agreement.

“Closing Reimbursement Requests” has the meaning ascribed thereto in Section 7.05(b) of this Agreement.

“Closing Withholding” has the meaning ascribed thereto in Section 7.05(b) of this Agreement.

“COBRA Continuation Coverage” has the meaning ascribed thereto in Section 7.05(f) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and the regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“Company” has the meaning ascribed thereto in the Recitals of this Agreement.

“Company Bank Accounts” has the meaning ascribed thereto in Section 3.33 of this Agreement.

“Company Intellectual Property Rights” has the meaning ascribed thereto in Section 3.12(a) of this Agreement.

“Company Software” has the meaning ascribed thereto in Section 3.12(i) of this Agreement.

“Competing Transaction Proposal” has the meaning ascribed thereto in Section 5.07(g)(iii) of this Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement, dated May 15, 2009, by and between Seller and Buyer Parent, as such agreement may be amended from time to time with the written consent of all parties thereto.

“Consents” means any agreement, approval, consent, waiver, ratification or other authorization from the third-parties to those Real Property Leases and Material Contracts (other than Government Contracts) which by their terms terminate, are modified, have payments or other obligations which may be accelerated or require consent of such third-parties upon a changing of control of the Company pursuant to the Contemplated Transactions, which Consents are set forth on Schedule 3.03(ii)(a) and Schedule 3.03(ii)(b), respectively.

“Contemplated Transactions” means the consummation of transactions contemplated by this Agreement and the Ancillary Agreements.

“Contest” has the meaning ascribed thereto in Section 7.08(d) of this Agreement.

“Contract” means any Lease, license, agreement, contract, instrument, understanding, arrangement, commitment, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Current Balance Sheet” has the meaning ascribed thereto in Section 3.05(a) of this Agreement.

“Current Balance Sheet Receivables” has the meaning ascribed thereto in Section 7.13(a) of this Agreement.

“DDTC” has the meaning ascribed thereto in Section 3.15(m) of this Agreement.

“DFSA Plan” has the meaning ascribed thereto in Section 7.05(b) of this Agreement.

“DGCL” means the General Corporation Law of the State of Delaware, as amended, or any successor law.

“Disclosure Schedules” means (i) the disclosure schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement that are referenced in Article III, and (ii) unless otherwise stated, “Schedule” means (x) when referenced in Article III, a schedule forming a part of the Disclosure Schedules and (y) when referenced elsewhere in this Agreement, means a schedule to this Agreement.

“Dispute Notice” has the meaning ascribed thereto in Section 9.06 of this Agreement.

“Disputed Matters” has the meaning ascribed thereto in Section 2.07(d) of this Agreement.

“Effect” has the meaning ascribed thereto in this Section 1.01 in the definition of “Material Adverse Effect.”

“Employee” means any current, former, or retired employee, officer, consultant, independent contractor, or director of the Acquired Companies or any ERISA Affiliate.

“Employee Agreement” means any (whether or not in writing) plan, program, policy or other arrangement, contract or agreement involving direct, indirect, incentive or deferred incentive, or deferred compensation (other than workers’ compensation, unemployment compensation and other governmental programs), employment, consulting, disability, life, accident, or insurance benefits, supplemental unemployment benefits, vacation (or any other form of paid time off such as sick leave) benefits, severance, termination or retention, bonus, change of control, retirement, profit-sharing, savings, retirement (including early and supplemental retirement), post-retirement welfare benefits, stock options, stock appreciation rights, stock purchase, or other equity-related compensation, or other benefits (including fringe, welfare, or other employee benefits) administered, entered into, maintained or contributed to, or that is required to be entered into, maintained, or administered by the Acquired Companies or any Person that, together with the Acquired Companies, would be deemed a “single employer” (within the meaning of Sections 414(b), (c), (m) and (o) of the Code (“ERISA Affiliates”)), for the benefit of Employees of the Acquired Companies or any of their dependants, spouses, family members, or beneficiaries in respect of the Business, or with respect to which the Acquired Companies could have any Liability.

“Employee Benefit Pension Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, or any other plan that is subject to Section 302 of ERISA or Section 412 or 430 of the Code, other than a Multiemployer Plan.

“Employee Benefit Plans” means an employee benefit plan as defined in Section 3(3) of ERISA (whether or not subject to ERISA) administered, entered into, maintained or contributed to, or that is required to be entered into, maintained, or administered by the Acquired Companies or any ERISA Affiliate, for the benefit of Employees of the Acquired Companies or any of their dependants, spouses, family members, or beneficiaries in respect of the Business, or with respect to which the Acquired Companies could have any Liability.

“Employee Plans” has the meaning ascribed thereto in Section 3.18(a) of this Agreement.

“Employment Agreements” means the Employment Agreements between Buyer, on the one hand, and each of the current employees of the Acquired Companies listed on Schedule 8.02(f), on the other hand.

“Enterprise Value” means Sixty-One Million Dollars $(61,000,000).

“Environmental Laws” means any Applicable Laws or Permits relating to (i) the protection, investigation, remediation or restoration of the environment, wildlife or natural resources, (ii) the manufacture, handling, use, storage, treatment, disposal, release or threatened release of any Hazardous Substance, (iii) the creation of a cause of action for damages to Persons or property due to noise, odor, pollution or contamination, or (iv) the protection of human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and the regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate” means any corporation or trade or business, whether not incorporated, which is treated as a single employer with any of the Acquired Companies pursuant to Subsections (b), (c), (m), or (o) of Section 414 of the Code and the regulations thereunder.

“Escrow Account” has the meaning ascribed thereto in Section 2.04(b).

“Escrow Agent” means the escrow services division of JPMorgan Chase & Co. or its successor or permitted assigns, as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into concurrently with the Closing by and among Seller, Buyer and the Escrow Agent, substantially in the form attached hereto as Exhibit A, as amended, supplemented or otherwise modified from time to time after the Closing Date with the written consent of all parties thereto.

“Escrow Amount” means the Adjustment Escrow Amount plus the Indemnification Escrow Amount.

“Evaluation Material” means (i) any information, documents or materials regarding the Acquired Companies or the Business furnished or made available by or on behalf of Seller or the Company to the Buyer Parties and their Representatives in any “data rooms” or “virtual data rooms,” and (ii) any written management presentations, in either case, in expectation of, or in connection with, the Contemplated Transactions, including, but not limited to, any descriptive memorandum, forecasts or projections relating to the Acquired Companies or the Business provided by any Representatives of Seller or the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor law, and the regulations and rules issued pursuant to that Act or any successor law.

“Existing Inventory” has the meaning ascribed thereto in Section 6.03 of this Agreement.

“FAR” means the Federal Acquisition Regulations and related agency supplements including but not limited to the Defense Federal Acquisition Regulation Supplement.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, or any successor law, and the regulations and rules issued pursuant to that Act or any successor law.

“Finally Determined” means (i) with respect to any claim for indemnification, payment or reimbursement by the Buyer Indemnitees, or any of them, pursuant to this Agreement, the amount of such claim the entitlement to which by such Person (w) has been consented to in writing by Seller (whether pursuant to a settlement agreement or otherwise), (x) has been determined pursuant to a final, non-appealable judgment or other similar determination of a court of competent jurisdiction, or (y) has been finally determined in accordance with the procedures set forth in Section 2.07; (ii) with respect to any claim for indemnification, payment or reimbursement by the Seller Indemnitees, or any of them, pursuant to this Agreement, the amount of such claim the entitlement to which by such Person (w) has been consented to in writing by Buyer (whether pursuant to a settlement agreement or otherwise), (x) has been determined pursuant to a final, non-appealable judgment or other similar determination of a court of competent jurisdiction, or (y) has been finally determined in accordance with the procedures set forth in Section 2.07(d); and (iii) with respect to Seller Fraud means a final, non-appealable judgment or other similar determination of a court of competent jurisdiction or any other Governmental Authority.

“Financial Statements” has the meaning ascribed thereto in Section 3.05(a) of this Agreement.

“FINSA” means the Foreign Investment and National Security Act of 2007 as amended, or any successor law, and the regulations and rules issued pursuant to that Act or any successor law.

“First Escrow Release Amount” has the meaning ascribed thereto in Section 2.08(c) of this Agreement.

“First Scheduled Escrow Release Date” has the meaning ascribed thereto in Section 2.08(c) of this Agreement.

“FSA Plan” has the meaning ascribed thereto in Section 7.05(b) of this Agreement.

“GAAP” means accounting principles generally accepted in the United States.

“GIP” has the meaning ascribed thereto in Section 3.18(o).

“Government Bid” means any quotation, bid, proposal or offer, solicited or unsolicited made by an Acquired Company prior to the Closing Date which, if accepted or awarded, would result in a Government Contract.  The term “Government Bid” shall exclude task execution plans, delivery order proposals and EBUY submissions and any response requested under previously awarded indefinite quantity contracts or blanket purchase agreements.

“Government Contract” means any Contract for the delivery of goods or services between an Acquired Company, on the one hand, and any Governmental Authority, on the other hand.  The term “Government Contract” also includes any subcontract (at any tier) of any Acquired Company (i) with another entity under a prime contract held by such Acquired Company valued at $250,000 or more and/or (ii) with another entity that holds either a prime contract with a Governmental Authority or a subcontract (at any tier) under such a prime contract, in each case, including any task orders or delivery orders issued under, or any modifications to, any such prime contract or subcontract, whether currently active or subject to an open audit period.

“Government Contract Consents” means those Consents that are necessary under the Government Contracts (whether from a Governmental Authority, prime contractor, subcontractor, vendor or other third party) to assure that the execution of this Agreement by the Parties and the consummation of the Contemplated Transactions (including the change of control of the Company) will not, directly or indirectly, result in a violation or breach of, or constitute a default under, or give rise to any right of termination, amendment, cancellation or acceleration of any right or obligation of any Acquired Company or to a loss of any benefit to which any Acquired Company is entitled, under any of the terms, conditions or provisions of any Government Contract.  The Government Contract Consents are set forth on Schedule 3.03(ii)(b).

“Government Contracting Officer” shall have the meaning set forth in FAR §2.101 and shall, by extension, also mean the person or organization of a prime contractor performing similar activities where an Acquired Company is performing services as a subcontractor.

“Governmental Approvals” means, collectively, the Consents (other than the Government Contract Consents) which are required from any Governmental Authority and the filings contemplated under Section 7.11(a) with respect to the Proxy Statement.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local government, governmental authority or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any agency, department, board, branch, commission or instrumentality of any of the foregoing or any court, arbitrator or similar tribunal or forum.

“Hazardous Substance” means any substance, material or waste that is: (i) listed, classified or regulated in any concentration pursuant to any applicable Environmental Law; (ii) any petroleum hydrocarbon, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon, mold or microbial matter; or (iii) any other substance, material or waste which may be the subject of regulatory action by any Governmental Authority pursuant to any applicable Environmental Law.

“HMO” has the meaning ascribed thereto in Section 3.18(j) of this Agreement.

 “Houlihan Lokey” means the investment banking firm of Houlihan Lokey Howard & Zukin Capital, Inc.

“Indebtedness” means, with respect to any Person, whether or not contingent but without duplication (i) all obligations of such Person in respect of borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (iii) all obligations in respect of letters of credit, to the extent drawn, and bankers’ acceptances issued for the account of such Person; (iv) all obligations of such Person in respect of any deferred purchase price for property or services, except for trade accounts payable arising in the Ordinary Course of Business; (v) all obligations of such Person under any hedging or swap obligation or other similar arrangement; (vi) all obligations of such Person as lessee which are required to be capitalized in accordance with GAAP; (vii) all guaranties by such Person of any of the foregoing obligations of any other Person; (viii) all obligations secured by a Lien on the assets or properties of such Person, whether or not such obligations are assumed by, or are otherwise an obligation of, such Person; (ix) all other debt like Liabilities and (x) all obligations of such Person for principal and interest, fees, expenses, prepayment premiums and charges related to any of the items set forth in clauses (i) through (viii).  For the avoidance of doubt, office equipment Leases, and current Liabilities incurred, and product warranties made, in the Ordinary Course of Business shall not be included as “Indebtedness”.

“Indemnification Escrow Amount” means Fourteen Million Seven Hundred Fifty Thousand Dollars ($14,750,000).

“Indemnified Party” has the meaning ascribed thereto in Section 9.06(a) of this Agreement.

“Indemnifying Party” has the meaning ascribed thereto in Section 9.06(a) of this Agreement.

“Independent Accounting Firm” has the meaning ascribed thereto in Section 2.07(d) of this Agreement.

“Initial Cap” has the meaning ascribed thereto in Section 9.02(d) of this Agreement.

“Initial Cash Amount” means the Pre-Adjustment Purchase Price minus the Escrow Amount.

“Intellectual Property Rights” means all of the following and all worldwide rights therein, arising therefrom, or associated therewith: (i) trademarks, trade names, trade dress, service marks, logos, business names, and all registrations and renewals thereof and applications for registration therefor (including all goodwill associated therewith); (ii) all published and unpublished works of authorship, copyrights (registered or unregistered), copyright registrations, mask works and mask work registrations, computer programs and software, including all source code, object code, executable code (including all machine readable code, printed listings of code, documentation and related property and information, whether embodied in software, firmware or otherwise) and all media on which any of the foregoing is recorded, and any applications registrations therefor or renewals thereof and all other rights corresponding thereto throughout the world; (iii) Business Know-How and customer and supplier lists; (iv) patents, design patents, utility patents, patent applications, and all reissues, divisions, renewals, reexaminations, extensions, provisionals, continuations, continuing prosecution applications and continuations-in-part thereof, and inventions and improvements (whether or not patented or patentable and whether or not reduced to practice); (v) development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names registrations and all applications and renewals thereof; and (vi) databases and data collections.

“Intercompany Balances” means all intercompany account balances between the Acquired Companies, on the one hand, and Seller and/or any of its Affiliates (other than the Acquired Companies), on the other hand, all of which shall, to the extent not previously repaid or cancelled, be cancelled as of the Closing Date pursuant to Section 7.03, in a manner which shall not result in any Tax Liabilities for the Acquired Companies.  Intercompany Balances shall include, without limitation, notes payable, accounts payable and accrued payables owed by or to any of the Acquired Companies, on the one hand, or by or to, Seller and/or any of its Affiliates (other than the Acquired Companies), on the other hand.

“Intercompany Balances Termination Letter” means the Intercompany Balances Termination Letter to be delivered at the Closing by Seller to the Acquired Companies and the Buyer Parties, substantially in the form attached hereto as Exhibit B.

“IP Contract” has the meaning ascribed thereto in Section 3.14(o).

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment (together with all associated documentation) owned by any Acquired Company, licensed or leased by any Acquired Company, or which any Acquired Company otherwise has the right to use, in each case pursuant to a Contract (excluding any public networks).

“Knowledge of Seller” or any similar phrase shall mean the knowledge of each of the following individuals: Gary J. Cotshott, Margaret M. Loebl, David A. Kriegman, Robert Burleson, J. David Ault, Michael Sosin, Marcus Williams, William Donahue, Bill James, Gary Mears, David McKeever, Paul Rishty, Paul Barboza, Mary Kay Rau and Linda Heinrichs, after reasonable investigation and reasonable inquiry by such Person.

“Lease” means any real property lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement.

“Leased Premises” has the meaning ascribed thereto in Section 3.08(a) of this Agreement.

“Liability” or “Liabilities” means, with respect to any Person, any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of that Person or is set forth in the Disclosure Schedules.

“Lien” means any mortgage, lien, pledge, charge, security interest, equity, assessment, deed of trust, claim, lease, sub-lease, option, right of first refusal, easement, right of way, servitude, covenant, condition, hypothecation, restriction (whether voting, transfer or otherwise), title defect or objection, encumbrance or other third-party right of any kind in respect of property or assets.

“Losses” has the meaning ascribed thereto in Section 9.02(a) of this Agreement.

“Material Adverse Effect” means: (A) with respect to the Business, any change, effect, development, circumstance, condition, event, occurrence, state of facts or worsening thereof (each, an “Effect” and, collectively, “Effects”) that individually or when taken together with all other Effects has, or could reasonably be expected to have or give rise to, a material adverse effect on the Business or the financial condition, earnings, results of operations, backlog, assets or liabilities of the Business or the Acquired Companies, taken as a whole; provided, however, that no Effects resulting from, relating to or arising out of the following shall be deemed to be, constitute or give rise to a Material Adverse Effect, and no Effects resulting from, relating to or arising out of the following shall be taken into account when determining whether a Material Adverse Effect has occurred or is reasonably likely to exist: (i) conditions (or changes therein) in any industry or industries in which the Acquired Companies operate to the extent that such Effects do not have a disproportionate effect on the Acquired Companies, taken as a whole, relative to their competitors in such industry or industries, (ii) changes in general economic, financial or political conditions in the United States, to the extent such Effects do not have a disproportionate effect on the Acquired Companies, taken as a whole, relative to their competitors in such industry or industries, (iii) any change in GAAP or the FAR or any change in the interpretation of GAAP or the FAR to the extent that such Effects do no have a disproportionate Effect on the Acquired Companies taken as a whole relative to other companies of comparable size to the Company operating in the same industry or industries as the Company; (iv) Effects arising out of acts of terrorism or war or the escalation or worsening thereof, weather conditions or other force majeure events, (v) the announcement or the execution of this Agreement and the Contemplated Transactions, (vi) compliance with the terms of this Agreement or the Ancillary Agreements, and (vii) Effects arising out of or related to any actions taken, or failure to take action, to which Buyer has consented to or requested in writing; and (B) with respect to Buyer or Seller, any change, event, circumstance, effect or occurrence, individually or in the aggregate, which is or would reasonably be expected to be materially adverse to the ability of such Party to consummate the Contemplated Transactions.

“Material Contract” has the meaning ascribed thereto in Section 3.14 of this Agreement.

 “Multiemployer Plan” means a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means any Employee Benefit Plan sponsored by more than one employer, within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code.

“Net Tangible Book Value” or “NTBV” has the meaning ascribed thereto in Section 2.07(a)(ii) of this Agreement.

“Non-Compete Agreement” means the Non-Compete Agreement in the form attached hereto as Exhibit C to be entered into by Seller concurrently with the Closing for the benefit of the Acquired Companies and Buyer.

“Notice of Disagreement” has the meaning ascribed thereto in Section 2.07(c) of this Agreement.

“NTBV Excess” has the meaning ascribed thereto in Section 2.07(a)(iii) of this Agreement.

“NTBV Shortfall” has the meaning ascribed thereto in Section 2.07(a)(iv) of this Agreement.

“Order” means any award, decision, injunction, judgment, order, writ, decree, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator, except for decisions related to matters of routine contract administration by a contracting agency.

“Ordinary Course of Business” means with respect to any Person, the ordinary course of business of such Person, consistent in all material respects with such Person’s past practice and custom.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Outside Date” means one hundred twenty (120) calendar days following the date of execution of this Agreement.

“Outside Legal Counsel of National Repute” has the meaning ascribed thereto in Section 5.07(g)(iv) of this Agreement.

“Party” has the meaning ascribed thereto in the first paragraph of this Agreement.

“Parties” has the meaning ascribed thereto in the first paragraph of this Agreement.

“Permits” means all licenses, franchises, permits, exemptions, consents, authorizations, approvals, waivers, certificates and other authorizations issued, granted, given or otherwise made available by or under the authority of any Governmental Authority (or any other Person) which are necessary for the conduct of the Business as presently conducted and as currently proposed to be conducted by Seller and the Acquired Companies or affecting or relating in any way to the Business.

“Permitted Liens” means (i) Liens for Taxes and other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which there are adequate accruals or reserves in accordance with GAAP on the Financial Statements), (ii) mechanic’s, workmen’s, repairmen’s, materialman’s, warehousemen’s, carrier’s and other similar statutory Liens arising or incurred in the Ordinary Course of Business not yet due and payable or which are being contested in good faith (and for which there are adequate accruals or reserves in accordance with GAAP on the Financial Statements), and (iii) statutory and contractual landlord liens under any Real Property Lease which is not in default (but in the case of clauses (i) and (ii), excluding any Liens arising under Section 412 or 430 of the Code or ERISA or otherwise with respect to any Employee Benefit Plan).

“Person” means any individual, corporation (including any non-profit corporation), professional corporation, general or limited partnership, professional limited liability partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

“Post-Closing Tax Period” has the meaning ascribed thereto in Section 7.08(g)(iii) of this Agreement.

“Post-Closing Taxes” has the meaning ascribed thereto in Section 7.08(g)(v) of this Agreement.

“Pre-Adjustment Purchase Price” has the meaning ascribed thereto in Section 2.02 of this Agreement.

“Pre-Closing Tax Period” has the meaning ascribed thereto in Section 7.08(g)(i) of this Agreement.

“Pre-Closing Tax Return” has the meaning ascribed thereto in Section 7.08(g)(ii) of this Agreement.

“Pre-Closing Taxes” has the meaning ascribed thereto in Section 7.08(g)(iv) of this Agreement.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Proxy Statement” means the proxy statement filed by Seller with the SEC relating to the Seller Stockholder Meeting and which will be disseminated to the stockholders of Seller in connection with the Seller Board’s solicitation of the Seller Stockholder Approval.

“Purchase Price” has the meaning ascribed thereto in Section 2.02 of this Agreement.

“Purchase Price Adjustment” has the meaning ascribed thereto in Section 2.07(g) of this Agreement.

“Real Property Leases” has the meaning ascribed thereto in Section 3.08(a) of this Agreement.

“Recoverable Claims” has the meaning ascribed thereto in Section 9.02(c) of this Agreement.

“Reduced Taxes” has the meaning ascribed thereto in Section 7.08(m) of this Agreement.

“Referral Program” has the meaning ascribed thereto in Section 7.05(b) of this Agreement.

“Remaining Accounts Receivable” has the meaning ascribed thereto in Section 7.13(c) of this Agreement.

“Representatives” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Retained Business” has the meaning ascribed thereto in Section 7.12(b)(iii) of this Agreement.

“Retained Business Know-How” has the meaning ascribed thereto in Section 7.12(a)(ii) of this Agreement.

“Retention Payment Amount” means $2,000,000.

“SEC” means the United States Securities and Exchange Commission or any successor agency.

“Second Scheduled Escrow Release Date” has the meaning ascribed thereto in Section 2.08(d) of this Agreement.

 “Securities Act” means the Securities Act of 1933, as amended, or any successor law, and the regulations and rules issued pursuant to that Act or any successor law.

“Selected NTBV” has the meaning ascribed thereto in Section 2.07(d) of this Agreement.

“Seller” has the meaning ascribed thereto in the first paragraph of this Agreement.

“Seller Board” means the Board of Directors of Seller.

“Seller Board Recommendation” has the meaning ascribed thereto in Section 7.11(a) of this Agreement.

“Seller Change of Control” means any transaction or series of related transactions (collectively, an “Ownership Change Event”) (i) that results in any Person (or group of Persons acting in concert) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), together with all Affiliates (as such term is defined in Rule 12b-2 of the Exchange Act) of such Person or Persons, of more than fifty percent (50%) of the then issued and outstanding equity or ownership interest of Seller, (ii) that results in the sale, lease or other disposition of all or substantially all of Seller’s assets to a Person (or group of Persons acting in concert), (iii) that results in the consolidation or merger of Seller with or into another Person or any other reorganization wherein the stockholders of Seller immediately before the Ownership Change Event do not retain, immediately after the Ownership Change Event, in substantially the same proportions as their ownership of shares of Seller’s voting stock immediately before the Ownership Change Event, direct or indirect beneficial ownership of at least fifty percent (50%) of the total combined voting power of the issued and outstanding voting stock or other voting equity or ownership interest of Seller or any successor by consolidation, merger or reorganization, or (iv) that would constitute a “change of control” or words of similar meaning under any equity incentive or similar plan of Seller.

“Seller Common Stock” means the common stock, $0.01 par value per share, of Seller.

“Seller Credit Agreement” has the meaning ascribed thereto in Section 5.05 of this Agreement.

“Seller Financial Advisor” has the meaning ascribed thereto in Section 5.07(b) of this Agreement.

“Seller Fraud” means fraud or intentional misrepresentation that Seller is Finally Determined to have committed.

“Seller Guaranty” has the meaning ascribed thereto in Section 3.26 of this Agreement.

“Seller Indemnitees” has the meaning ascribed thereto in Section 9.03 of this Agreement.

“Seller Parties” has the meaning ascribed thereto in Section 10.04(e) of this Agreement.

“Seller Stockholder Approval” means the approval and adoption of this Agreement and the Contemplated Transactions by a majority of the outstanding shares of Seller’s Common Stock entitled to vote thereon at the Seller Stockholder Meeting.

“Seller Stockholder Meeting” has the meaning ascribed thereto in Section 7.11(b) of this Agreement.

“Seller Termination Fee” has the meaning ascribed thereto in Section 10.04(b) of this Agreement.

“Seller Triggering Event” shall mean:  (i) the failure of the Seller Board to recommend that Seller’s stockholders vote to approve and adopt this Agreement and the Contemplated Transactions, or the withdrawal or modification of the Seller Board Recommendation in a manner adverse to Buyer, or any other action taken by the Seller Board or any member thereof that is or becomes disclosed publicly or to a third party and which can reasonably be interpreted to indicate that the Seller Board or such member does not support the Contemplated Transactions or that the Contemplated Transactions are not in the best interests of Seller’s stockholders; (ii) Seller shall have failed to include in the Proxy Statement the Seller Board Recommendation or Seller shall have failed to provide notice with respect to and hold the Seller Stockholder Meeting in accordance with the penultimate sentence of Section 7.11(b); (iii) the Seller Board fails to reaffirm, unanimously and without qualification, the Seller Board Recommendation, or fails to publicly state, unanimously and without qualification, that the Contemplated Transactions are in the best interests of Seller’s stockholders, within five (5) Business Days after Buyer requests in writing that such action be taken; (iv) the Seller Board shall have approved, endorsed or recommended any Competing Transaction Proposal; (v) Seller, any of the Acquired Companies or any of Seller’s or Acquired Companies’ respective Representatives shall have failed to comply with Section 5.07; (vi) a tender or exchange offer relating to securities of Seller shall have been commenced, which tender or exchange offer shall contemplate that the Acquired Companies or the Business shall remain with Seller or be sold to another Person other than Buyer pursuant to this Agreement pursuant to, or as part of, such tender or exchange offer, and Seller shall not have sent to its securityholders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Seller Board recommends rejection of such tender or exchange offer; (vii) Seller shall have entered into a letter of intent, memorandum of understanding, term sheet, agreement in principle, merger agreement, asset or stock purchase agreement, option agreement, share exchange agreement, or other similar agreement related to any Competing Transaction Proposal or the Seller Board shall have resolved or Seller shall have agreed to take any such action, or (viii) a Competing Transaction Proposal is publicly announced, and Seller fails to issue a press release announcing its opposition to such Competing Transaction Proposal within five (5) Business Days after such Competing Transaction Proposal is announced.

“Seller’s Consolidated Tax Returns” has the meaning ascribed thereto in Section 7.08(b) of this Agreement.

“Seller’s Trademarks” has the meaning ascribed thereto in Section 6.03 of this Agreement.

“Shared Agreements” has the meaning ascribed thereto in Section 6.05(c) of this Agreement.

“Shared Services” has the meaning ascribed thereto in Section 3.23 of this Agreement.

“Shares” has the meaning ascribed thereto in the Recitals of this Agreement.

“Software” means any and all computer software (including assemblers, applets, compilers, source code, object code, binary libraries, development tools, design tools, user interfaces and data, in any form or format, however fixed and all associated documentation).

“Stockholder Voting Agreements” has the meaning ascribed thereto in the Recitals of this Agreement.

“Straddle Period” has the meaning ascribed thereto in Section 7.08(g)(vi) of this Agreement.

“Straddle Period Tax Return” has the meaning ascribed thereto in Section 7.08(g)(vii) of this Agreement.

“Subsidiary” means, with respect to any Person, any entity of which (i) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) 50% or more of the equity interests are at the time directly or indirectly owned by such Person.

“Superior Proposal” has the meaning ascribed thereto in Section 5.07(g)(v) of this Agreement.

“Supporting Stockholders” means Costa Brava Partnership III L.P., Roark, Rearden & Hamot, LLC, Seth W. Hamot, Emancipation Capital, LLC and Charles Frumberg.

“Tail Insurance” has the meaning ascribed thereto in Section 7.14 of this Agreement.

“Target NTBV” has the meaning ascribed thereto in Section 2.07(a)(v) of this Agreement.

“Tax Return” has the meaning ascribed thereto in Section 3.20(b) of this Agreement.

“Tax Sharing Agreement” has the meaning ascribed thereto in Section 3.20(b) of this Agreement.

“Taxes” has the meaning ascribed thereto in Section 3.20(b) of this Agreement.

“Third Party” has the meaning ascribed thereto in Section 5.07(a) of this Agreement.

“Third-Party Proceeding” has the meaning ascribed thereto in Section 9.06 of this Agreement.

“Threshold” has the meaning ascribed thereto in Section 9.02(c) of this Agreement.

“Top Customer” has the meaning ascribed thereto in Section 3.29 of this Agreement.

“Top Supplier” has the meaning ascribed thereto in Section 3.29 of this Agreement.

“Trademarks” means trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith.

“Transferred Business Know-How” has the meaning ascribed thereto in Section 7.12(b)(ii) of this Agreement.

“Transferred Employees” has the meaning ascribed thereto in Section 7.05(d) of this Agreement.

“Transfer Taxes” has the meaning ascribed thereto in Section 7.08(a) of this Agreement.

“Transition Services Agreement” means the Transition Services Agreement in the form attached hereto as Exhibit D to be entered into by and between Seller and Buyer concurrently with the Closing.

“Transitional Period” has the meaning ascribed thereto in Section 6.03(a) of this Agreement.

“Tuition Plan” has the meaning ascribed thereto in Section 7.05(b) of this Agreement.

“Unsatisfied Escrow Claims” means as of the date of determination, all claims for indemnification, payment or reimbursement by the Buyer Indemnitees, or any of them, pursuant to Section 9.02 of this Agreement which either (i) were asserted in writing, in good faith, prior to, and are pending on, such date or (ii) have been Finally Determined in favor of the Buyer Indemnitees, or any of them, to the extent such claims (as so Finally Determined) have not been paid from the Escrow Account as of such date.

“Updated Disclosure Schedules” has the meaning ascribed thereto in Section 5.08 of this Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq., as amended, or any successor law, and the regulations and rules issued pursuant to that Act or any successor law.

ARTICLE II

PURCHASE AND SALE

Section 2.01.        Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2.03 hereof), Seller hereby agrees to sell, assign, transfer and deliver to Buyer, and Buyer hereby agrees to purchase from Seller, the Shares, free and clear of all Liens.

Section 2.02.        Purchase Price.  In connection with the purchase of the Shares, Buyer shall deliver or cause to be delivered to Seller aggregate consideration consisting of: (i) the Enterprise Value, minus (ii) the Retention Payment Amount (the aggregate amount calculated in accordance with clauses (i) and (ii) of this sentence is referred to herein as the “Pre-Adjustment Purchase Price”), plus (iii) the NTBV Excess, if any, minus (iv) the NTBV Shortfall, if any, (the “Purchase Price”).  The Purchase Price shall be paid as provided in Section 2.04 and Section 2.07 (as applicable).

Section 2.03.        Closing.  The closing (the “Closing”) of the purchase and sale of the Shares hereunder shall take place on the third (3rd) Business Day following the date on which the last to be satisfied or waived of the conditions set forth in Article VIII of this Agreement (excluding those conditions which by their nature are to be satisfied as part of the Closing) at 10:00 a.m., Washington, D.C. time, at the offices of Blank Rome LLP, Watergate 600 New Hampshire Avenue, Washington, DC  20037, or at such other place, time or date as the Parties hereto may agree (the date on which the Closing actually occurs, the “Closing Date”).  The Closing shall be deemed to be effective as of the close of business Eastern Time on the Closing Date.

Section 2.04.         Deliveries by Buyer.

(a)           At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

 (i)           payment of the Initial Cash Amount in immediately available funds by wire transfer to an account or accounts designated by Seller, by written notice to Buyer, which notice shall be delivered at least two (2) Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount);

 (ii)         copies, accompanied by a Certification, in form and substance reasonably satisfactory to Seller, by a proper officer of Buyer, of the resolutions of its Board of Directors authorizing Buyer’s execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is a party and the performance of the Contemplated Transactions by Buyer;

 (iii)        copies, accompanied by a Certification, in form and substance reasonably satisfactory to Seller, by a proper officer of Buyer Parent, of the resolutions of its Board of Directors authorizing Buyer Parent’s execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer Parent is a party and the performance of the Contemplated Transactions by Buyer Parent;

 (iv)        duly executed counterparts for each of the Ancillary Agreements to which Buyer is a party; and

 (v)         a Certification executed by a duly authorized officer of Buyer certifying to the matters set forth in Sections 8.03(a) and 8.03(b).

(b)           At the Closing, Buyer shall deliver the Escrow Amount to the Escrow Agent by wire transfer of immediately available funds pursuant to written instructions delivered to Buyer prior to the Closing for deposit into an escrow account (the “Escrow Account”) established in accordance with, and subject to the terms and conditions of, the Escrow Agreement.

Section 2.05.         Deliveries by Seller to Buyer.  At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(a)           a receipt for the Initial Cash Amount;

(b)           a Certification by a proper officer of Seller, in form and substance reasonably satisfactory to Buyer, (i) certifying that Seller has taken all action necessary in accordance with the DGCL, Seller’s Organizational Documents and Applicable Law to duly call, give notice of, convene and hold the Seller Stockholder Meeting and that the Seller Stockholder Approval was obtained at the Seller Stockholder Meeting, and (ii) certifying and attaching copies of the resolutions of the Seller Board authorizing Seller’s execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller is a party and the performance of the Contemplated Transactions by Seller;

(c)           certificates representing the Shares duly endorsed in blank or accompanied by stock powers or such other sufficient instruments of transfer as the Buyer reasonably deems necessary or appropriate to vest in Buyer all right, title and interest in and to the Shares, free and clear of all Liens, other than restrictions on transfer imposed under Applicable Laws relating to the transfer of securities;

(d)           counterparts of the Ancillary Agreements duly executed by Seller and any of the Acquired Companies that are a party thereto;

(e)           a Certification executed by a duly authorized officer of Seller certifying to the matters set forth in Sections 8.01(d), 8.02(a) and 8.02(b);

(f)           certificates of good standing with respect to each Acquired Company, and a copy of the Certificate of Incorporation and all amendments thereto (or equivalent document) of each Acquired Company, in each case certified by the Secretary of State of the jurisdiction of incorporation of each such entity, each dated as of a date within five (5) days prior to the Closing Date;

(g)           resignations and releases of each director and officer of each Acquired Company that is an employee or officer of Seller, effective as of the Closing Date, other than those Persons whom Buyer specifies to Seller at least seven (7) days prior the Closing Date;

(h)           Constructive possession of the records of the Acquired Companies, including, without limitation, minute books, stock ledgers, all keys or articles required for access thereto and the combination for all safes, vaults and all other places of safe keeping or storage of the Acquired Companies;

(i)           a Certification executed by a duly authorized officer of Seller, in form and substance reasonably satisfactory to Buyer, to the effect that Seller is not a “foreign person” as defined in Section 1445 of the Code, or the purchase is otherwise exempt from withholding under Section 1445 of the Code; and

(j)           an assignment assigning the Office Building Lease dated May 18, 2006 between Elizabethan Court Associates Limited Partnership and Seller to the Company prior to the Closing duly executed by the landlord of such lease.

Section 2.06.         Intentionally Left Blank.

Section 2.07.         Purchase Price Adjustment.

(a)           As used herein, the following terms shall have the definitions set forth below:

 (i)           The term “Closing NTBV” shall mean the Net Tangible Book Value as of the close of business Eastern Time on the Closing Date.

 (ii)          The term “Net Tangible Book Value” or “NTBV” shall mean the net book value of all assets of the Business (excluding goodwill, intangibles and Intercompany Balances) minus the liabilities of the Business (excluding Intercompany Balances).  The calculation of Net Tangible Book Value shall not include (A) any deferred Tax assets or deferred Tax liabilities established to reflect timing differences between book and tax income or (B) any amounts required to be shown as a liability pursuant to Financial Accounting Standards Board Interpretation No. 48.  For purposes of calculating the accrued liabilities or any claim for refund or credit of Taxes, the Closing Date shall be treated as the last day of the Acquired Companies’ taxable year.  In determining assets and liabilities hereunder, (x) all normal or recurring monthly accounting entries shall be taken into account and all known errors and omissions shall be corrected, (y) all known proper adjustments shall be made, and (z) appropriate reserves for all liabilities for which reserves are appropriate in accordance with GAAP shall be included in the calculation.

(iii)          The term “NTBV Excess” shall mean the amount, if any, by which the Closing NTBV, as Finally Determined pursuant to Section 2.07(c) below, is more than the Target NTBV.

(iv)          The term “NTBV Shortfall” shall mean the amount, if any, by which the Closing NTBV, as Finally Determined pursuant to Section 2.07(c) below, is less than the Target NTBV.

(v)           The term “Target NTBV” shall mean Twelve Million One Hundred Eighty-Nine Thousand Seven Hundred Fifty-Nine Dollars ($12,189,759).

(b)           Within ninety (90) calendar days after the Closing Date or such other time as is mutually agreed by the Parties, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller an unaudited balance sheet of the Business as of the close of business Eastern Time on the Closing Date without giving effect to the Contemplated Transactions (the “Closing Balance Sheet”), including a preliminary unaudited statement of the Closing NTBV (the “Closing NTBV Statement”). The Closing Balance Sheet shall be prepared as if the close of business Eastern Time on the Closing Date was the Company’s formal year end and shall be prepared in accordance with GAAP and in a manner consistent with the preparation of the Financial Statements (as hereinafter defined).  The Closing NTBV shall be derived from the Closing Balance Sheet.  Buyer will, within ten (10) Business Days of a reasonable request by Seller, make available to Seller all books and records reasonably requested of Buyer related to the Closing Balance Sheet in order for Seller to be able to evaluate Buyer’s calculations and methodology in creating the Closing Balance Sheet, subject to customary confidentiality and indemnity agreements.

(c)           The Closing Balance Sheet and calculation of the Closing NTBV shall become final and binding upon the Parties on the earlier of (i) the date Seller notifies Buyer of its acceptance of the Closing Balance Sheet and calculation of the Closing NTBV or (ii) the thirtieth (30th) calendar day following Seller’s receipt of the Closing Balance Sheet, unless Seller notifies Buyer in writing prior to such date of its disagreement with any aspect of the Closing Balance Sheet or the calculation of the Closing NTBV (a “Notice of Disagreement”). The Notice of Disagreement shall specify in reasonable detail the nature of any such disagreement, including Seller’s own calculation of Closing NTBV. If a Notice of Disagreement is received by Buyer within thirty (30) calendar days after Seller’s receipt of the Closing NTBV Statement, then (x) the Closing NTBV amount shall become final and binding only upon the earlier of (A) the date that Buyer and Seller resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, or (B) the date any disputed matters are Finally Determined, and (y) the final and binding Closing NTBV amount shall be deemed to be the amount agreed to by Buyer and Seller, or the resolution as determined by accounting arbitration, as the case may be.

(d)           If a Notice of Disagreement shall be duly and timely delivered pursuant to Section 2.07(c), Buyer and Seller shall, during the thirty (30) days following such delivery, negotiate in good faith in respect of the disputed items.  If Seller and Buyer are unable to resolve any such dispute during such period, then all such matters specified in the Notice of Disagreement with respect to which an agreement has not been reached (the “Disputed Matters”) shall be referred for definitive resolution to Grant Thornton LLP or any other accounting firm of national standing agreed upon by Seller and Buyer that is not the principal independent auditor for either Seller or Buyer and is otherwise neutral and impartial; provided, that if Seller and Buyer are unable to select such other accounting firm within thirty (30) days after delivery of a Notice of Disagreement to Buyer, either party may request the American Arbitration Association to appoint, within twenty (20) Business Days from the date of such request, an independent accounting firm meeting the requirements set forth above or a neutral and impartial certified public accountant with significant relevant experience (in either case, the “Independent Accounting Firm”). Following such selection, the Independent Accounting Firm will be provided each of Buyer’s and Seller’s computation of the Closing NTBV and shall promptly notify the parties of its selection of one of the two original determinations of the Closing NTBV (the “Selected NTBV”), which Selected NTBV shall be chosen by the Independent Accounting Firm based on its determination that the Selected NTBV more closely reflects the Closing NTBV (determined in accordance with this Agreement and the definition of “Closing NTBV” as contained herein) than the other original determination.  The Independent Accounting Firm shall act promptly, and the Selected NTBV shall be deemed to be the Closing NTBV and shall be final and binding upon the parties hereto.  The fees and expenses of the Independent Accounting Firm shall be borne equally by Seller, on the one hand, and Buyer, on the other hand.

(e)           Each Party shall make available to the other Party its (and shall use its Best Efforts to cause its accountants’) work papers, schedules and other supporting data as may reasonably be requested by such Party to enable such Party to verify the calculations of Closing NTBV as set forth in the Closing Balance Sheet, subject to customary confidentiality and indemnity agreements.

(f)           Within ten (10) Business Days after the Closing NTBV amount becomes final and binding:

 (i)           If a NTBV Shortfall exists, then Seller and Buyer shall cause the Escrow Agent to pay Buyer by wire transfer of immediately available funds to an account or accounts designated by Buyer the amount of the NTBV Shortfall up to the Adjustment Escrow Amount in accordance with the Escrow Agreement.  Seller shall be liable for any amount by which the NTBV Shortfall exceeds the Adjustment Escrow Amount, and Seller shall pay such amount, if any, to Buyer by wire transfer of immediately available funds to an account or accounts designated by Buyer.  If any portion of Adjustment Escrow Amount remains after deducting any amount to be paid to Buyer from the Adjustment Escrow Amount pursuant to this Section 2.07(f)(i), Seller and Buyer shall cause the Escrow Agent to pay such amount to Seller by wire transfer of immediately available funds to an account or accounts designated by Seller in accordance with the Escrow Agreement; or

 (ii)          if a NTBV Excess exists, Buyer shall pay the NTBV Excess to Seller by wire transfer of immediately available funds to one or more accounts designated by Seller and Seller and Buyer shall cause the Escrow Agent to pay Seller by wire transfer of immediately available funds to an account designated by Seller the Adjustment Escrow Amount.

(g)           Any payments pursuant to Section 2.07(f) shall be treated for all purposes as an adjustment to the Purchase Price (the “Purchase Price Adjustment”).  Buyer’s and Seller’s rights to indemnification pursuant to Article IX hereof (and any limitations on such rights) shall not be deemed to limit, supersede or otherwise affect Buyer’s or Seller’s rights to a full Purchase Price adjustment pursuant to this Section 2.07; provided, however, that to the extent either Party receives a Purchase Price adjustment pursuant to this Section 2.07, such Party shall not be entitled to indemnification with respect to the matter that resulted in such adjustment to the extent specified in the last sentence of Section 9.04.

Section 2.08.         Escrow Arrangements.

(a)           The Escrow Amount shall be held, invested and distributed in accordance with the terms of the Escrow Agreement and in accordance with this Article II and Article IX hereof.

(b)           As more fully set forth in the Escrow Agreement, distributions from the Escrow Account of dividends, interest, distributions and other income on balances in the Escrow Account and that have been deposited therein shall be made net of any losses on investments on balances in the Escrow Account, pursuant to the applicable provisions of the Escrow Agreement.

(c)           On the first Business Day following the twenty-four (24) month anniversary of the Closing Date (such Business Day, the “First Scheduled Escrow Release Date”), Seller and Buyer shall cause the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to release, or disburse, from the Escrow Account to Seller an amount (if such amount is greater than zero) equal to the difference of (x) Four Million Nine Hundred Sixteen Thousand Six Hundred Sixty-Seven Dollars $4,916,667 (the “First Escrow Release Amount”), minus (y) the sum of (A) the aggregate amount of all amounts previously paid to Buyer Indemnitees from the Indemnification Escrow Amount, plus (B) the aggregate amount of all Unsatisfied Escrow Claims.

(d)           On the first Business Day following the thirty-six (36) month anniversary of the Closing Date (such Business Day, the “Second Scheduled Escrow Release Date”), Seller and Buyer shall cause the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to release, or disburse, from the Escrow Account to Seller an amount (if such amount is greater than zero) equal to the difference of (x) the amount remaining in the Escrow Account on such date, minus (y)  the aggregate amount of all Unsatisfied Escrow Claims.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules (subject to the immediately following sentence) prepared by Seller and delivered to Buyer simultaneously with the execution of this Agreement, Seller represents and warrants to Buyer that all of the statements contained in this Article III are true and correct as of the date hereof, or if made as of a specified date, as of such date.  The Parties acknowledge and agree that each disclosure in the Disclosure Schedules are exceptions and qualifications only to the representations and warranties contained in the Section or Subsection of this Article III to which such Schedule is numbered or lettered to correspond.

Section 3.01.         Organization and Good Standing.

(a)           Schedule 3.01(a) sets forth a true and complete list of the Company’s Subsidiaries.  Such list sets forth, for each such Subsidiary, (i) the jurisdiction of incorporation of such Subsidiary, (ii) the amount of its authorized Capital Stock, (iii) the amount of its outstanding Capital Stock, and (iv) the record and beneficial owners of its outstanding Capital Stock, including the number of shares owned by each record and beneficial owner.  All outstanding shares of Capital Stock of each such Subsidiary, (i) are duly authorized, validly issued, fully paid and non assessable and (ii) are owned as set forth on Schedule 3.01(a) free and clear of all Liens, except for those Liens identified on Schedule 3.01(a).  There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or exercisable or convertible securities or other commitments, transactions, arrangements, understandings or agreements of any character relating to the issued or unissued Capital Stock of any such Subsidiary, or otherwise obligating Seller, the Company or any such Subsidiary to issue, transfer, sell, purchase, repurchase, redeem or otherwise acquire any such Capital Stock.  Each Acquired Company is a corporation duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business.  Except as set forth on Schedule 3.01(a), each of the Acquired Companies is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing could not in the aggregate be reasonably likely to have a Material Adverse Effect on the Business.

(b)           Seller has heretofore made available to Buyer true and complete copies of the Organizational Documents of each Acquired Company as currently in full force and effect.

Section 3.02.         Authorization; Validity of Agreement. Seller has the full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the Contemplated Transactions. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which Seller is a party, and the consummation of the Contemplated Transactions, have been duly and validly authorized by the Seller Board. Except for the Seller Stockholder Approval, no other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery or performance by Seller of this Agreement or any Ancillary Agreement or to consummate the Contemplated Transactions. This Agreement has been (and the Ancillary Agreements will be) duly executed and delivered by Seller and, assuming due and valid authorization, execution and delivery thereof by Buyer, this Agreement constitutes (and the Ancillary Agreements, when executed and delivered will constitute) the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought at law or in equity). The Seller Board, at a meeting duly called and held, has (i) determined that this Agreement and the Contemplated Transactions are fair to and in the best interests of Seller’s stockholders and (ii) approved and adopted this Agreement and the Contemplated Transactions and unanimously resolved to recommend that Seller’s stockholders approve and adopt this Agreement and the Contemplated Transactions at the Seller Stockholder Meeting.

Section 3.03.        Consents and Approvals; No Violations. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the Contemplated Transactions do not and will not, directly or indirectly (with or without notice or lapse of time or both), (i) violate, contravene or conflict with any provision of any Organizational Documents of Seller or any Acquired Company; (ii) assuming all Consents set forth on Schedule 3.03(ii)(a) and Government Contract Consents set forth on Schedule 3.03(ii)(b) are obtained, result in a violation or breach of, or constitute a default under, or give rise to any right of termination, amendment, cancellation or acceleration of any right or obligation of any Acquired Company or to a loss of any benefit to which any Acquired Company is entitled, under any of the terms, conditions or provisions of any Material Contract, Government Contract or Permit; (iii) contravene or conflict with or constitute a violation of any Applicable Law; (iv) except for the Governmental Approvals set forth on Schedule 3.03(iv)(a) and except as set forth on Schedule 3.03(iv)(b), require any action by, filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority; or (v) result in the creation or imposition of any Lien or Tax on any of the property or assets of any of the Acquired Companies or the Shares, except for Permitted Liens. To the Knowledge of Seller, there are no facts relating to the identity or circumstances of Seller or any of the Acquired Companies that would prevent or materially delay obtaining any Governmental Approvals, Consents or Government Contract Consents.

Section 3.04.        Capitalization.  The authorized Capital Stock of the Company consists of 200,000 shares of common stock, no par value per share, of which 92,472.95 shares are issued and outstanding and constitute all of the Shares.  The Company (A) has not agreed to issue any share of Capital Stock and (B) has not issued or agreed to issue (i) any option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of Capital Stock, (ii) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or any of the other Acquired Companies or other equity equivalent or equity-based award or right, or (iii) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.  Seller is, and will be on the Closing Date, the record and beneficial owner and holder of the Shares, free and clear of all Liens, other than restrictions on transfer imposed under Applicable Laws relating to the transfer of securities and except as set forth on Schedule 3.04. With the exception of the Shares (all of which are owned by Seller), all of the outstanding Capital Stock of each Acquired Company is owned of record and beneficially by one or more of the Acquired Companies and at Closing such Capital Stock and the Shares will be free and clear of all Liens (other than restrictions on transfer imposed under Applicable Laws relating to the transfer of securities) and no legend or other reference to any purported Lien (other than restrictions on transfer imposed under Applicable Laws relating to the transfer of securities) will appear upon any certificate representing the Capital Stock of any Acquired Company.  All of the outstanding shares of Capital Stock of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. None of the aforesaid shares have been offered, sold, delivered or issued in violation of any rights, agreements, arrangements or commitments or Applicable Law (including, without limitation, applicable federal and state securities laws), the Organizational Documents of the Acquired Companies or any Contract to which any of the Acquired Companies is a party or by which any of the Acquired Companies is bound.  Except for this Agreement, there are no Contracts to which any of the Acquired Companies is a party or by which any of the Acquired Companies is bound to issue, sell, transfer, repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued Capital Stock of the Acquired Companies.  Except as set forth on Schedule 3.04, no Acquired Company directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of, or exchangeable for, any such equity, partnership, membership or similar interest, or has any Contract to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any Liability of, any Person.

Section 3.05.         Financial Statements.

(a)           Attached hereto as Schedule 3.05(a) are true and complete copies of the following financial statements of the Acquired Companies: (1) unaudited consolidated balance sheets of the Acquired Companies as of December 31 in each of the years 2007, 2008 and 2009, and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flow for each of the fiscal years then ended, and (2) an unaudited interim consolidated balance sheet (the “Current Balance Sheet”) of the Acquired Companies as of March 31, 2010 (the “Balance Sheet Date”) and the related unaudited interim consolidated statements of income, changes in stockholders’ equity and cash flow for the three months then ended, including, in each case the notes thereto. The financial statements described in the preceding sentence are referred to herein collectively as the “Financial Statements.”

(b)           Except as set forth on Schedule 3.05(b), each of the Financial Statements and notes thereto: (i) has been prepared based on the books and records of the Acquired Companies in accordance with GAAP, and fairly present, in all material respects, the consolidated financial condition, results of operations, changes in stockholders’ equity, and cash flow of the Business and the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of notes (that if presented, would not differ materially from those included in the Current Balance Sheet), (ii) contains and reflects all adjustments, accruals (including, without limitation, accruals for incentive based compensation), provisions and allowances necessary for a fair presentation of the consolidated financial condition and the results of operations of the Business and the Acquired Companies for the periods covered by such Financial Statement in accordance with GAAP, (iii) to the extent applicable, contains and reflects adequate provisions for all reasonably anticipated Liabilities for all Taxes with respect to the periods covered by such Financial Statement and all prior periods in accordance with GAAP, (iv) with respect to contracts and commitments for the sale of goods or the provision of services by the Acquired Companies: (A) contains and reflects adequate reserves for all reasonably anticipated Losses and costs and expenses in excess of expected receipts in accordance with GAAP and (B) for contracts in progress, includes estimates of profits actually earned as of the date of each of the Financial Statements in accordance with GAAP, and (v) reflects the consistent application of GAAP in all material respects throughout the periods covered, except as disclosed in the notes to such financial statements, if any.

(c)           Except as set forth on Schedule 3.05(c), the Acquired Companies have, in all material respects, discharged their respective accounts payable and other current liabilities and obligations relating to the Business in the Ordinary Course of Business, but in any event in all cases before materially past due.

(d)           The Acquired Companies have made adequate provisions for Losses on Contracts in accordance with past practice, and the provisions in respect thereof have been determined in accordance with GAAP.

(e)           No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

(f)           Neither Seller nor any Acquired Company, nor, to the Knowledge of Seller, any of their respective directors, officers, employees, auditors or accountants has received or otherwise had or obtained knowledge of any complaint, allegation or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Acquired Company or any of its internal accounting controls, including any complaint, allegation, assertion or claim that any Acquired Company has engaged in questionable accounting or auditing practices.

(g)           The records, systems, controls, data and information of the Acquired Companies are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Acquired Companies (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not have a materially adverse effect on the system of internal accounting controls described in the following sentence.  The Acquired Companies have established and maintain a system of internal controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the timely preparation and reliability of financial statements in accordance with GAAP.  Seller has designed disclosure controls and procedures to ensure that material information relating to Seller (including the Acquired Companies) is made known to the management of Seller by others within the Acquired Companies.

(h)           Except as set forth on Schedule 3.05(h), there are no significant deficiencies, including material weaknesses, in the design or operation of Seller’s internal controls that adversely affect Seller’s abilities to record, process, summarize, and report financial data.  The officers of Seller have identified for Seller's auditors any material weaknesses in internal controls and any fraud, whether or not material, that involves management or other Employees who have a significant role in Seller’s internal controls.  Seller has made available to Buyer a summary of any such disclosures that have been made by management to Seller's auditors since January 1, 2006.

Section 3.06.        No Undisclosed Liabilities.  Except as set forth on Schedule 3.06 and except (i) as set forth in the Current Balance Sheet, (ii) for liabilities and obligations incurred by an Acquired Company in the Ordinary Course of Business since the date of the Current Balance Sheet, (iii) for liabilities incurred in connection with this Agreement and the Contemplated Transactions, and (iv) for liabilities and obligations incurred at the written request or with the written consent of Buyer, no Acquired Company has any Liabilities, of the kind required to be disclosed in financial statements prepared in accordance with GAAP.  Except as set forth on Schedule 3.06 or as set forth in the Current Balance Sheet, none of the Acquired Companies has any Liabilities (i) under any Contract pursuant to which Seller or any of the Acquired Companies acquired any capital stock of any of the Acquired Companies or the Assets, or (ii) to any of the counterparties to any such Contracts.

Section 3.07.         Absence of Certain Changes.  Except as set forth on Schedule 3.07, since the Balance Sheet Date, the Business has been conducted in the Ordinary Course of Business, and there has not been:

(a)           any Effect that has had, or that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business;

(b)           except for distributions of cash to Seller in the Ordinary Course of Business, any declaration, setting aside or payments of any dividend or other distribution, payable in cash, stock, property or otherwise, or any other payment on or with respect to any of the Capital Stock of any of the Acquired Companies, except for dividends by any direct or indirect wholly-owned Subsidiary of the Company to the Company;

(c)           any purchase or other acquisition of any assets or securities from any other Person, or any acquisition, sale, lease, license or transfer of any material asset, property, equity,  security or right of any of the Acquired Companies other than in the Ordinary Course of Business;

(d)           any new joint venture, partnership, variable interest entity, teaming agreement (exclusive of subcontractor or subconsultant Contracts entered into in the Ordinary Course of Business), strategic alliance, exclusive dealing, non-competition or similar Contract;

(e)           any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Acquired Companies, or other altering of any of the Acquired Companies’ corporate structure;

(f)            any creation, assumption or sufferance of the existence of (whether by action or omission) any Lien on any assets reflected on the Current Balance Sheet or on the Capital Stock of any of the Acquired Companies, other than Permitted Liens;

(g)           any issuances or sale by any of the Acquired Companies of any of their respective shares of Capital Stock, or securities exchangeable, convertible or exercisable therefor, or any arrangement or contract with respect to the issue and sale of Capital Stock of any of the Acquired Companies, or any other changes in the capital structure of any of the Acquired Companies;

(h)           any damage to or loss of any asset or property used in the Business with a value (based on the cost of repair or replacement) in excess of One Hundred Thousand Dollars ($100,000) individually or Two Hundred Fifty Thousand Dollard ($250,000) in the aggregate, whether or not covered by insurance, or any action or failure to take any action if such action or inaction would have materially adversely affected the applicability of any insurance in effect that covers all or any of the assets of any of the Acquired Companies;

(i)            any transaction or Contract entered into by any of the Acquired Companies relating to  their respective assets or the Business (including the acquisition or disposition of any assets) which involves a total commitment by or to any Acquired Company in excess of One Hundred Thousand Dollars ($100,000) individually or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate;

(j)            except for bad debt in the Ordinary Course of Business, any loss or relinquishment by any of the Acquired Companies of any Contract or other right, which involves a total commitment by or to any Acquired Company in excess of One Hundred Thousand Dollars ($100,000) individually or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate;

(k)           any commencement or written notice of or, to the Knowledge of Seller, any threat of the commencement of, any Proceeding involving any of the Acquired Companies;

(l)            any amendment or change to the Organizational Documents of any of the Acquired Companies that affects the Business or the Contemplated Transactions;

(m)          any change by any of the Acquired Companies in their accounting principles, methods or practices or in the manner they keep their books and records (including, without limitation, any change in their practices with regards to sales, receivables, payables or accrued expenses), except as required by GAAP, consistently applied for all relevant periods;

(n)           except as set forth on Schedule 3.07(n) and other than as contemplated by this Agreement, any change in the terms of any Employee Benefit Plan or any increase in (or commitment, oral or written, to increase) compensation or benefits payable under any Employee Benefit Plan (including, without limitation the acceleration of the right to receive benefits or payment thereunder), or any increase in the rate of compensation of Employees or directors;

(o)           other than as contemplated by this Agreement, any adoption of (or commitment, oral or written, to adopt) a new Employee Benefit Plan or any termination of (or commitment, oral or written, to terminate) any existing Employee Plan;

(p)           any entering into or agreement to enter into a collective bargaining agreement by any of the Acquired Companies or ERISA Affiliates.

(q)           any loan to, or guarantee or assumption of any loan or obligation on behalf of, any stockholder or Employee.

(r)           any change in employee relations which has or is reasonably likely to have a Material Adverse Effect on the Business or a material negative effect on the relationships between the Employees and the management of any Acquired Company;

(s)           any notification by any 2009 Top Customer (as defined below) indicating any intention to stop, or materially decrease the rate of, buying goods or services from any of the Acquired Companies or to change its current business relationship with any of the Acquired Companies;

(t)           any election or change in any election in respect of Taxes, any closing agreement, any settlement of any claim or assessment in respect of Taxes, or any consent to any extension or any waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;

(u)          any creation or provision of any guarantee, indemnity, counter-indemnity, letter of comfort or other similar agreement to secure an obligation of a third party;

(v)          any written or, to the Knowledge of Seller, verbal notification by any Governmental Authority of any alleged non-compliance with the terms and conditions of any Contract (including, without limitation, any Government Contract) or any Applicable Law; or

(w)          any notification by any Governmental Authority of any alleged Tax deficiency, claim or intention to initiate an audit or administrative review of any Tax Return; or

(x)           any agreement or, to the Knowledge of Seller, negotiation by or on behalf of any of the Acquired Companies to do any of the things described in this Section 3.07.

Section 3.08.         Real Property.

(a)           No Acquired Company owns any real property.  Schedule 3.08(a)(i) sets forth a true and complete list of all real property leased by any Acquired Company, and Schedule 3.08(a)(ii) sets forth a true and complete list of all real property leased by Seller which is used in connection with the Business (the real properties listed in Schedules 3.08(a)(i) and (ii) are referred to herein collectively, as the “Leased Premises”).  Seller has made available to Buyer true and complete copies of all Leases relating to the Leased Premises (the “Real Property Leases”), which Real Property Leases are in full force and effect and have not been amended or modified (except as disclosed in Schedules 3.08(a)(i)and (ii)).  Other than as set forth on Schedule 3.08(a)(iii), there are no contractual or legal restrictions that preclude or restrict the ability to use any of the Leased Premises by the Acquired Companies for the current or contemplated use of such Leased Premises and neither Seller nor any Acquired Company has entered into any sublease, license, option, right, concession or other agreement or arrangement granting to any Person (other than any Acquired Company) the right to use or occupy such Leased Premises or any portion thereof or interest therein.  To the Knowledge of Seller, there are no material latent defects or material adverse physical conditions affecting the Leased Premises and all Leased Premises are adequately maintained and are in good operating repair for the requirements of the Business as currently conducted.  The Acquired Companies have all material Permits required under Applicable Law for the current use and operation of each Leased Premises, each Acquired Company, as applicable, has fully complied with all conditions of such Permits and no default or violation, or event that with or without the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any such Permit.

(b)           An Acquired Company has a valid leasehold interest in all Leased Premises (except the Leased Premises set forth on Schedule 3.08(a)(ii)), in each case, free and clear of all Liens, except Permitted Liens or Liens set forth on Schedule 3.08(b) that will be removed at or prior to the Closing.  Seller has a valid leasehold interest in the Leased Premises set forth on Schedule 3.08(a)(ii), in each case, free and clear of all Liens except Permitted Liens or Liens set forth on Schedule 3.08(b) that will be removed at or prior to the Closing.  With respect to each Real Property Lease, (i) such Real Property Lease is a valid and binding obligation of the applicable Acquired Company or, in the case of any Real Property Lease set forth on Schedule 3.08(a)(ii), the Seller, and, to the Knowledge of Seller, each other party to such Real Property Lease, and is in full force and effect, (ii) neither Seller nor any Acquired Company and, to the Knowledge of Seller, no other party to any Real Property Lease, is in breach or default in any respect under the terms of such Real Property Lease and, to the Knowledge of Seller, no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration thereunder, (iii) except as set forth on Schedule 3.08(b), neither Seller nor the applicable Acquired Company has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or sub-leasehold of any Real Property Lease, and (iv) neither Seller nor any Acquired Company has received any written notice that any Leased Premises is subject to any Proceeding or Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor, nor to the Knowledge of Seller has any such condemnation, expropriation or taking been proposed or threatened.  Except as set forth on Schedule 3.08(b), there are no parties (other than Seller or the applicable Acquired Company) in possession of each Leased Premises.  Neither Seller nor any Acquired Company has received written notice that any lessor under the Real Property Leases has or intends to terminate any Real Property Lease before the expiration date specified in such Real Property Lease, nor to the Knowledge of Seller, has any lessor under any Real Property Lease taken any action to or threatened to terminate any Real Property Lease before the expiration date specified in such Real Property Lease.

(c)           Schedule 3.08(c) sets forth each Real Property Lease requiring a Consent as a result of the Contemplated Transactions.  Assuming receipt of the Consents for each Real Property Lease set forth on Schedule 3.08(c), all Real Property Leases shall remain valid and binding in accordance with their terms following the Closing.

Section 3.09.        Actions and Proceedings.  Except as set forth on Schedule 3.09, there are no (a) outstanding Orders relating to or involving any Acquired Company, any of their respective assets or the Business, or (b) Proceedings pending by or against, or to the Knowledge of Seller, threatened against, affecting, relating to, or involving, any Acquired Company, any of their respective assets or the Business, which could reasonably be expected to result in Losses in excess of Seventy-Five Thousand Dollars ($75,000) or which in any manner challenges or seeks to prevent, enjoin, alter or delay the Contemplated Transactions. To the Knowledge of Seller, no event has occurred and no circumstance, matter or set of facts exists which could constitute a valid basis for the assertion by any Person of any Proceeding, other than those set forth in Schedule 3.09, which could reasonably be expected to result in Losses in excess of Seventy-Five Thousand Dollars ($75,000) or which could constitute a valid basis for the assertion by any Person of any Proceeding involving bodily injury or property damage.  Schedule 3.09 sets forth a general description of the damages or other relief sought in all Proceedings described therein.

Section 3.10.        Compliance with Laws and Court Orders; Permits; and Filings.

(a)           Except as set forth on Schedule 3.10(a), none of the Acquired Companies is in violation of any Applicable Law, and no Acquired Company has received any written notice of or been charged with any violation of any Applicable Law.

(b)           The Acquired Companies hold all Permits.  Schedule 3.10(b) sets forth a list of all Permits, other than Environmental Permits that are separately addressed in Section 3.17.  Each Permit is valid and in full force and effect.  The Business is being conducted in compliance with the terms and conditions of all such Permits, in each case as presently conducted.  Neither Seller nor any Acquired Company has received any written notice of a violation or breach of, and, to the Knowledge of Seller, no event has occurred which would constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) of, and no Proceedings are pending or, to the Knowledge of Seller, threatened, relating to any terms and conditions of any Permit.  None of the Permits will be terminated or become terminable or impaired, in whole or in part, as a direct result of the Contemplated Transactions.  To the Knowledge of Seller, no Governmental Authority has threatened, or indicated that it intends, not to renew any Permit.

(c)           Except as set forth on Schedule 3.10(c), all certificates, filings and other documents and materials required by any Governmental Authority to be filed or submitted by any of the Acquired Companies therewith have been so filed or submitted, and such certificates, filings or other documents (i) were true, complete and correct as of the time of filing or submission, and (ii) did not set forth any exception or other exclusion therefrom, other than as permitted by Applicable Law.

Section 3.11.        Absence of Certain Business Practices; Foreign Activities.  No Acquired Company nor, to the Knowledge of Seller, any of their respective Affiliates or present or former directors, officers, employees or agents or any other Person acting on behalf of them, has, directly or indirectly: (i) used any funds or assets for unlawful or improper contributions, gifts, entertainment, the establishment of any concealed fund or concealed bank account or other unlawful expenses in connection with the Business, (ii) made any unlawful or improper payment or contribution, or given any unlawful or improper gift, or similar benefit or item of value, to any client, supplier, governmental official or employee, person elected to a public office or running as a candidate for any public office or any representative of a political party, any Person who is or may be in a position to help or hinder the Acquired Companies or the Business (or assist the Acquired Companies in connection with any actual or proposed transaction), any employees of any school or  Governmental Authority, any charitable or non-profit Person, or to any other Person or to any voter initiatives, bond campaigns or similar efforts by any Governmental Authority to raise funds or change laws or regulations or to influence an official act, or for or because of any official act, (iii) made, offered or promised any unlawful or improper payment, contribution or gift, or given any other similar benefit or item of value to any prime contractor, prime contractor employee, subcontractor, or subcontractor employee or other person for the purpose of improperly obtaining or rewarding favorable treatment in connection with a prime contract or in connection with a subcontract relating to a prime contract, (iv) solicited, accepted, or attempted to accept any unlawful or improper payment, contribution, gift, or any other similar benefit or item of value from any subcontractor or subcontractor employee for the purpose of improperly providing favorable treatment in connection with a prime contract or in connection with a subcontract relating to a prime contract, (v) been, at any time, the subject of any bribery, improper contribution or anti-kickback investigation by any Governmental Authority or (vi) violated in any respect any applicable export control, trade embargo, import control, money laundering or anti-terrorism law or regulation, the FCPA or any Applicable Law relating to public procurement.  None of the Acquired Companies or any of their present or former directors, officers, employees or agents or any other Person acting on behalf of any of the Acquired Companies, have performed any service or sold any product, or has agreed or contracted or is otherwise obligated to perform any service or sell any product in the future (in each case on behalf of an Acquired Company) outside of the United States of America and its territories.

Section 3.12.         Intellectual Property.

(a)           The Acquired Companies own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights which are used in the conduct of the Business (the “Company Intellectual Property Rights”).  Except as set forth on Schedule 3.12(a), no claims are pending against Seller or any Acquired Company, nor to the Knowledge of Seller, are there any claims threatened, (i) to the effect that the conduct of the Business by the Acquired Companies infringes on, misappropriates or otherwise violates the Intellectual Property Rights of any third party, (ii) challenging the ownership, possession or use by an Acquired Company of its rights to any Company Intellectual Property Rights, or (iii) challenging the validity or enforceability of any Intellectual Property Rights of the Acquired Companies.

(b)           The operation of the Business as currently conducted by the Acquired Companies and as currently proposed to be conducted by Seller and the Acquired Companies does not infringe or misappropriate any Intellectual Property Rights of any third party or violate any other right of any third party (including any right to privacy or publicity).

(c)           Except as set forth on Schedule 3.12(c), there are no Liens (except Permitted Liens) on the Company Intellectual Property Rights owned by any of the Acquired Companies and none of the Intellectual Property owned by any of the Acquired Companies used in the Business is subject to any outstanding Order restricting any use thereof by any Acquired Company.

(d)           Schedule 3.12(d) sets forth a complete list of the Acquired Company Registered IP.  For the purposes of this Agreement, “Acquired Company Registered IP” means all Intellectual Property Rights registered to the Acquired Companies (or the subject of a pending application for registration) in the United States or any foreign country.  The Acquired Companies own the Acquired Company Registered IP and, except as set forth on Schedule 3.12(d), there are no Liens (except Permitted Liens) on the Acquired Company Registered IP and none of the Acquired Company Registered IP is subject to any outstanding Order restricting in any manner the use thereof by any Acquired Company.  Except as set forth on Schedule 3.12(d), all such Acquired Company Registered IP has been duly filed in the United States Patent and Trademark Office or U.S. Copyright Office, or their foreign equivalents and has been properly maintained or renewed in accordance with all applicable provisions of Applicable Law.

(e)           The Acquired Companies have used their Best Efforts in accordance with normal industry practice to maintain the confidentiality of their Intellectual Property Rights to the extent the value thereof is contingent upon maintaining confidentiality.

(f)            The IT Assets operate and perform in a manner that permits the Acquired Companies to conduct the Business as currently conducted and as currently proposed to be conducted by Seller and the Acquired Companies, and, to the Knowledge of Seller, are free from all material defects.  To the Knowledge of Seller, no Person has gained unauthorized access to the IT Assets.

(g)           To the Knowledge of Seller, no present or former Employee (i) has violated any proprietary rights or assignment of invention agreements between Employee and Seller or the Acquired Companies, or (ii) has violated any provisions of any confidentiality agreement that such Person may have with any third party in connection with the development, manufacture or sale of any product or proposed product of the Business or the development or sale of any service or proposed service of the Business.

(h)           Neither the execution, delivery, or performance of this Agreement (or any of the Ancillary Agreements) nor the consummation of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Company Intellectual Property Right owned by any of the Acquired Companies; (ii) the termination or breach of any IP Contract (as defined below); (iii) the release, disclosure, or delivery of any Company Intellectual Property Right owned by any of the Acquired Companies by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company Intellectual Property Right owned by any of the Acquired Companies.

(i)           Except as set forth on Schedule 3.12(i), no proprietary Software developed by or for Acquired Companies (“Company Software”) is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (i) could require, or could condition the use or distribution of such Company Software on, the disclosure, licensing, or distribution of any source code for any portion of such Company Software, or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of the Company to use or distribute the Company Software.

Section 3.13.         Title and Sufficiency of Assets.

(a)           Except as set forth on Schedule 3.13(a), the Acquired Companies have good and valid title, or in the case of leased properties or assets, valid leasehold interests in such properties and assets, to all of their respective properties, interests in properties and assets, real and personal, reflected on the Current Balance Sheet (all such properties and assets, the “Assets”), in each case free and clear of all Liens except Permitted Liens.  Except as set forth on Schedule 3.13(a), the Assets constitute all of the assets and properties, tangible and intangible, of any nature whatsoever, owned or used by the Acquired Companies and which are necessary to operate the Business as currently conducted and as currently proposed to be conducted by Seller and the Acquired Companies.

(b)           All tangible Assets have been maintained in all material respects in accordance with generally accepted industry practices and are in all material respects in good operating condition and repair (subject to ordinary wear and tear) and are fit for their particular purpose and are usable in the Ordinary Course of Business.

(c)           Notwithstanding the foregoing, the representations and warranties set forth in this Section 3.13 shall not apply to Company Intellectual Property Rights. All representations and warranties relating to title to any Company Intellectual Property Rights are set forth in Section 3.12 hereof.

Section 3.14.        Material Contracts.  Schedule 3.14 contains a true and complete list of all of the following executory Contracts and Government Contracts to which any Acquired Company is a party or is bound:

(a)           each Contract providing for the sale by the Acquired Companies of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments to the Acquired Companies of $250,000 or more;

(b)           each Contract for the purchase, lease or sublease of materials, supplies, goods, services, facilities, equipment or other assets providing for aggregate payments by the Acquired Companies of $250,000 or more;

(c)           each Contract with a customer or client with respect to which there is a reasonable probability that the direct costs (including fringe benefits) related to the Contract will exceed the revenue for the Contract by at least $250,000;

(d)           performance bonds, completion bonds, bid bonds, suretyship agreements, guarantees, bank guarantees and similar instruments and agreements and any letters of credit and the related reimbursement agreements issued with respect to the foregoing;

(e)           each Contract relating to, or evidencing, or guaranteeing, or providing security (other than Permitted Liens) for, Indebtedness (whether incurred, assumed, guaranteed or secured by any asset);

(f)            each Contract providing a guaranty of or indemnity for any other Person’s obligations;

(g)           each Employee Agreement, or other similar agreements (in all cases currently in effect) with any current or former officer, director, employee, consultant agent or other representative and any Employee Benefit Plan;

(h)           each Contract to lease or sublease (whether of real or personal property) that requires aggregate payments by or to the Acquired Companies of $250,000 or more;

(i)            each Contract for the acquisition or other disposition of a business or a material amount of assets;

(j)            each Contract relating to, or consisting of, (i) a joint venture, a teaming, a strategic alliance, a partnership or similar arrangement with any other Person currently in effect or under which there are any residual obligations of any of the Acquired Companies or any guarantee issued by any of the Acquired Companies guaranting the obligations or performance of any other Person, and (ii) a sharing with any Person of profits, losses, costs or Liabilities of the business activities of any other Person by an Acquired Company with such Person;

(k)           each Contract which contains a right of first refusal with respect to the sale of any assets of the Business or any equity interest in any Acquired Company;

(l)            each distribution, commission, agency, dealer, sales representative, marketing, franchise, technical assistance Contract or other similar Contract relating to or providing for the marketing and/or sale of products or services by which any of the Acquired Companies is bound;

(m)          each consulting arrangement and each similar agreement related to lobbying or fundraising activities;

(n)           each Contract that limits or restricts, or purports to limit or restrict or otherwise affects, the freedom or ability of an Acquired Company or any of its Affiliates, or Buyer or any of its Affiliates, to compete in any line of business (including, without limitation, the Business) or with any Person or in any area or jurisdiction;

(o)           each Contract pursuant to which any Intellectual Property Rights are or have been assigned or licensed by or to any Acquired Company, any Intellectual Property Rights are or have been developed by or for any Acquired Company, or any covenant not to sue is or has been granted by or to any Acquired Company (each an “IP Contract” and, collectively, the “IP Contracts”), except for any of the foregoing relating to the use of generally available computer software;

(p)           each Contract, other than a policy of insurance, for the transfer or sharing of any risk by any Acquired Company;

(q)           each Contract that is a warranty, product or service guarantee or indemnity agreement or other similar undertaking with respect to contractual performance extended by any Acquired Company currently in effect with respect to any of the services heretofore rendered or products heretofore sold by any of the Acquired Companies;

(r)           each Contract for the purchase or sale of inventory, equipment or third party services that contains an escalation, renegotiation or redetermination clause or which cannot be canceled without Liability, premium or penalty if written notice is given thirty (30) days prior to the effective date of the notice;

(s)           each Contract between any Acquired Company and (A) Seller or any Affiliate of Seller, (B) any Person directly or indirectly owning, controlling or holding with power to vote, five percent (5%) or more of the outstanding voting securities of any Affiliate of Seller, (C) any Person five percent (5%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by Seller or any Affiliate of Seller, (D) any director or officer of Seller or any Affiliate of Seller or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director or officer, or (E) any director or officer of an Acquired Company or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director or officer;

(t)            each Contract relating to or evidencing the settlement of any litigation related to the Business which imposes ongoing obligations on the Business or the Acquired Companies;

(u)           each Contract providing for an express undertaking by any Acquired Company to be responsible for consequential, incidental, exemplary, punitive and other special damages;

(v)           each other Contract not made in the Ordinary Course of Business that is material to the Acquired Companies, taken as a whole, or the loss of which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Business;

(w)          each Contract to enter into any of the foregoing; and

(x)           each amendment, supplement, and modification in respect of any of the foregoing.

All of the foregoing Contracts set forth on Schedule 3.14, or required to be disclosed pursuant to Section 3.14, including all amendments and modifications thereto, are referred to herein as “Material Contracts.”  Seller has heretofore made available to Buyer true and complete copies of the documents constituting all of the Material Contracts.  Except as otherwise set forth on Schedule 3.14, each Material Contract is in full force and effect, and is a legal, valid and binding obligation of the applicable Acquired Company and, to the Knowledge of Seller, of each other party(ies) thereto, enforceable against such party(ies) in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought at law or in equity). Except as set forth on Schedule 3.14, each Acquired Company has performed all obligations required to be performed by it under the Material Contracts to which it is a party, and neither such Acquired Company nor Seller (as applicable) nor, to the Knowledge of Seller, any other party(ies) to such Material Contracts, is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, nor has such Acquired Company or Seller received written notice that it is in breach or default thereunder.  Except as set forth on Schedule 3.14, neither Seller nor any Acquired Company has received written notice that any other party to a Material Contract intends, nor to the Knowledge of Seller does any other party to a Material Contract intend, (i) to terminate or amend the terms thereof or (ii) with respect to any Material Contract that contains an option to extend its term or that renews automatically if no notice of termination is given, to refuse to exercise such option or to renew such Material Contract upon expiration of its term.  None of the Acquired Companies is currently paying liquidated damages in lieu of performance under any Material Contract.

Section 3.15.        Government Contracts.

(a)           Schedule 3.15(a)(i) contains a correct and complete list of all Active Government Contracts, including contract name; contract number; contracting agency or prime contractor (as applicable); contract award date; basis of payment and the dollar amount of backlog of the Acquired Companies as of March 31, 2010 (calculated by the Acquired Companies consistent with past practice).  Schedule 3.15(a)(ii) contains a correct and complete list of all Government Bids for which an award has not been made prior to the date hereof. A true, correct and complete copy of each Government Bid for which an award has not been made prior to the date hereof and each Active Government Contract, and all amendments thereto, has been made available to the Buyer.  Except as set forth on Schedule 3.15(a)(iii), (i) all of the Active Government Contracts are legal, valid, binding, enforceable and in full force and effect against the applicable Acquired Company and, to the Knowledge of Seller, the other parties thereto; (ii) the Active Government Contracts and Government Bids for which an award has not been made prior to the date hereof are not currently the subject of bid or award protest proceedings, and, to the Knowledge of Seller, no Government Contracts or Government Bids are reasonably likely to become the subject of bid or award protest proceedings as a result of the Contemplated Transactions or otherwise; (iii) no Person has notified the Acquired Companies, Seller or any Affiliate of Seller, either in writing or, to the Knowledge of Seller, orally, that any Governmental Authority intends to seek agreement from an Acquired Company to lower rates under any of the Active Government Contracts or any Government Bid for which an award has not been made prior to the date hereof; (iv) each Active Government Contract was entered into in the Ordinary Course of Business and based upon assumptions by management of the Acquired Companies believed to be reasonable and, subject to such assumptions being fulfilled, would be capable of performance in accordance with the terms and conditions of such Active Government Contract by the Acquired Companies without a total program loss; and (v) no Active Government Contract or Government Bid for which an award has not been made prior to the date hereof is based on any Acquired Company having a Section 8(a) status, small business status, small disadvantaged business status, protégé status or other preferential status afforded by Applicable Law.  Except as set forth on Schedule 3.15(a)(iv), during the last six (6) years, no Government Contracting Officer has disallowed any costs or charges under any Government Contract, and no costs or charges incurred on any Government Contract are subject to a withhold, decrement or set-off of any Governmental Authority in excess of $125,000 in any one year or $250,000 in the aggregate.  None of the Acquired Companies and, to the Knowledge of Seller, no other Person who is a party to any Active Government Contract is in breach or default under any Active Government Contract (with or without the lapse of time, or the giving of notice, or both).  The Acquired Companies have not sent or received any written notice of breach, termination or cure with respect to any Active Governmental Contract that is not currently resolved.  Except as set forth on Schedule 3.15(a)(v), the Acquired Companies are not aware of any intent by any party to any Active Government Contract (i) to terminate or amend the terms thereof or (ii) with respect to any Active Government Contract that contains an option to extend its term or that renews automatically if no notice of termination is given, to refuse to exercise such option or to renew such Active Government Contract upon expiration of its term.  Except as set forth on Schedule 3.15(a)(vi), the Company is not currently paying liquidated damages in lieu of performance under any Government Contract, and no event has occurred and no circumstance, matter or set of facts exists which could reasonably be expected to result in the payment of liquidated damages under any Government Contract as a result of the Contemplated Transactions or otherwise.

(b)           Except as set forth in Schedule 3.15(b), with respect to every Government Contract and Government Bid: (i) each Acquired Company has complied with all terms and conditions of each Government Contract and Government Bid to which it is or was a party, and has performed all obligations required to be performed by it thereunder; (ii) all statements, representations, warranties and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Government Bid or in any exhibit or amendment thereto or in any certificate, statement list, schedule or other document submitted or furnished to any Governmental Authority in connection with any Government Contract or Government Bid were current, accurate and complete as of their effective date, and the Company has complied with all such statements, representations, warranties and certifications and no subsequent event has occurred which would make any such statement, representation, warranty or certification untrue as of the date hereof (to the extent they are required to remain true) and copies of all such written statements, representations, warranties and certifications made in the last six (6) years have been made available to the Buyer, (iii) no termination for default, termination for convenience, cure notice, show cause notice or other similar notice has been issued and remains unresolved with respect to any Government Contract, and to the Knowledge of Seller, no event, condition or omission has occurred or exists that would constitute grounds for such action; (iv) no past performance evaluation received by any Acquired Company with respect to any Government Contract has set forth a default or other failure to perform thereunder; (v) except as set forth on Schedule 3.15(b)(ii), during the last six (6) years, no money due to an Acquired Company pertaining to any Government Contract or Government Bid has been withheld or set-off nor has there been any attempt to withhold or set-off any money due under any Government Contract in excess of $125,000 in any one year or $250,000 in the aggregate; and (vi) all invoices and claims (including requests for progress payments and provisional costs payments) submitted under each Government Contract were accurate as of their submission date.

(c)           Except as set forth on Schedule 3.15(c), the Acquired Companies are not a party to any litigation, and have not taken any action, and no event has occurred and no circumstance, matter or set of facts exists, which could reasonably be expected to result in or give rise to (i) Liability under the False Claims Act, (ii) a claim for price adjustment under the Truth in Negotiations Act, or (iii) any other request for a reduction in the price of any Government Contract, including claims based on actual or alleged defective pricing.

(d)           Except as set forth in Schedule 3.15(d), (i) no Government Contract has been terminated for default in the past ten (10) years; and (ii) none of the Acquired Companies, Seller or any of their respective Affiliates has received any written or, to the Knowledge of Seller, oral notice terminating any Government Contract for convenience or indicating an intent to terminate any Government Contract for convenience.

(e)           To the extent applicable, with respect to every Government Contract and every Government Bid:

 (i)           except as set forth on Schedule 3.15(e)(i), all invoices and claims for payment, reimbursement or adjustment, including requests for progress payments, submitted by any of the Acquired Companies during the last six (6) years (or, if longer, the period during which claims may be asserted against any Acquired Company by any Governmental Authority under the FAR) in connection with all Government Contracts that are not Active Government Contracts were and continue to be accurate in the amounts charged as of their respective submission dates, other than inaccuracies that do not exceed, in the aggregate, $250,000, and all such invoices and claims submitted by any of the Acquired Companies during the last six (6) years (or, if longer, the period during which claims may be asserted against any Acquired Company by any Governmental Authority under the FAR) in connection with each Active Government Contract were and continue to be accurate as of their respective submission dates, taking into account any corrections made thereto prior to the date hereof;

 (ii)          the Acquired Companies maintain systems of internal controls (including, but not limited to, cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and management systems) that are in compliance with all requirements of the Government Contracts and Applicable Law and no such systems of internal controls have been determined by any Government Contracting Officer or other Governmental Authority to be in noncompliance with any such requirement and, without limiting the foregoing, the practices and procedures used in estimating costs and pricing proposals and accumulating, recording, segregating, reporting and invoicing costs are in compliance with all applicable provisions of Part 31 (Cost Principles) of the FAR and FAR Part 99 (Cost Accounting Standards);

 (iii)         no fraud or fraudulent certifications were used in obtaining any Government Contract and no reasonable basis exists to give rise to a claim for fraud (as such concept is defined under the state or federal laws of the United States) in connection with any Government Contract or Government Bid under the United States civil or criminal False Claims Acts, the United States Procurement Integrity Act or other Applicable Laws;

 (iv)         Except as set forth on Schedule 3.15(e)(iv), none of the Acquired Companies have had access to confidential or non public information, nor provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, nor prepared specifications or statements of work, nor engaged in any other conduct that would create an Organizational Conflict of Interest, as defined in Section 9.501 of the FAR, with respect to the work performed under any such Government Contract or any proposed Government Contract in connection with a Government Bid except to the extent any Organizational Conflict of Interest has been mitigated pursuant to a mitigation plan approved by a Government Contracting Officer;

 (v)          Except as set forth on Schedule 3.15(e)(v), to the Knowledge of Seller, (i) no Organizational Conflict of Interest, as defined in Section 9.501 of the FAR, will result from the execution of this Agreement by the Parties or the consummation of the Contemplated Transactions, and (ii) no provision of any Government Contract or Government Bid to which any Acquired Company is a party (including, without limitation, any omnibus prohibition or similar clause prohibiting, restricting or limiting awards or renewals of Government Contracts (e.g., restricting multiple contracts at the same facility or location or with the same Governmental Authority or with respect to the same program)) would, as a result of the execution of this Agreement or the consummation of the Contemplated Transactions, have a similar impact on any Acquired Company or the Buyer as an Organizational Conflict of Interest, as defined in Section 9.501 of the FAR, or would otherwise prohibit any Acquired Company or the Buyer from being awarded any Government Contract, cause any Governmental Authority to terminate, amend or modify the terms of any Government Contract or modify the procedures for bidding for future awards of any Active Government Contract or with respect to any Active Government Contract that contains an option to extend its term or that renews automatically if no notice of termination is given, to refuse to exercise such option or to renew such Active Government Contract upon expiration of its term or prohibit any Acquired Company or the Buyer from submitting any Government Bid.

 (vi)         the Acquired Companies have complied with all, and have not violated or breached any, Applicable Laws, Government Contracts or any agreements with any Governmental Authority pertaining to any Government Contract or Government Bid (including, without limitation, 49 C.F.R. Part 17, Intergovernmental Review of Department of Transportation (DOT) Programs and Activities; 49 C.F.R. Part 18, Uniform Administrative Requirements for Grants and Cooperative Agreements to State and Local Governments; 49 C.F.R. Part 19, Uniform Administrative Requirements for Grants and Agreements with Institutions of Higher Education, Hospitals, and Other Non-Profit Organizations; 49 C.F.R. Part 20, New Restrictions on Lobbying; 49 C.F.R. Part 21, Nondiscrimination in Federally-Assisted Programs of the Department of Transportation—Effectuation of Title VI of the Civil Rights Act of 1964; 49 C.F.R. Part 26, New Disadvantaged Business Enterprise (DBE) Program; 49 C.F.R. Part 29, Governmentwide Debarment and Suspension (non-procurement); 49 C.F.R. Part 32, Governmentwide Requirements for Drug-Free Workplace (Financial Assistance); DOT Order 4600.17A—Financial Assistance Management Requirements; Office of Management and Budget (OMB) Circular A-102, Grants and Cooperative Agreements with State & Local Governments; 2 C.F.R. Part 225, Cost Principles for State, Local and Indian Tribal Governments (OMB Circular A-87); the Truth in Negotiations Act of 1962, as amended; the Service Contract Act of 1965, as amended; the Contract Disputes Act of 1978, as amended; the Office of Federal Procurement Policy Act, as amended; the General Services Administration Acquisition Regulation Price Reductions clause; the Cost Accounting Standards, 48 C.F.R. Volume 7; the False Claims Act, 31 U.S.C. 3729–3733; Arms Export Control Act, 22 U.S.C. 2778; the International Traffic in Arms Regulations (ITAR), 22 C.F.R. 120-130; the Export Administration Act of 1979, as amended, 50 U.S.C. 2401-2420; the Export Administration Regulations (EAR), 15 C.F.R. 730-774; the economic sanctions rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control, Title 31 of the U.S. Code of Federal Regulations Part 500 et seq.; the FAR and any applicable agency supplement thereto; the FCPA; Close the Contractor Fraud Loophole Act, P.L. 110-252; Organizational Conflicts of Interest, P.L. 100-463; Trade Agreements Act, 19 U.S.C. 2501 et. seq.; Buy American Act, 41 U.S.C. 10a – 10d and E.O. 10582; American Recovery and Reinvestment Act, P.L. 111-5; Espionage Act of 1917, 18 U.S.C. 2388; NISPOM DoD 5220.22-M; Procurement Integrity Act, 41 U.S.C. 423; Lobbying Disclosure Act, P.L. 104-65; Honest Leadership and Open Government Act, P.L. 110-81; and Employment Wage and Hour Acts (FLSA), 29 C.F.R. Chapter V).

(f)            Except as set forth on Schedule 3.15(f), no Governmental Authority and no prime contractor, subcontractor or vendor or other third party has notified the Seller or any Acquired Company in writing that Seller or any Acquired Company has breached or violated, or is alleged to have breached or violated, any Applicable Law pertaining to any Government Contract or Government Bid;

(g)           Except as set forth on Schedule 3.15(g), (i) none of the Acquired Companies nor any of their respective Affiliates, directors, officers, employees, agents, consultants or representatives, and no director, officer, employee, agent, consultant or representative, of any Affiliate of any Acquired Company, is (or for the last six (6) years has been) under administrative, civil or criminal investigation (including as a result of a qui tam or similar action brought under the Civil False Claims Act or any other Applicable Law), indictment or information, audit or internal investigation with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid or is (or for the last six (6) years has been) the subject of a finding of non-compliance, non-responsibility or ineligibility for contracting with any Governmental Authority or is (or for the last six (6) years has been) in violation of any Applicable Law relative to any Government Contract or Government Bid or responsibility or eligibility for contracting with any Governmental Authority, and (ii) no Acquired Company nor any of their respective Affiliates has made a mandatory disclosure under Section 52.203-13(b)(3)(i) of the FAR or any voluntary disclosure to any Governmental Authority with respect to any alleged unlawful conduct, alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid, and no event has occurred and no circumstance, matter or set of facts exists, that has led or which could reasonably be expected to lead, either before or after the date hereof, to any of the consequences set forth in clause (i) above or any other damage, penalty assessment, recoupment of payment or disallowance of cost.  No facts or circumstances presently exist that would require mandatory disclosure under Section 52.203-13(b)(3)(i) of the FAR.

(h)           Except as set forth on Schedule 3.15(h), all cost or pricing data, including cost or pricing data supporting any advance agreements and forward pricing rate agreements, submitted, either actually or by specific identification in writing, to any Governmental Authority in the last six (6) years (or, if longer, the period during which claims may be asserted against any Acquired Company by any Governmental Authority under the FAR) in support of any Government Contract or Government Bid were accurate, complete and current as of the date submitted.  Except as set forth on Schedule 3.15(h), the Acquired Companies have not, on all Active Government Contracts, individually or collectively, incurred or currently project annual cost overruns in excess of price in an amount greater than $250,000.  The as sold GSA rates of the Acquired Companies were and are in every case less than comparable rates charged by the Acquired Companies to commercial customers.

(i)            Except as set forth on Schedule 3.15(i), No Governmental Authority, prime contractor, subcontractor, vendor or other third party has asserted any claim or initiated any dispute proceeding (including, without limitation, under the Contract Disputes Act or any other Applicable Law) against the Company with respect to any claim, and the Company has not asserted any claim or initiated any dispute proceedings, directly or indirectly against any such party, concerning (in each case) any Government Contract or Government Bid.  None of the Acquired Companies have any interest in any pending or potential claim under the Contract Disputes Act against any Governmental Authority, prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Bid.

(j)            None of the Acquired Companies and none of their respective directors, officers, employees, consultants, agents or representatives, has ever been, or is currently, suspended, debarred or proposed for suspension or debarment from bidding on any Government Contract, declared ineligible, or otherwise excluded from participation in the award of any Government Contract or for any reason been listed on the List of Parties Excluded from Federal Procurement and Non-procurement programs.  No suspension, debarment or exclusion Proceeding with respect to Government Contracts has been commenced or threatened (whether orally or in writing) against any of the Acquired Companies or any of their respective directors, officers, employees, consultants, agents or representatives.  No circumstances exist that would warrant the institution of suspension or debarment Proceedings against any of the Acquired Companies or any of their respective directors, officers, employees, consultants, agents or representatives.  The Acquired Companies will not, as a result of the consummation of the Contemplated Transactions, be suspended or debarred from bidding on Government Contracts and to the Knowledge of Seller, such suspension or debarment has not been threatened.  Except as set forth on Schedule 3.15(j), the Acquired Companies have not been nor are any of them currently being audited, except in the Ordinary Course of Business or as is customary in the industry or as provided by the FAR or, to the Knowledge of Seller, investigated by any Governmental Authority nor to the Knowledge of Seller, has such audit or investigation been threatened.  Except as set forth on Schedule 3.15(j), no audit of any Acquired Company has resulted in costs being challenged by any Governmental Authority or auditor in an amount greater than $250,000.  There is no valid basis for any Acquired Company’s suspension or debarment from bidding on contracts or subcontracts for any Governmental Authority and there is no valid basis for a claim for any Acquired Company’s suspension or debarment pursuant to an audit or investigation by any Governmental Authority, or any prime contractor with any such Governmental Authority.  Except as set forth on Schedule 3.15(j), none of the Acquired Companies has had a contract or subcontract terminated for default and none of the Acquired Companies has been determined to be nonresponsible by any Governmental Authority.

(k)           Except as set forth on Schedule 3.15(k), no negative determination of responsibility has been issued against any Acquired Company, and no event has occurred and no circumstance, matter or set of facts exists which could reasonably be expected to result in the issuance of a negative determination of responsibility against any Acquired Company, with respect to any Government Bid.

(l)            Schedule 3.15(l) sets forth a complete and correct list of all facility security clearances held by the Acquired Companies and all personnel security clearances held by the Acquired Companies or any of their respective officers, directors or employees (listed by category only).  The security clearances set forth on Schedule 3.15(l) are all of the facility and personnel security clearances reasonably necessary to conduct the Business as presently conducted and as currently proposed to be conducted by Seller and the Acquired Companies.  The Acquired Companies and their respective officers, directors and employees who hold security clearances are in compliance with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995), and any supplements, amendments or revised editions thereof.  Other than routine audits by the Defense Security Service, there has been no audit relating to the Acquired Companies’ compliance with the requirements of the National Industrial Security Program that resulted in adverse findings against any Acquired Company.

(m)          Schedule 3.15(m) sets forth a correct and complete list of the Government Contracts under which, during the six (6) year period ending on the date hereof, any Acquired Company has manufactured “defense articles,” exported “defense articles” or furnished “defense services” or “technical data” to foreign nationals in the United States or abroad, as those terms are defined in 22 C.F.R. 120.6, 120.9 and 120.10, respectively. Seller has caused each Acquired Company which is currently, or at any time in the past has been, engaged in the business of furnishing defense services as defined in 22 CFR 120 – 130 to (1) register with the Defense Trade Controls (the “DDTC”) as required by 22 CFR § 122.1 and (2) file a voluntary disclosure as required by 22 CFR § 127.12 relating to such Acquired Company’s failure to previously register with the DDTC.

(n)           Except as set forth on Schedule 3.15(n), no Acquired Company is using any Intellectual Property Right developed under any Government Contract for purposes outside of the scope of that Government Contract without having obtained the necessary and appropriate prior permission of the Governmental Authority involved.

(o)           Except as set forth on Schedule 3.15(o), no Acquired Company has assigned, granted a security interest in, or otherwise conveyed or transferred to any Person any Account Receivable or other right of such Acquired Company arising under any Government Contract.  No Acquired Company is subject to any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract.

Section 3.16.         Insurance Coverage.  Schedule 3.16 sets forth a true and complete list of all insurance policies, bonds, letters of credit and other surety arrangements maintained now or at any time since January 1, 2005 by or for the benefit of Seller or Acquired Companies (which list shall designate which policies, bonds, letters of credit and other surety arrangements are currently maintained) relating to the Business or the Assets, employees, officers or directors of the Acquired Companies and all claims made or incurred under such insurance policies, bonds, letters of credit and other surety arrangements since January 1, 2005.  All insurance policies, bonds, letters of credit and other surety arrangements listed as currently maintained by or for the benefit of Seller or the Acquired Companies on Schedule 3.16 are in full force and effect and neither Seller nor any Acquired Company has received any written notice of any cancellation or, to the Knowledge of Seller, threat of cancellation of such insurance policies, bonds, letters of credit and other surety arrangements.  Seller or each Acquired Company, as applicable, has given notice to the applicable insurer of all claims that may be insured under any insurance policy, bond, letter of credit or other surety arrangement maintained by or for the benefit of Seller or the Acquired Companies, including, without limitation, those certain employment related claims listed on Schedule 3.19(f).  There is no claim by an Acquired Company pending under any such insurance policies, bonds, letters of credit and other surety arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policies, bonds, letters of credit and other surety arrangements or in respect of which such underwriters have reserved their rights.  In addition, there exist no claims nor any facts or circumstances that could reasonably be expected to result in a claim under such insurance policies, bonds, letters of credit and other surety arrangements that have not been properly notified to all underwriters of applicable insurance policies, bonds, letters of credit, and other surety arrangements.  All premiums payable under all such insurance policies, bonds, letters of credit and other surety arrangements have been timely paid, and Seller or the Acquired Companies, as the case may be, have otherwise complied with the terms and conditions of all such policies and bonds.  The insurance policies, bonds, letters of credit and surety arrangements maintained by or for the benefit of Seller or the Acquired Companies relating to the Business, or the Assets, employees, officers or directors of the Acquired Companies are of the type and in amounts and with such deductibles as are customarily carried by Persons conducting businesses similar to those conducted by the Acquired Companies. Since January 1, 2005, none of the Acquired Companies has been refused insurance coverage by any insurer from which Seller or any Acquired Company has sought coverage.  Each of the Acquired Companies has, at all times, been in compliance with all Applicable Laws and contractual obligations requiring such Acquired Company to purchase and maintain any insurance policies, bonds, letters of credit or surety arrangements.

Section 3.17.         Environmental Matters.  Schedule 3.17 sets forth a true and complete list of all Permits issued under any Environmental Law applicable to the Business or the Acquired Companies.  Except as set forth on Schedule 3.17, (a) the Business is, and has been, conducted in  compliance with all applicable Environmental Laws, (b) the Acquired Companies have obtained or caused to be obtained all environmental Permits necessary for the operation of the Business to comply with all applicable Environmental Laws, and the Acquired Companies are in compliance with the terms of such Permits, (c) the Acquired Companies are in compliance with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all   Environmental Laws applicable to the Business or the Acquired Companies, and (d) neither the Acquired Companies nor Seller have received any written notice, demand, letter, claim or request for information relating to any of the Leased Premises or any other facilities currently or formerly owned, leased or operated by the Acquired Companies of any Proceedings asserting any Liability against or violation by any Acquired Company or the Business under any Environmental Law and there are no pending, or to the Knowledge of Seller, threatened, Proceedings relating to any Liability against or violation by any Acquired Company or the Business under any Environmental Law.  There are no present, nor have there been any past, events, conditions, circumstances, incidents, actions or omissions, relating to or in any way affecting the Business or any of the Acquired Companies or any facilities or real property currently or formerly owned, operated or leased by any of the Acquired Companies that violate any Environmental Law applicable to the Business or the Acquired Companies and that would give rise to any environmental Liability or otherwise form the basis of any Proceeding under (i) any Environmental Law, (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including, without limitation, underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any Hazardous Substance or (iii) resulting from exposure to workplace hazards, including mold or other microbial matter.  Seller or the Acquired Companies have made available to Buyer all environmental documents, studies, audits and written reports that are in the possession of Seller or any of the Acquired Companies (i) with respect to the Leased Premises or any other facilities currently or formerly owned, leased or operated by the Acquired Companies, or (ii) with respect to a Liability under Environmental Law of any of the Acquired Companies or the Business.  There are no, nor, to the Knowledge of Seller, have there ever been any, underground storage tanks, asbestos-containing materials or polychlorinated biphenyls located on property currently, or formerly, owned, operated or leased by any of the Acquired Companies.

Section 3.18.         Employee Plans.

(a)           Schedule 3.18(a) sets forth a true and complete list of all (i) Employee Agreements and (ii) Employee Benefit Plans (other than the Employee Agreements identified in response to Clause (i)) (collectively, together with the Employee Agreements, the “Employee Plans”), and sets forth a true and complete description or summary of each material provision of each such Employee Plan that is not in writing, and separately identifies any current ERISA Affiliate and any Person that has been an ERISA Affiliate at any time since January 1, 2003.  Notwithstanding the foregoing, the Parties acknowledge and agree that no employment agreement or retention payment agreement to be entered into between Buyer and any Transferred Employee shall be deemed to be an Employee Plan for purposes of this Agreement.  With respect to each Employee Plan (as applicable), the Company has made available to Buyer true and complete copies of (i) the most recent three (3) years’ annual reports on Form 5500, including all schedules thereto, and plan financial statements and actuarial reports, if applicable; (ii) the most recent determination, notification, advisory or opinion letter from the Internal Revenue Service for any Employee Plan that is intended to qualify under Section 401(a) of the Code (as applicable); (iii) the current plan documents and summary plan descriptions, if any, or a written description of the terms of any Employee Plan that is not in writing; (iv) any related trust agreements, insurance contracts, insurance policies or other documents related to funding arrangements, if any;  (v) any notices or other material correspondence to or from the Internal Revenue Service or any office or representative of the Department of Labor or any other Governmental Authority relating to any such Employee Plan within the past three (3) years; (vi) any valuations performed within the past 3 years; (vii) any minutes, notes, or resolutions relating to any meeting of the plan fiduciaries or administrators; (viii) any internal or external investigations or audits relating to any such plan within the past three (3) years; (ix) all nondiscrimination and coverage tests for the three (3) most recent plan years; and (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Employee Plan.

(b)           None of the Acquired Companies nor any ERISA Affiliate sponsors, maintains, contributes to, administers, has an obligation to contribute to, or has any Liability or has, at any time, sponsored, maintained, contributed to, or incurred an obligation to contribute to, incurred any Liability with respect to, or administered, any Employee Pension Benefit Plan.  None of the Acquired Companies nor any ERISA Affiliate sponsors or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute to, incurred any Liability with respect to, or administered, any Multiemployer Plan, any Multiple Employer Plan or  any “multiple employer welfare arrangement” (as defined in ERISA) or any voluntary employees’ beneficiary association.  No Employee Plan is subject to the Applicable Laws of any jurisdiction other than those of the United States.

(c)           Except as set forth on Schedule 3.18(c), Seller and the Acquired Companies have not made any written or verbal commitments to any Employee with respect to compensation, promotion, retention, termination, severance or similar matter in connection with the transactions contemplated by this Agreement.  Except as set forth on Schedule 3.18(c), neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any, Employee; (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Employee; (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation; or (iv) result in the forgiveness of any obligation of any Employee.  Except as set forth on Schedule 3.18(c), Seller and the Acquired Companies are not party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of any of the Acquired Companies, in the payment of any “parachute payment” within the meaning of Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(d)           Each Employee Plan has been maintained, by its terms and in operation, in accordance with Applicable Law, and the form of each Employee Plan materially complies with all Applicable Laws, and there has been no violation of any reporting or disclosure requirement imposed by Applicable Law. All contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made or accrued on the Financial Statements in accordance with GAAP, Applicable Law and the terms of such Employee Plan. Seller and the Acquired Companies do not have any unfunded Liability under (i) any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA and whether or not qualified under Section 401 of the Code) including, but not limited to, any Employee Benefit Pension Plan or (ii) any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA).

(e)           Except as set forth on Schedule 3.18(e) and except as specifically prohibited by Applicable Law, each Employee Plan can be amended or terminated at any time, without consent from any other party, by its sponsor subject to any and all reasonable notification periods as set forth in the Employee Plan (where applicable) with each such notification period identified on Schedule 3.18(e), without Liability other than for benefits accrued as of the date of such amendment or termination.

(f)           Each plan, program, arrangement or agreement that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code, and in which any Employee of the Acquired Companies participates or is eligible to participate, is identified as such on Schedule 3.18(f).  Since October 3, 2004, each plan, program, arrangement or agreement there identified has complied with, and has been operated and maintained in accordance with, Section 409A of the Code.

(g)           Other than routine claims, there is no Proceeding pending or, to the Knowledge of Seller, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or, with respect to any Employee Plan, the plan sponsor, plan administrator or any fiduciary of any Employee Plan.  No event has occurred and there currently exists no condition or set of circumstances in connection with which the Employee Plans or any of the Acquired Companies could be subject to any Liability (other than routine claims for benefits) under ERISA, the Code, or any other Applicable Law.

(h)           No fiduciary or party in interest of any Employee Plan has participated in, engaged in or been a party to any transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively, which would result in a Liability to the Acquired Companies.  With respect to any Employee Plan, (i) none of the Acquired Companies, nor any of the ERISA Affiliates has had asserted against it any claim for Taxes under Chapter 43 of Subtitle D of the Code and Section 5000 of the Code, or for penalties under ERISA nor is there a basis for any such claim, and (ii) no fiduciary has committed a breach of any fiduciary responsibility or obligation imposed by ERISA or the terms of any such Employee Plan.  The transactions contemplated by this Agreement will not trigger any taxes under Section 4978 of the Code.

(i)            Except as set forth on Schedule 3.18(i), no Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA) provides benefits to former employees (or their dependents) of any of the Acquired Companies or any ERISA Affiliate, other than pursuant to Section 4980B of the Code or any similar state Applicable Law.  The Acquired Companies and the ERISA Affiliates have complied in all respects with the provisions of Part 6 of Title I of ERISA and Sections 4980B, 9801, 9802, 9811 and 9812 of the Code.  Schedule 3.18(i) accurately identifies each former Employee who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from an Acquired Company or otherwise) relating to such former Employee’s employment with any Acquired Company, and Schedule 3.18(i) accurately sets forth such benefits.

(j)            With respect to each Employee Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims for which any Acquired Company has any Liability are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (“HMO”), pursuant to which the HMO bears the liability for claims or (iii) reflected as a liability or accrued for on the Financial Statements.

(k)           Each Employee Plan intended to be qualified under Section 401(a) of the Code, and each trust intended to be exempt under Section 501(a) of the Code, has been determined to be so qualified or exempt by the IRS and is the subject of a favorable determination, notification, advisory, or opinion letter (as applicable) covering all Applicable Laws with respect to which such a letter can be issued.  Since the date of each most recent determination, there has been no event, condition or circumstance that has adversely affected or could adversely affect such qualified status.

(l)           There has been no amendment to, written interpretation of, or announcement by any Acquired Company relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(m)          Except as would not result in a Liability to any Acquired Company, none of the Acquired Companies has announced or entered into any plan or binding commitment (whether express or implied) to (i) create or cause to exist any additional Employee Plan; (ii) enter into any Contract to provide compensation or benefits to any individual (including any Employee Agreement); or (iii) adopt, amend, or terminate any Employee Plan, other than any amendment required by Applicable Law or as contemplated by this Agreement.

(n)           Except as set forth in Section 7.05(b), on and after the Closing, no facts or circumstances shall exist that could result in any Liability to any of the Acquired Companies or the Buyer or any of its Affiliates with respect to any Employee Plan.

(o)           No facts or circumstances exist that would give rise to any Liability with respect to the TechTeam Government Solutions, Inc. Government Incentive Plan (“GIP”) and no Person has been designated as eligible for participation or is eligible for participation in the GIP.

Section 3.19.          Labor Matters.

(a)           The records of the Acquired Companies, and as set forth on Schedule 3.19(a), accurately reflect in all material respects the employment or service histories of its employees.  Except as set forth on Schedule 3.19(a), the Acquired Companies do not utilize the services of any “PEO”, staffing agency, or loan-out agency or any entity that provides temporary or long-term staffing services.  Each person who predominantly provides employment-related services to the Business is employed by one of the Acquired Companies.

(b)           Set forth on Schedule 3.19(b) is a true and complete list of all officers, directors and employees of the Acquired Companies as of April 30, 2010 (which Schedule shall be updated to list all officers, directors and employees of the Acquired Companies as of the date which is two Business Days prior to Closing) including those individuals on leave of absence or layoff status or temporary military recall (and, with respect to such individual, the type of absence and the expected return to work date and, with respect to any protected leave, the last day of statutory or contractual protection), together with (i) their date of employment and current employer, (ii) to the extent known, those who have received notice of military recall, (iii) citizenship status (whether such officer or employee is a United States citizen or otherwise) and, with respect to non-United States citizens, identifies the visa or other similar permit under which such Employee is working for the Acquired Companies and the dates of issuance and expiration of such visa or other similar permit, (iv) titles, (v) principal location, and (vi) annual base salary, commission, and any other cash compensation or bonus opportunity (including targets), and the wage rates for current, non-salaried Employees (by classification).

(c)           A true and complete copy of each of the Acquired Companies’ current employee handbook has been made available to Buyer.  Except as set forth on Schedule 3.19(c), none of the Acquired Companies has entered into any Contract with any Person entitling such Person to a bonus or other payment upon the consummation of the transactions contemplated hereby.  Except as set forth on Schedule 3.19(c), none of the Acquired Companies is a party to any employment Contract with any employee that cannot be terminated by such Acquired Company at will, and without Liability to any Acquired Company for such termination other than payment for services rendered through the termination date.

(d)           The Company has made available to Buyer copies of all affirmative action plans and material correspondence with any Governmental Authorities relating to affirmative action plans or other employment-related matters (e.g., OFCCP compliance evaluations, closure letters and conciliation agreements).

(e)           No collective bargaining agreement or similar labor agreement exists that is binding on any of the Acquired Companies or any other entity with respect to the Business and, to the Knowledge of Seller, no petition has been filed or threatened to be filed or proceedings instituted or threatened to be instituted by an Employee or group of Employees with any labor relations board or similar authority under Applicable Law seeking recognition of a bargaining representatives. Schedule 3.19(e) sets forth any organizational effort that, to the Knowledge of Seller, is currently being made or threatened or has been made since January 1, 2009 by or on behalf of any labor union to organize any employees of the Acquired Companies.

(f)            (i) There is no labor strike, slow down or stoppage pending or, to the Knowledge of Seller, threatened, against or directly affecting the Acquired Companies, (ii) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement or similar labor agreement is pending, and, to the Knowledge of Seller, no claims therefor exist and (iii) except as set forth on Schedule 3.19(f), none of the Acquired Companies has received any written notice, nor to the Knowledge of Seller is there of any threatened labor or employment dispute, controversy or grievance or any other unfair labor practice proceeding or breach of contract claim or discrimination complaint or charge or action with respect to claims of, or obligations to, any Employee or group of Employees.

(g)           Except as set forth on Schedule 3.19(g), the Acquired Companies have complied in all respects with all Applicable Laws relating to the employment of labor and those relating to hours, wages, workers’ compensation, safety, insurance, collective bargaining and the payment and withholding of Taxes and other sums as required by appropriate Governmental Authorities.  All persons classified as non employees and all individuals classified as exempt from overtime requirements were at all times properly classified as such.  All accruals for unpaid vacation pay, premiums for employment insurance, health tax premiums, Employee Plan premiums, accrued vacation (and other forms of paid time off, such as sick leave), wages, salaries, bonuses, commissions and other compensation have been reflected in the Financial Statements.  The Company has made available to the Buyer a copy of all employee handbooks and policies covering or applicable to the Employees including the policy of each Acquired Company for providing leaves of absence under the Family Medical Leave Act (or similar state Applicable Law) and its Family Medical Leave Act (and similar state Applicable Law) notices.  Each Acquired Company has paid or accrued all current assessments under workers’ compensation legislation, and none of the Acquired Companies has been subject to any special or penalty assessment under such legislation that has not been paid.

(h)           Except as set forth on Schedule 3.19(h), in the three (3) years prior to the date hereof, the Acquired Companies have not engaged in layoffs, terminations or relocations sufficient in number to trigger application of the WARN Act, or any similar state, local or foreign Applicable Law or regulation requiring advance notice of a mass layoff or plant closing or other similar event requiring advance notice to any Employee, Employee representative or Governmental Authority.  None of the Acquired Companies have caused any of the Employees at any site of employment of facility to suffer an “employment loss” (as defined in the WARN Act) or similar event during the 180 days preceding the date of this Agreement that, when aggregated with enough similar other events, would result in any obligation on behalf of any of the Acquired Companies, or Buyer under the WARN Act.

Section 3.20.          Taxes.

(a)           Except as set forth on Schedule 3.20(a), all Tax Returns required to be filed by or with respect to any Acquired Company have been timely filed in accordance with Applicable Laws, and each such Tax Return is true and complete in all material respects.  Except as set forth on Schedule 3.20(a), all Taxes due by or with respect to any Acquired Company have been timely paid (whether or not shown on any Tax Return). Except as set forth on Schedule 3.20(a), no claim has been made in writing by any taxing authority in any jurisdiction where any Acquired Company does not file Tax Returns that any Acquired Company is or may be subject to Tax by that jurisdiction.  No Acquired Company has requested nor is the beneficiary of an extension of time within which to file any Tax Return, which Tax Return has not since been filed within the period of such extension.  Except as set forth on Schedule 3.20(a), no Acquired Company and no member of any affiliated, consolidated, combined or unitary group of which an Acquired Company is or has been a member has granted any extension or waiver of the statute of limitations period, or of the time for assessment or collection, applicable to any Tax or Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.  All Tax Returns filed with respect to Tax years of the Acquired Companies through the Tax year ended December 31, 2005 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(b)           As used herein, “Tax” or “Taxes” means (i) any federal, state, local or foreign income, alternative or add-on minimum, windfall profit, gross income, gross receipts, property, sales, use, transfer, severance, production, franchise, registration, corporate, capital, net worth, ad valorem, value-added, stamp, environmental, gains, license, excise, employment, payroll, withholding or minimum tax, or any other tax of any kind whatsoever, goods and services, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed or required to be withheld by any Governmental Authority and any Liability for any of the foregoing as transferee, (ii) in the case of any Acquired Company, Liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which Liability of the Acquired Company to a taxing authority is determined or taken into account with reference to any activities, assets or other attributes of any other Person, and (iii) Liability of any Acquired Company for the payment of any amount as a result of being a party to any Tax Sharing Agreement or of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement), any Applicable Law, rule or regulation or of being a transferee or successor; “Tax Return” means any return, report, election, statement, form or similar document required to be filed or filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax, and “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding any Acquired Company that provides for the allocation, apportionment, sharing or assignment of any Tax Liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax Liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

(c)           The Financial Statements have been established in a manner consistent with the past practices of the Acquired Companies in all material respects and reflects adequate reserves in accordance with GAAP (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) for all Liabilities for Taxes accrued by any Acquired Company but not yet paid for all Tax periods and portions thereof through the date of the Closing Date and for Taxes which the Acquired Companies are disputing in good faith.

(d)           No Acquired Company has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) at any time during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(e)           Except as set forth on Schedule 3.20(e), there has not been any  action, suit, proceeding, investigation, audit, claim, collection or assessment pending, being conducted or proposed or, to the Knowledge of Seller threatened, with respect to any Tax Return or Taxes with respect to any Acquired Company.  There are no Liens for Taxes upon any of the Assets except Liens relating to current Taxes not yet due.  Except as set forth on Schedule 3.20(e), all Taxes which any Acquired Company is required by Applicable Law to withhold or to collect have been duly withheld and collected and have been paid to the appropriate Governmental Authority, and the Acquired Companies have complied with all information reporting and withholding requirements, in connection with amounts paid or owing to any employee, independent contractor, or other third party.  There have not been any requests for rulings or determinations in respect of any Tax between any Acquired Company and any Governmental Authority.  Except as set forth on Schedule 3.20(e), none of Seller, its Affiliates, or the Acquired Companies has received a written tax opinion with respect to any transaction relating to any Acquired Company, other than a transaction in the Ordinary Course of Business.  There are no agreements or arrangements (including any claim agreements or offers in compromise) with any Governmental Authority with regard to the Tax Liability of any Acquired Company.

(f)           No Acquired Company is a party to, or is bound by, any tax indemnity agreement or Tax Sharing Agreement and no Acquired Company has assumed the Tax Liability of any other Person under contract.

(g)           No Acquired Company has engaged, or been deemed to have engaged, in a “reportable transaction,” as set forth in Treasury Regulation Section 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(h)           Seller has made available to Buyer correct and complete copies of all Tax Returns filed with respect to, and examination reports, and statements of deficiencies assessed against or agreed to by, any Acquired Company which were filed or received after 2005.

(i)            Except as set forth on Schedule 3.20(i), no Acquired Company (i) has been a member of an affiliated group filing a consolidated, combined, affiliated, unitary or similar Tax Return (ii) has any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Applicable Law), as a transferee or successor, by contract, or otherwise, or (iii) has made a claim for indemnity related to Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Applicable Law).

(j)            Except as set forth on Schedule 3.20(j), no Acquired Company is a party to any Contract or plan that (i) has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of any Acquired Company, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code (or any similar provision of state, local, or foreign Applicable Law) or (ii) could obligate it to make any payments that will not be fully deductible under Section 162(m) of the Code (or any similar provision of state, local, or foreign Applicable Law).

(k)           Neither the Company nor any of the Acquired Companies has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(l)            No Acquired Company has a permanent establishment, office, or other fixed place of business in any jurisdiction outside the United States or its territories.

(m)         Except as set forth on Schedule 3.20(m), no Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)           change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)          “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Applicable Law) executed on or prior to the Closing Date;

(iii)         intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Applicable Law);

(iv)         installment sale or open transaction disposition made on or prior to the Closing Date; or

(v)          prepaid amount received on or prior to the Closing Date.

Section 3.21.         Brokers’ or Finders’ Fees.  Except for Houlihan Lokey, whose fees and expenses will be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or the Acquired Companies who would or might be entitled to any fee or commission in connection with the consummation of the Contemplated Transactions.

Section 3.22.         Related Party Transactions.  Except (i) for the Intercompany Balances, all of which will be handled in accordance with Section 7.03 below, and (ii) as otherwise set forth on Schedule 3.22 or Schedule 3.23, neither Seller nor any of its Affiliates, has borrowed any monies from or has outstanding any Indebtedness or other similar obligations to the Acquired Companies.  None of the Acquired Companies, nor, to the Knowledge of Seller, any of the officers, directors or employees of the Acquired Companies (or any family member of any such officer, director or employee), now has, or at any time subsequent to January 1, 2007, either directly or indirectly, had a material interest in:

(a)           any Person which furnishes or sells or during such period furnished or sold services or products to any of the Acquired Companies or purchases or during such period purchased from any of the Acquired Companies any goods or services, or otherwise does or during such period did business with any of the Acquired Companies; or

(b)           any Contract to which any of the Acquired Companies is or during such period was a party or under which it is or was obligated or bound or to which any of its properties may be or may have been subject, other than as an employee of any such Acquired Company.

Section 3.23.         Shared Services.  Schedule 3.23 contains a summary of the support services (e.g., administration, data processing, accounting, tax, treasury, insurance, banking, personnel, legal, and communications) (collectively, the “Shared Services”) (i) provided by Seller or any of its Affiliates (other than an Acquired Company) to the Acquired Companies as of the date hereof, and (ii) provided by Acquired Companies to Seller or any of its Affiliates (other than the Acquired Companies).

Section 3.24.          No Indebtedness.  As of the Closing, no Acquired Companies shall have any outstanding Indebtedness.

Section 3.25.          Accounts Receivable.  Schedule 3.25 sets forth a list of all Accounts Receivable of the Acquired Companies as of the date not more than two (2) days prior to the date of this Agreement along with a range of days elapsed since the original invoice date.  All Accounts Receivable of the Acquired Companies are reflected on the books and records of the Acquired Companies (under and in accordance with GAAP) and are valid and enforceable obligations arising from bona fide transactions in the Ordinary Course of Business.  Except as set forth on Schedule 3.25, the Accounts Receivable of the Acquired Companies are subject to no defenses, claims or rights of setoff.  The Accounts Receivable are appropriately reserved in accordance with GAAP.  As of the date of this Agreement and except as set forth on Schedule 3.25, (i) no account debtor has, to the Knowledge of Seller, refused or threatened to refuse to pay its obligations for any reason, (ii) no account debtor is, to the Knowledge of Seller, insolvent or bankrupt and (iii) no Account Receivable has been pledged to any third party.  With respect to unbilled Accounts Receivables, such unbilled Accounts Receivable are reflected on the books and records of the Acquired Companies (in accordance with GAAP) and, to the Knowledge of Seller, there are no facts that would prohibit or restrict the billing of any such unbilled Accounts Receivable in the Ordinary Course of Business.

Section 3.26.         Seller Guarantees.  Schedule 3.26 lists all Contracts, arrangements, guarantees, bonds, letters of credit, letters of comfort or other understandings (each, a “Seller Guaranty”) entered into by Seller or an Affiliate (other than the Acquired Companies) for the benefit of the Acquired Companies which imposes any Liability, upon Seller or its Affiliates (other than the Acquired Companies).

Section 3.27.         Corporate Records.  The minute books, transfer books and stock ledgers of the Acquired Companies are true and complete in all material respects and contain true and complete records of all material actions previously taken by the board of directors and any committees of the board of directors and the stockholders of each of the Acquired Companies.  Each of the Acquired Companies has maintained (and made available to Buyer and its Representatives access to) its books, records and accounts, which are true and complete in all material respects and accurately reflect in all material respects the activities of the Acquired Companies, and which have been kept in accordance with sound business practices.

Section 3.28.         Warranties.  All products and services sold, provided or delivered by the Acquired Companies to their customers conform to applicable contractual commitments, express and implied warranties, product and service specifications and quality standards.  There are no (i) pending and threatened Liabilities of the Acquired Companies based on any personal injury, damage to property or products liability resulting from any product manufactured or sold or services provided by the Acquired Companies on or before the Closing Date, (ii) pending and threatened Liabilities of the Acquired Companies based on any breach of any express or implied product warranty, product recalls, or any similar claim resulting from any product manufactured or sold or services provided by the Acquired Companies on or before the Closing Date or (iii) basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Acquired Companies with respect to any Liability described in clauses (i) or (ii).  No product or service sold, provided or delivered by the Acquired Companies to customers on or prior to the Closing Date is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, copies of which are set forth on Schedule 3.28.

Section 3.29.         Relationships with Suppliers and Clients.  Schedule 3.29(a) lists the ten (10) largest customers (or in the case of U.S. government customers, the ten (10) largest Government Contracts) of the Acquired Companies, on the basis of revenues during the 12-month periods ended December 31, 2009 (each a “2009 Top Customer”) and December 31, 2008 and 2007 (together with the 2009 Top Customers, each a “Top Customer”), and the ten (10) largest suppliers or vendors of the Acquired Companies, on the basis of expenses incurred during the 12-month periods ended December 31, 2009 (each a “2009 Top Supplier”) and December 31, 2008 and 2007 (together with the 2009 Top Suppliers, each, a “Top Supplier”).  Except as set forth on Schedule 3.29(b), (i) no 2009 Top Customer has ceased or threatened to cease, to acquire the goods or services of the Acquired Companies, has substantially reduced, or has threatened to substantially reduce, the acquisition of such goods or services, has otherwise terminated, canceled, elected not to renew any Contract with any Acquired Company (or otherwise threatened or indicated an intent to do so), or elected not to exercise any option to extend any Contract with any Acquired Company that contains an option to extend (or otherwise threatened or indicated an intent to do so), in each case whether as a result of the Contemplated Transactions or otherwise, and (ii) no 2009 Top Supplier has ceased, or has threatened to cease, selling raw materials, supplies, merchandise, other goods or services (including utilities) to the Acquired Companies, or has substantially reduced, or has threatened to substantially reduce, the sale of such raw materials, supplies, merchandise, other goods or services, or has otherwise terminated, canceled, elected not to renew any Contract with any Acquired Company (or otherwise threatened to do so), or elected not to exercise any option to extend any Contract with any Acquired Company that contains an option to extend, in each case whether as a result of the Contemplated Transactions or otherwise; and (iii) the Acquired Companies have not been, and are not currently, engaged in any dispute with any Top Customer or Top Supplier.  The Acquired Companies' relationships with the 2009 Top Customers and 2009 Top Suppliers and, to the Knowledge of Seller, the relationships of each such supplier with its suppliers, are good, and neither Seller nor any of the Acquired Companies is aware of anything that would lead it to conclude that any such relationship may be in jeopardy.  To the Knowledge of Seller, no supplier has made any assignment of its Accounts Receivable due from any of the Acquired Companies to a third party or made any other similar factoring arrangement.

Section 3.30.         Restrictions on Business Activities.  Except as set forth on Schedule 3.30, the Acquired Companies are not subject to any Order or a party to or otherwise bound by any Contract, including but not limited to exclusivity and non-competition agreements, that has or could reasonably be expected to have the effect of prohibiting or impairing any business practice or activities of any of the Acquired Companies or any lease, license or acquisition of any assets or property (tangible or intangible) by any of the Acquired Companies or the conduct of the Business as presently conducted and as currently proposed to be conducted by Seller and the Acquired Companies.

Section 3.31.         Client List.  Seller has made available to Buyer a true and complete list of all clients of the Acquired Companies since January 1, 2007 to the extent Seller or the Acquired Companies currently possesses or has access to such information.

Section 3.32.         Backlog.  The Company has made available to Buyer a true and complete list of all unfilled orders for products or services as of March 31, 2010, setting forth the date of such order and the current status.

Section 3.33.         Bank Accounts.  Schedule 3.33 contains a true and complete list of all deposit and disbursement accounts titled in the name of any of the Acquired Companies with any bank, brokerage house or other financial institution (collectively, the “Company Bank Accounts”), including for each such account the name and address of the financial institution, the nature of the account, the names of each person with authority to draw on such account or to have access to such account or to change the persons authorized to draw on the account.  The Buyer Parties acknowledge and agree that the Acquired Companies are not transferring any Company Bank Account to Buyer or Buyer Parent pursuant to the terms of this Agreement or any Ancillary Agreement.

Section 3.34.         Off-Balance Sheet Liabilities.  Schedule 3.34 sets forth a true and complete list of all transactions, arrangements and other relationships between and/or among any of the Acquired Companies and any special purpose or limited purpose entity beneficially owned by or formed at the direction of the Acquired Companies, other than those transactions, arrangements or other relationships that are separately addressed in Section 3.14.

Section 3.35.         Accuracy of Representations.  No representation, warranty or schedule furnished by Seller to Buyer in connection with the Contemplated Transactions contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

Section 3.36.         No Additional Representations.  Except for the representations and warranties contained in this Agreement and the Ancillary Agreements, neither Seller nor any of its directors, officers, employees, stockholders, agents, Affiliates or Representatives, nor any other Person, has made or shall be deemed to have made any representation or warranty to Buyer, express or implied, at law or in equity, with respect to the Acquired Companies or the Business.  All such other representations and warranties are expressly disclaimed by Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER PARENT

Buyer and Buyer Parent represent and warrant to Seller that all of the statements contained in this Article IV are true and correct as of the date hereof, or if made as of a specified date, as of such date:

Section 4.01.         Organization.  Buyer is a Tennessee corporation validly existing and in good standing under the laws of Tennessee.  Buyer Parent is a Delaware corporation validly existing and in good standing under the laws of Delaware.  Each of Buyer and Buyer Parent has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.  Each of Buyer and Buyer Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on Buyer’s ability to consummate the Contemplated Transactions or to perform its obligations hereunder.

Section 4.02.          Authorization; Validity of Agreement.  Each of Buyer and Buyer Parent has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the Contemplated Transactions. The execution, delivery and performance by each of Buyer and Buyer Parent of this Agreement and the Ancillary Agreements, and the consummation of the Contemplated Transactions, have been duly and validly authorized by its Board of Directors, respectively, and no other corporate action on the part of either Buyer or Buyer Parent is necessary to authorize the execution, delivery or performance by Buyer or Buyer Parent (as applicable) of this Agreement or any Ancillary Agreements and the consummation by it of the Contemplated Transactions.  This Agreement has been (and the Ancillary Agreements will be) duly executed and delivered by each of Buyer and Buyer Parent, and, assuming due and valid authorization, execution and delivery thereof by Seller, this Agreement constitutes (and the Ancillary Agreements when executed and delivered will constitute) the legal, valid and binding obligation of each of Buyer and Buyer Parent, enforceable against Buyer and Buyer Parent (as applicable) in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought at law or in equity).

Section 4.03.         Consents and Approvals; No Violations.  The execution, delivery and performance by each of Buyer and Buyer Parent of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each of Buyer and Buyer Parent of the Contemplated Transactions will not, directly or indirectly (with or without notice or lapse of time or both), (i) violate, contravene or conflict with any provision of the certificate of incorporation of Buyer or Buyer Parent (as applicable); (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer or Buyer Parent is a party or by which Buyer or Buyer Parent or any of their properties or assets may be bound; (iii) violate any material Order or Applicable Law with respect to Buyer or Buyer Parent or any of their properties or assets; or (iv) require on the part of Buyer or Buyer Parent any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority, including any foreign Governmental Authority, other than, in each case, such violations, breaches, defaults, or failures to file or register that would not have, or could not reasonably be expected to have, a Material Adverse Effect on Buyer or Buyer Parent.

Section 4.04.         Actions and Proceedings.  There are no (i) outstanding Orders against Buyer or (ii) Proceedings pending or, to Buyer’s knowledge, threatened in writing against Buyer or Buyer Parent, except in each case as could not prevent, enjoin, alter or materially delay the Contemplated Transactions.

Section 4.05.         Purchase for Investment.

(a)           Buyer is an “accredited investor” within the meaning of that term as defined in Rule 501(a) promulgated under the Securities Act.

(b)           The Shares will be acquired for investment for Buyer’s own account and not with a view to the distribution of any part thereof in violation of the Securities Act.  Buyer does not have any contract, undertaking or agreement with any Person to sell, transfer, or grant participations with respect to any of the Shares.

(c)           Buyer’s financial condition is such that it is able to bear the risk of holding the Shares for an indefinite period of time and can bear the loss of its entire investment in its Shares.

(d)           Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

(e)           Buyer and Buyer Parent acknowledge that the Shares have not been registered under the Securities Act or under any state or foreign securities laws.

Section 4.06.         Financing.

(a)           The Buyer has, and will have on the Closing Date, immediately available cash on hand from the Buyer’s available internal organization funds or available under a currently established committed credit facility or unutilized lines of credit with financial institutions to consummate the Contemplated Transactions and to perform its obligations hereunder.

(b)           Buyer expressly acknowledges and agrees that its obligations hereunder are not subject to any conditions, express or implied, regarding Buyer’s ability to obtain financing (or to obtain financing on terms acceptable to Buyer) for the consummation of the Contemplated Transactions.

Section 4.07.         Brokers or Finders.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or Buyer Parent who might be entitled to any fee or commission in connection with the Contemplated Transactions.

Section 4.08.         Insurance.  Except as otherwise provided in Section 7.14 of this Agreement, each of Buyer and Buyer Parent acknowledge that, as of the Closing Date, the Acquired Companies will cease to be entitled to the benefit of insurance arrangements that, prior to the Closing Date, were extended to it as a Subsidiary of Seller.

Section 4.09.         Information Supplied for Proxy Statement.  None of the information supplied or to be supplied by Buyer or Buyer Parent for inclusion or incorporation by reference in the Proxy Statement, and any amendment thereof or supplement thereto, will, at the date the Proxy Statement is first disseminated to the stockholders of Seller and at the time of Seller Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(a)           No Foreign Status.  None of Buyer, Buyer Parent or any Affiliate of Buyer or Buyer Parent or any intended transferee or assignee from Buyer or Buyer Parent of the Business, the Acquired Companies or rights hereunder is a “foreign person” and no aspect of Buyer’s organization, structure, ownership, financing, operation or otherwise is capable of causing the Contemplated Transactions to be deemed a “covered transaction” as that term is defined in FINSA, and this Agreement does not trigger a voluntary notification to the Committee on Foreign Investments in the United States. For purposes of the foregoing, a “foreign person” is any foreign national (i.e., an individual who is not a U.S. national), foreign government, or foreign Person, or any Person over which control is exercised or exercisable by a foreign national, foreign government, or any other foreign Person.

Section 4.10.         Independent Investigation By Buyer and Buyer Parent; No Reliance.

(a)           The Buyer Parties have conducted their own independent review and analysis of the Evaluation Materials, the Acquired Companies, the Business and the assets, liabilities, results of operations and financial condition of the Acquired Companies, and acknowledges that the Buyer Parties have been provided access to the personnel, properties, premises and records of the Acquired Companies for such purpose and that the Buyer Parties and their Representatives have been provided with the opportunity to ask questions of the officers and management employees of the Acquired Companies and Seller and to acquire such additional information about the Business and the financial condition of the Acquired Companies as the Buyer Parties and their Representatives have requested; provided, that nothing in this Section 4.10(a) shall be deemed to modify any of the representations and warranties of Seller set forth in this Agreement or in any Ancillary Agreement.

(b)           The Buyer Parties acknowledge and agree that neither Seller nor any Acquired Company, nor any of their respective Representatives, is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller in this Agreement or in any Ancillary Agreement. Any claims which any of the Buyer Parties may have for breach of a representation or warranty shall be based solely on the representations and warranties of Seller expressly set forth in this Agreement or any Ancillary Agreement.

(c)           Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement will operate to limit the common law liability of Seller for Seller Fraud.

Section 4.11.         No Additional Representations.  Except for the representations and warranties contained in this Agreement or any Ancillary Agreement, neither Buyer, Buyer Parent nor any of their directors, officers, employees, stockholders, agents, Affiliates or Representatives, nor any other Person, has made or shall be deemed to have made any representation or warranty to Seller, express or implied, at law or in equity.  All such other representations and warranties are expressly disclaimed by Buyer and Buyer Parent.

ARTICLE V

COVENANTS OF SELLER

Section 5.01.         Conduct of the Business Pending the Closing.  From the date hereof until the earlier of the Closing Date and the termination of this Agreement, except (A) as set forth on Schedule 5.01, (B) as required by Applicable Law, (C) as otherwise contemplated by this Agreement or the Ancillary Agreements (including Section 5.06 hereof) or (D) with the prior consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Seller (1) shall conduct the Business, and shall cause each Acquired Company to conduct the Business in the Ordinary Course of Business, shall use its Best Efforts to preserve intact, in all material respects, the present business organization and assets of the Business, and (2) shall not:

(a)           transfer, issue, sell, encumber or dispose of any equity interests of any Acquired Company or grant options, warrants, calls or other rights to purchase or otherwise acquire equity interests or other securities of or any stock appreciation, phantom stock or other similar right with respect to any Acquired Company;

(b)           effect any recapitalization, reclassification or any other change in the capitalization of any Acquired Company;

(c)           adopt a plan of complete or partial liquidation, dissolution or other reorganization with respect to any Acquired Company;

(d)           amend the Organizational Documents of any Acquired Company (whether by merger, consolidation or otherwise);

(e)           except after obtaining Buyer’s written consent, hire any new senior-level employees into any Acquired Company or, except in the Ordinary Course of Business, (A) increase the annual level of compensation, bonus or any other benefits payable or to become payable by any Acquired Company to any of its directors or employees; (B) grant or increase any bonus, severance, termination pay, benefit or other direct or indirect compensation to any director or employee; or (C) other than to comply with Applicable Law, enter into, establish, amend or terminate any employment, consulting, retention, change of control, labor or collective bargaining, bonus or other incentive compensation, profit sharing, health or welfare, stock option or other equity, pension, retirement, vacation, severance or deferred compensation, non-competition or similar agreement, or any other plan, agreement, program, policy or arrangement for the benefit of Employees that would constitute an Employee Benefit Plan, to which any Acquired Company would be a party or otherwise would have any Liability or potential Liability;

(f)            make any change in any method of accounting or accounting practice, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants, or as required by the FAR or other Applicable Law or Order of any Governmental Authority including but not limited to the Defense Contract Audit Agency;

(g)           permit any Acquired Company to enter into or agree to enter into any merger or consolidation with any corporation or other Person, or acquire any business or the securities of any other Person (whether by merger, stock purchase, asset purchase or otherwise);

(h)           create or permit to be created any Liens with respect to the Business or the Assets, other than Permitted Liens;

(i)            sell or otherwise dispose of any portion of the Business or the Assets or enter into any Contract to do so, not in the Ordinary Course of Business;

(j)            enter into any Contract which (A) imposes any restriction on the ability of any Acquired Company to compete in any business or activity within a certain geographic area, or pursuant to which any benefit or right is required to be given or lost as a result of so competing, except for teaming or similar Contracts entered into in the Ordinary Course of Business, (B) which grants any exclusive license, supply or distribution agreement or other exclusive rights, except for teaming or similar Contracts entered into in the Ordinary Course of Business and except for Government Contracts or Government Bids entered into in the Ordinary Course of Business, (C) which grants any “most favored nation,” rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Intellectual Property Right, except for teaming or similar Contracts entered into in the Ordinary Course of Business and except for Government Contracts or Government Bids entered into in the Ordinary Course of Business, (D) requires the purchase of all or substantially all or a given portion of the Business’ requirements from a given third party, or (E) would have any of the foregoing effects on Buyer or any of its Affiliates after the Closing;

(k)           incur, assume, guarantee or extend any Indebtedness, except in the Ordinary Course of Business or which will be reflected as an Intercompany Balance or any debt owed to Seller or its Affiliates which will be eliminated at Closing;

(l)            implement any plant closing or layoff of employee that could be reasonably expected to implicate the WARN Act;

(m)           make, amend or change any Tax election, change an annual accounting period, adopt or change any accounting method, make a request for a tax ruling or surrender any right to claim a refund of Taxes to any of the Acquired Companies, file any amended Tax Return or any amendment to any previously filed Tax returns (which may adversely affect any of Buyer, the Acquired Companies or any of their respective Affiliates for any period ending after the Closing Date), or enter into any closing agreement or settle or compromise any Tax liability, claim or assessment (which may adversely affect any of Buyer, the Acquired Companies or any of their Affiliates for any period ending after the Closing Date);

(n)           except, in the case of Section 3.07(d), for teaming agreements entered into in the Ordinary Course of Business, take any action that would cause the representations of Section 3.07 to be untrue as of the Closing;

(o)           take any action or omit to take any action that would cause any insurance policy or coverage applicable to the Acquired Companies, the Assets or the Business to lapse or not be renewed; or

(p)           enter into any Contract or letter of intent to do anything prohibited by this Section 5.01.

provided, however, that notwithstanding the foregoing or any other provision of this Agreement to the contrary, Seller and/or the Acquired Companies may, prior to the Closing, use all or any portion of the cash of the Acquired Companies to (i) repay any Indebtedness of the Acquired Companies, or (ii) make distributions to Seller in the Ordinary Course of Business.

Section 5.02.         Access to Information.  From the date hereof until the Closing Date, Seller will (i) give, and will cause the Acquired Companies to give, Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access, at reasonable times and during normal business hours, to the offices, personnel, properties, books and records of the Acquired Companies and to the books and records of Seller relating to the Acquired Companies and the Business, (ii) furnish, and cause the Acquired Companies to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Acquired Companies and the Business as such Persons may reasonably request, and (iii) instruct the employees, counsel and financial advisors of Seller and the Acquired Companies to cooperate with Buyer’s reasonable requests in its investigation of the Acquired Companies and the Business; provided, that any investigation pursuant to this Section 5.02 shall be conducted only upon reasonable notice by Buyer to Seller and the Acquired Companies in such manner as not to interfere unreasonably with the conduct of the Business; and provided, further, that without the prior written consent of Seller, Buyer and its Representatives shall not be entitled to any such access, information or documents (a) as to which, pursuant to the advice of Seller’s counsel, the attorney-client privilege or attorney work-product doctrine applies, (b) the disclosure of which is restricted by any Applicable Law or Order applicable to Seller or any Acquired Company, (c) the disclosure to Buyer would cause significant competitive harm to Seller, the Acquired Companies or an Affiliate of Seller if the Contemplated Transactions are not consummated, or (d) the disclosure of which contravenes any Contract entered into prior to the date of this Agreement (including any confidentiality agreement) to which Seller, the Acquired Companies or any Affiliate of Seller is a party.  In the event that Seller determines not to provide any access, information or documents to Buyer or any of its Representatives by reason of clauses (a), (b), (c) or (d) of the immediately preceding sentence, Seller shall provide Buyer with prompt written notice of such determination, which notice shall include a description of the access, information or documents that Seller has determined not to provide.

Section 5.03.         Notices of Certain Events.  From the date hereof through the Closing Date, Seller shall, and shall cause the Acquired Companies to, promptly notify Buyer of:

(a)           any written notice or, to the Knowledge of Seller, other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions, except for those consents set forth on Schedule 3.03(ii)(a) and Schedule 3.03(ii)(b);

(b)           any notice or, to the Knowledge of Seller, other communication from any Governmental Authority in connection with the Contemplated Transactions;

(c)           any Proceedings commenced or, to the Knowledge of Seller, threatened against, relating to or involving or otherwise affecting a Seller or the Acquired Companies that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.09 or that relate to the consummation of the Contemplated Transactions, or any material developments to any such Proceedings;

(d)           any written notice (or, to the Knowledge of Seller, other communication) received by Seller or its Affiliates that any of the 2009 Top Customers has ceased, or will or intends to cease, to use the goods or services of the Acquired Companies, or has substantially reduced, or will or intends to substantially reduce, the use of such goods or services at any time, in each case whether as a result of the transactions contemplated hereby or otherwise;

(e)           any written notice (or, to the Knowledge of Seller, other communication) received by Seller or its Affiliates that any of the 2009 Top Suppliers has ceased, or will or intends to cease, selling raw materials, supplies, merchandise, other goods or services to the Acquired Companies, or has substantially reduced, or will or intends to substantially reduce, the sale of such raw materials, supplies, merchandise, other goods or services at any time, in each case on terms and conditions substantially similar to those used in its current sales to the Acquired Companies, and in each case whether as a result of the transactions contemplated hereby or otherwise;

(f)            the occurrence of any breach by Seller of any representation or warranty or any covenant or agreement contained in this Agreement, promptly after Seller becomes aware of any such breach; and

(g)           the entering into by Seller or any of the Acquired Companies of any teaming or similar Contract, Government Contract or Government Bid which (A) imposes any restriction on the ability of any Acquired Company to compete in any business or activity within a certain geographic area, or pursuant to which any benefit or right is required to be given or lost as a result of so competing, (B) grants any exclusive license, supply or distribution agreement or other exclusive rights, or (C) grants any “most favored nation,” rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Intellectual Property Right.

Section 5.04.         Resignations.  Seller shall cause each officer or member of the respective board of directors of any Acquired Company that is an employee or officer of Seller to submit his or her resignation as an officer or a member of such board of directors, effective as of the Closing Date, other than those Persons whom Buyer specifies to Seller at least seven (7) days prior the Closing Date.

Section 5.05.         Credit Agreement and Liens.  On or prior to the Closing, Seller shall cause the release of any and all Liens on the Shares and any of the assets of the Acquired Companies (except Permitted Liens), including any Liens that are securing any Indebtedness issued pursuant to any Credit Agreement to which any Acquired Company, Seller or any Affiliate of Seller is a party (“Seller Credit Agreement”).

Section 5.06.         Employee Plans.  Prior to the Closing, the Company shall have taken all required action to fully vest all participants in the 401(k) Plan.

Section 5.07.          Acquisition Proposals.

(a)           From the date of this Agreement until the Closing Date or, if earlier, the termination of this Agreement pursuant to Article X hereof, Seller will not, and will not authorize or permit any Acquired Company or any Representative of Seller or any Acquired Company to, directly or indirectly: (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Competing Transaction Proposal from any Person (other than Buyer or Buyer Parent, for purposes of this Section 5.07, a “Third Party”) or take any action that could reasonably be expected to lead to a Competing Transaction Proposal, (ii) furnish any information regarding any Acquired Company or the Business to any Third Party in connection with or in response to a Competing Transaction Proposal or an inquiry or indication of interest that could reasonably be expected to lead to a Competing Transaction Proposal, (iii) engage in or continue any discussions or negotiations with any Third Party with respect to any Competing Transaction Proposal, (iv) approve, endorse or recommend any Competing Transaction Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Competing Transaction Proposal.

(b)           Notwithstanding anything to the contrary in Section 5.07(a) or any other provision of this Agreement, if, at any time prior to the Seller Stockholder Approval, (i) none of Seller, the Acquired Companies or any of Seller’s or Acquired Companies’ respective Representatives shall have violated any of the restrictions set forth in this Section 5.07, and (ii) Seller receives an unsolicited bona fide written Competing Transaction Proposal from a Third Party and the Seller Board determines in good faith (A) after consulting with Outside Legal Counsel of National Repute and a financial advisor of nationally recognized reputation selected by the Seller Board (the “Seller Financial Advisor”) that such Competing Transaction Proposal is, or is reasonably likely to lead to, a Superior Proposal, or (B) after consulting with and receiving the advice of Outside Legal Counsel of National Repute that the failure to take the actions referred to in clause (x) and (y) below is reasonably likely to result in a violation of the Seller Board’s fiduciary duties to Seller’s stockholders or other violation of  Applicable Law, Seller may (x) furnish information with respect to Seller and its Subsidiaries (including, but not limited to, the Acquired Companies and the Business) to such Third Party, and (y) enter into, maintain and participate in discussions or negotiations with such Third Party (on a non-exclusive basis) regarding such Competing Transaction Proposal (including by requesting that such Third Party amend the terms of such Competing Transaction Proposal so that it may be a Superior Proposal); provided, that prior to taking any of the actions specified in the preceding clauses (x) or (y), (i) at least two (2)  Business Days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Third Party, Seller provided Buyer with written notice of the identity of such Third Party and of Seller’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Third Party, (ii) Seller receives from such Third Party an Acceptable Confidentiality Agreement, and (iii) at least two (2) Business Days prior to furnishing any such nonpublic information to such Third Party, Seller furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by Seller to Buyer).  Without limiting the generality of the foregoing, Seller acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Representative of Seller or any Acquired Company, whether or not such Representative is purporting to act on behalf of Seller or any Acquired Company, shall be deemed to constitute a breach of this Section 5.07 by Seller.

(c)           Seller shall promptly (and in no event later than twenty-four (24) hours after receipt of any Competing Transaction Proposal, any inquiry or indication of interest that could lead to a Competing Transaction Proposal or any request for nonpublic information) advise Buyer orally and in writing of any Competing Transaction Proposal, any inquiry or indication of interest that could lead to a Competing Transaction Proposal or any request for nonpublic information relating to any of the Acquired Companies (including the identity of the Person making or submitting such Competing Transaction Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period.  Seller shall keep Buyer fully informed with respect to the status of any such Competing Transaction Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(d)           Concurrently with the execution of this Agreement, Seller shall (i) immediately cease and cause to be terminated any existing discussions with any Person that relate to any Competing Transaction Proposal; (ii) as soon as practicable request each Person that has executed, within twelve (12) months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Competing Transaction Proposal to return or destroy all confidential information relating to the Business or any of the Acquired Companies heretofore furnished to such Person by or on behalf of Seller or any of the Acquired Companies, subject to whatever rights, if any, that such Person has to retain any such information or avoid any demand for its return or destruction pursuant to the terms of the confidentiality agreement between such Person and Seller or any of the Acquired Companies;  and (iii) cause any physical or virtual data room containing any such information to no longer be accessible to or by any Person other than Buyer and its Representatives.

(e)           Seller agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which Seller or any of the Acquired Companies is a party, and will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement relating to the Business or any of the Acquired Companies (or relating to Seller in any manner which includes the Business or Acquired Companies) at the request of Buyer; provided, however, that Seller may release any third party from, or waive any provision of, a confidentiality or “standstill” provision to which it is a party if the Seller Board determines in good faith, after having taken into account the advice of its Outside Legal Counsel of National Repute, that such action is required in order for the Seller Board to comply with its fiduciary obligations to Seller’s stockholders or other Applicable Law.

(f)            Nothing in this Agreement shall prohibit or restrict Seller or the Seller Board from (i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or (ii) making any disclosure to the stockholders of Seller if, in the good faith judgment of the Seller Board, after having taken into account the advice of its Outside Legal Counsel of National Repute, the failure to take such action or make such disclosure would be reasonably likely to result in a violation of the Seller Board’s fiduciary duties to Seller’s stockholders, or would otherwise violate Applicable Law.

(g)           For purposes of this Agreement:

(i)           “Acceptable Confidentiality Agreement” means an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Seller or any Acquired Company and containing terms no less favorable in any material respect to Seller in the aggregate than those set forth in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision providing for any exclusive right to negotiate with Seller or any of the Acquired Companies or having the effect of prohibiting Seller from satisfying its obligations under this Agreement).

(ii)           “Acquisition Transaction” means any transaction or series of transactions involving: (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction; or (b) any sale (other than sales of inventory in the Ordinary Course of Business), lease (other than in the Ordinary Course of Business), exchange, transfer (other than sales of inventory in the Ordinary Course of Business), license (other than nonexclusive licenses in the Ordinary Course of Business), acquisition or disposition of assets.

(iii)         “Competing Transaction Proposal” means any inquiry, proposal, indication of interest or offer from any Third Party contemplating or otherwise relating to any Acquisition Transaction directly or indirectly involving the Business or any Acquired Company or assets of the Business or any Acquired Company (including, without limitation, any Acquisition Transaction involving Seller that would include the Business, any of the Acquired Companies or any assets of the Business or any Acquired Company ).  Notwithstanding the foregoing and anything contained in this Agreement to the contrary, nothing in this Agreement shall be deemed to restrict in any way the ability of Seller or its Representatives to encourage, solicit, initiate or engage in discussions or negotiations with any person, or encourage or solicit proposals from any person, with respect to either (a) any purchase, sale or other disposition of Seller’s commercial business (which, for the avoidance of doubt, does not include any of the current operations of the Acquired Companies or any of its Subsidiaries), whether before or subsequent to the consummation of the Contemplated Transactions, or (b) any merger, acquisition, consolidation or similar business combination involving the sale of Seller, whether before or subsequent to the consummation of the Contemplated Transactions, that either (i) does not include any of the Acquired Companies or the Assets or (ii) contemplates that the Acquired Companies be sold to Buyer pursuant hereto, provided that, in the case of any transaction referred to in clause (a) or (b) above, neither the execution, delivery and/or performance of any definitive agreement with respect to such transaction, nor the consummation of such transaction, would be reasonably expected to prevent or render impractical, or otherwise frustrate or impede in any material respect, the Contemplated Transactions. No inquiry, proposal, indication of interest or offer from any Person with respect to any of the transactions referred to in clauses (a) and (b) of the preceding sentence (as limited by the proviso set forth in the preceding sentence) shall be deemed to be a Competing Transaction Proposal.

(iv)         “Outside Legal Counsel of National Repute” means any of the law firms that prior to the date hereof have been involved in representing Seller or any Committee of the Board of Directors of Seller in connection with the Contemplated Transactions and shall also include any law firm included in the “AmLaw 100” ranking as published by Incisive Media.

(v)          “Superior Proposal” shall mean an unsolicited, bona fide written Competing Transaction Proposal (in the absence of any violation of this Section 5.07) that the Seller Board determines, in good faith, (i) after consulting with Outside Legal Counsel of National Repute and the Seller Financial Advisor, to be more favorable from a financial point of view to Seller’s stockholders than the terms of this Agreement or, if applicable, any written proposal by Buyer to amend the terms of this Agreement, taking into account all the terms and conditions of such proposal and this Agreement (including the expected timing and likelihood of consummation and any governmental, regulatory and other approval requirements) and (ii) to be reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such Third Party.

Section 5.08.        Disclosure Schedule Supplements.  From time to time prior to the Closing, Seller will supplement, modify or update the Disclosure Schedules by delivery of the Disclosure Schedules to Buyer (as so supplemented, modified or updated, each, an “Updated Disclosure Schedule”) with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules or which is necessary to complete or correct any information in such schedule or in any representation and warranty of Seller which has been rendered inaccurate thereby.  Any such supplements, modifications and updates set forth in the Updated Disclosure Schedules shall not be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of the indemnifications provided for in Article IX hereof and will not be deemed to have cured any such breach of representation or warranty made in this Agreement for purposes of determining whether or not the conditions set forth in Sections 8.01 or 8.02 have been satisfied.

ARTICLE VI

COVENANTS OF THE BUYER PARTIES

The Buyer Parties agree that:

Section 6.01.        Confidentiality.  Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold, and will use their respective Best Efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law, all documents and information concerning the Acquired Companies, Seller or any of their respective Affiliates furnished to Buyer or its Affiliates in connection with the Contemplated Transactions, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Buyer or any of its Affiliates or (iii) later lawfully acquired by Buyer from sources other than Seller or the Acquired Companies, which sources are not, to Buyer’s knowledge, subject to any legally binding obligation to the Acquired Companies to keep such information confidential; provided, that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the Contemplated Transactions and to its lenders or other Persons in connection with obtaining the financing for the Contemplated Transactions so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially.  The obligation of Buyer and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, (x) Buyer and its Affiliates will, and will use their respective Best Efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents and their lenders and such other Persons to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from Seller or the Acquired Companies in connection with this Agreement that are subject to such confidence and (y) Buyer shall certify in writing to Seller that all documents and other materials subject to the confidentiality restrictions of this Section 6.01 shall have been destroyed or returned to Seller or Acquired Companies, as the case may be.

Section 6.02.        Access.  On and after the Closing Date, during normal business hours, Buyer shall, and shall cause each of the Acquired Companies and its other Affiliates to, afford promptly to Seller and its Representatives reasonable access to their properties, books of account, financial and other records (including, without limitation, accountants’ work papers), employees and auditors to the extent necessary in connection with any audit, investigation, dispute or litigation or other reasonable business purpose relating to Seller’s rights or obligations under this Agreement or any of the Ancillary Agreements or otherwise in connection with the Contemplated Transactions or to determine any matter relating to any period ending on or before the Closing Date; provided, that any such access by Seller shall not unreasonably interfere with the conduct of the business of Buyer and its Subsidiaries.

Section 6.03.        Use of Seller’s Name.

(a)           The Buyer Parties acknowledge that they are not purchasing or licensing any right, title or interest in and to the name “TechTeam,” or any variation thereof, or any other Trademarks of Seller (collectively, “Seller’s Trademarks”) except as expressly set forth herein; provided, that the term Seller’s Trademarks shall exclude domain names.  Effective as of the Closing Date, any license agreement pursuant to which Seller or any Affiliate has granted to the Acquired Companies the right to use any of Seller’s Trademarks shall be deemed cancelled and of no further force or effect.  Buyer shall have the right to use any and all previously printed stationery, signage, invoices, packaging, advertising and promotional materials, packing and shipping materials and other similar materials used or held for use by the Acquired Companies and bearing Seller’s Trademarks as of the Closing Date (“Existing Inventory”) until the second anniversary of the Closing Date (the “Transitional Period”). During the Transitional Period, Seller hereby grants to Buyer a limited, non-exclusive (subject to the immediately following sentence), non-sublicensable, non-transferable, royalty-free license to use Seller’s Trademarks in the conduct of the Business; provided, that as soon as reasonably practicable but not later than one (1) year after the Closing Date, to distinguish the Existing Inventory from the materials used by Seller prior to the Closing Date, Buyer shall institute a procedure whereby a stamp or other indelible identifying mark is affixed to the Existing Inventory in order to substitute Buyer’s corporate identification for Seller’s Trademarks, which stamp or mark shall (i) use the name “TechTeam” in the form “Formerly part of TechTeam,” but which shall not use Seller’s Trademarks in any other form or manner; and (ii) appear more prominently than Seller’s Trademarks on all such materials.  Notwithstanding the non-exclusive nature of the license granted to Buyer pursuant to the immediately preceding sentence, Seller agrees, during the Transitional Period, not to use or license for use Seller’s Trademarks for use in the conduct of any business, which provides, whether as a prime contractor, subcontractor or otherwise information technology-based and other professional services to Governmental Authorities.  In addition and notwithstanding the expiration of the Transitional Period, following the Closing, (i) in the case of each Government Contract to which an Acquired Company is a party and in which such Acquired Company uses any of Seller’s Trademarks as part of such Acquired Company’s current or former name, such Acquired Company may continue to use such Seller’s Trademarks in such Government Contract (and in any related task orders, purchase orders or delivery orders or other documents or correspondence) until the change of name agreement that is required with respect to such Government Contract is submitted by such Acquired Company to the applicable Governmental Authority and such agreement is accepted and countersigned by the applicable Governmental Authority and delivered to such Acquired Company and becomes effective (and Buyer shall cause such Acquired Company to make such submission within thirty (30) days following the Closing Date); (ii) in the case of each other Contract to which an Acquired Company is a party and in which such Acquired Company uses any of Seller’s Trademarks as part of such Acquired Company’s current or former name, such Acquired Company may continue to use such Seller’s Trademarks in such Contract (and in any related documents or correspondence) until such Contract is amended or otherwise modified to reflect such name change (and Buyer shall cause such Acquired Company to provide written notice of its name change to the other parties to such Contract within thirty (30) days following the Closing Date); (iii) each Acquired Company may continue to use any of Seller’s Trademarks (to the extent part of such Acquired Company’s current or former name) in any documents or correspondence related to its filings to qualify to do business or other regulatory filings until such qualifications or filings are amended or otherwise modified to reflect such name change (and Buyer shall cause such Acquired Company to file such amendments or modifications within thirty (30) days following the Closing Date); and (iv) each Acquired Company (to the extent that its former name includes any of Seller’s Trademarks) may indicate that it was formerly known by such name.  Notwithstanding anything in this Section 6.03 to the contrary, to the extent that there is no specific change of name process with respect to a Government Contract, Buyer shall use its Best Efforts to discontinue use of Seller’s Trademarks, as used in connection with such Government Contract, as soon as reasonably practicable after the Closing Date.

(b)          During the Transitional Period, Buyer shall maintain the Business in connection with which Seller’s Trademarks are used at a level of quality equal to or greater than the level of quality maintained by Seller as of the Closing Date. Buyer agrees that immediately upon termination of the Transitional Period, Buyer shall cease all further use of Seller’s Trademarks. Buyer shall use its Best Efforts to fully correct and remedy, or cause to be corrected and remedied, any deficiencies in its use of Seller’s Trademarks, the quality of the products and services associated with the Business using Seller’s Trademarks, and the advertising and promotion thereof, upon notice from Seller.

(c)          Buyer agrees that neither Buyer, nor any of its Affiliates (including the Acquired Companies) shall use, directly or indirectly, Seller’s Trademarks or any marks similar thereto, as part of Buyer’s or any of its Affiliates own trade names or in any other way that suggests that there is any relation or affiliation between Seller or any of Seller’s Affiliates and Buyer, or any of Buyer’s Affiliates, or as a trademark, service mark or trade name for any other business, product, or service. Buyer and its Affiliates shall have no rights to use Seller’s Trademarks except as expressly provided in Section 6.03(a) hereof and shall not claim any other rights therein. All rights not expressly granted in this Agreement or herein are reserved to Seller and Seller’s Affiliates.

(d)          Neither Buyer nor any of its Affiliates shall directly or indirectly, contest the validity of, by act or omission jeopardize, or take any action inconsistent with, Seller’s rights or goodwill in Seller’s Trademarks (including attempting to register any of Seller’s Trademarks or any mark confusingly similar thereto).

(e)          All rights and goodwill arising from the use of Seller’s Trademarks shall inure solely to Seller’s benefit and Buyer agrees to assign to Seller and does hereby assign to Seller all rights that Buyer, the Acquired Companies or any other Affiliates of Buyer may acquire, if any, by operation of law or otherwise, in any of Seller’s Trademarks, along with the goodwill associated therewith.

(f)           Buyer will, effective at the Closing Date or as soon thereafter as reasonably practicable, cause an amendment to the Certificate of Incorporation of each Acquired Company to become effective changing the name of such entity to delete the name “TechTeam” to the extent such Acquired Company’s name contains the word “TechTeam.”

(g)          Buyer acknowledges and agrees that it would be difficult to measure the damages that might result from any actual or threatened breach by it of this Section 6.03 and that such actual or threatened breach by it may result in immediate, irreparable and continuing injury to Seller and that a remedy at law for any such actual or threatened breach may be inadequate. Accordingly, Buyer agrees that Seller, in its sole discretion and in addition to any other remedies it may have at law or in equity, shall be entitled to seek temporary, preliminary and permanent injunctive relief or other equitable relief, issued by a court of competent jurisdiction, in case of any such actual or threatened breach (without the necessity of actual injury being proved).

(h)          Buyer’s rights under the transitional license provided for in this Section 6.03 are personal and may not be sublicensed, assigned, encumbered, pledged or otherwise transferred.

Section 6.04.        Contact with Customers and Suppliers.  Prior to the Closing, Buyer shall not, and shall cause its advisors, agents and Affiliates and any employees, directors or officers thereof, not to, contact and communicate with the employees, consultants, customers, suppliers, licensors or other Persons having a business or commercial relationship with any of the Acquired Companies in connection with the transactions contemplated hereby without the prior written consent of Seller, which consent may be conditioned upon a representative of Seller being present at any such meeting or conference.

Section 6.05.         Release of Obligations.

(a)           Buyer or Buyer Parent shall use their Best Efforts to cause Buyer or Buyer Parent to be substituted for Seller in all respects, effective as of the Closing, in respect of all obligations of Seller and its Affiliates (other than the Acquired Companies) under any Seller Guaranty.  Following the Closing, with respect to any Seller Guaranty for which no such substitution is effected, Buyer shall, and shall cause the Acquired Companies to, indemnify Seller and its Affiliates against any Loss (as defined below) incurred under any such Seller Guaranty.

(b)           To the extent Seller and its Affiliates are not released from all obligations and liabilities under a Seller Guaranty, Buyer shall not renew or extend any obligation or agreement to which any such Seller Guaranties relate or amend the same in any way that would increase Seller’s or its Affiliate’s potential liability or obligations thereunder without first obtaining and delivering to Seller or its Affiliate a written release by the beneficiary thereof of all liability of Seller or its Affiliate with respect thereto, in form and substance reasonably satisfactory to Seller and its counsel.

(c)           To the extent that Seller or Affiliate of Seller is party to any agreement that is used both by an Acquired Company or primarily in the Business and in the businesses of Seller or any Affiliate of Seller, which agreements are set forth on Schedule 6.05(c) (the “Shared Agreements”), Seller and any applicable Affiliate of Seller shall use their respective Best Efforts to amend any Shared Agreement so that it no longer covers any Acquired Company or the Business, and Buyer and any applicable Affiliate of Buyer shall use their respective Best Efforts to negotiate and execute separate agreements (and Seller shall cooperate in such efforts that do not require the payment of money or the undertaking of any obligation) to be entered into by an Acquired Company, Buyer or an Affiliate of Buyer on the one hand and the third party to the Shared Agreement on the other, on or prior to the Closing Date. If any Shared Agreement continues to cover an Acquired Company or the Business after the Closing Date, then Buyer shall indemnify and hold harmless Seller, in accordance with Section 9.03, from and against all Losses related to or arising out of the Business or the Acquired Companies under any such Shared Agreement other than any Losses that arise out of Seller’s or an Affiliate of Seller’s failure to comply with the terms of such Shared Agreement (provided, that the applicable Acquired Company is in compliance with the terms of such Shared Agreement as it relates to such Acquired Company or the Business).

(d)          If Seller or any applicable Affiliate of Seller are unable to amend any Shared Agreement so that it does not cover any Acquired Company or the Business, or Buyer or its applicable Affiliate is unable to negotiate and execute a separate agreement to be entered into by an Acquired Company, Buyer or an applicable Affiliate of Buyer on the one hand and the third party to the Shared Agreement on the other, notwithstanding Buyer’s or its applicable Affiliate’s and Seller’s or it’s applicable Affiliate’s commercially reasonable efforts, Seller or its applicable Affiliate shall use its Best Efforts to sublicense, sublease or assign in part to an Acquired Company effective as of the Closing Date any such Shared Agreement in a manner sufficient for such Acquired Company to continue to use such Shared Agreement to the extent used prior to the Closing Date. Buyer shall indemnify and hold harmless Seller, in accordance with Section 9.03, from and against all Losses related to or arising out of any such sublicense, sublease or assignment of a Shared Agreement other than any Losses that arise out of Seller’s or its Affiliate’s failure to comply with the terms of such sublicense, sublease or assignment of a Shared Agreement (provided, that the applicable Acquired Company is in compliance with the terms of such sublicense, sublease or assignment of a Shared Agreement as it relates to such Acquired Company or the Business).

Section 6.06.        Acknowledgment of Discontinuation of Services.  Buyer acknowledges and agrees that, except as provided for in the Transition Services Agreement, from and after the Closing, Seller and its Affiliates will not be providing any Shared Services (including, but not limited to, administration, data processing, accounting, tax, treasury, insurance, banking, personnel, legal, and communications) to the Acquired Companies or the Business, any agreements or understandings (written or oral) with respect thereto shall terminate on the Closing Date, and Buyer shall be obligated, at its own cost and expense, to arrange for or otherwise procure replacement services for the Shared Services.

Section 6.07.        Guarantee by Buyer Parent.  Buyer Parent hereby guarantees the performance by Buyer of all of Buyer’s obligations under this Agreement and the Ancillary Agreements to which Buyer is a party; provided, that Seller shall have first followed the procedures set forth in Section 9.06.

ARTICLE VII

OTHER COVENANTS OF THE BUYER PARTIES AND SELLER

The Buyer Parties and Seller agree that:

Section 7.01.        Best Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, the Buyer Parties and Seller will use their respective Best Efforts to take, or cause to be taken (including by causing any Affiliates to take actions), all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the Contemplated Transactions, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the Contemplated Transactions; provided, that none of the Buyer Parties or any of their respective Affiliates or Representatives shall have any communication with any Governmental Authority regarding any Material Contract without the prior express written consent of Seller.

(a)          Except as otherwise prohibited by Applicable Law, each Party hereto shall promptly inform the other of any communication from any Governmental Authority regarding any of the Contemplated Transactions. If any Party or affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the Contemplated Transactions, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request.

(b)          Seller and the Buyer Parties shall, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties hereto to consummate the Contemplated Transactions, use their respective Best Efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

(c)           Seller and the Buyer Parties agree, and Seller, prior to the Closing, and the Buyer Parties, after the Closing, agree to cause the Acquired Companies, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Contemplated Transactions.

Section 7.02.        Certain Filings.

(a)           Seller and the Buyer Parties shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts or Government Contracts, in connection with the consummation of the Contemplated Transactions, and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

(b)          Notwithstanding the foregoing or any other provision in this Agreement to the contrary, nothing in this Section 7.02 shall require, or be deemed to require, any Party to enter into any settlement, undertaking, consent decree, stipulation, or agreement with any Governmental Authority in connection with the Contemplated Transactions  or divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agree to do any of the foregoing) with respect to any of their respective Affiliates, Business, assets or properties.

Section 7.03.        Intercompany Balances.  Buyer and Seller acknowledge and agree that, as of the Closing Date, all Intercompany Balances shall be eliminated, either through the capitalization, dividend and/or cancellation of such Intercompany Balances but in any case in a manner which shall not result in any Tax Liabilities for any of the Acquired Companies, such that, as of the Closing Date and thereafter, no amounts shall be payable (a) by any of the Acquired Companies to any Person in respect of any Intercompany Balances or (b) to any of the Acquired Companies by Seller or any of its Affiliates in respect of any Intercompany Balances, as the case may be.  For the avoidance of doubt, any Taxes of any of the Acquired Companies arising from such elimination shall be for the account of and paid by Seller.  At least five (5) Business Days prior to the elimination of the Intercompany Balances as described in this Section 7.03, Seller shall notify Buyer in writing, in reasonable detail, as to the manner in which such elimination of the Intercompany Balances is to occur, which shall be reasonably satisfactory to Buyer.

Section 7.04.         Public Announcements.

(a)           Set forth as Exhibit E hereto is a form of press release with respect to the execution of this Agreement which has been approved for issuance by Buyer Parties and set forth as Exhibit F hereto is a form of press release with respect to the execution of this Agreement which has been approved for issuance by Seller.  Seller and the Buyer Parties shall not issue any other press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party hereto (which approval will not be unreasonably withheld, delayed or conditioned) unless, in the reasonable judgment of Seller or Buyer, as applicable, disclosure (including disclosures provided in securities filings made by Buyer, Buyer’s Affiliates, Seller or Seller’s Affiliates) is otherwise required by Applicable Law (including the United States securities laws) or the rules and regulations of any stock exchange on which the securities of such Party (or an Affiliate of such Party) may be listed or traded; provided, that, to the extent any such disclosure is required by Applicable Law or the rules and regulations of any such stock exchange, the Party intending to make such disclosure shall use its commercially reasonable efforts consistent with Applicable Law to consult with the other Party with respect to the content and timing of any such disclosure before such disclosure is made.

(b)          Seller and the Buyer Parties will consult with each other concerning the means by which employees, customers, suppliers and others having dealings with the Acquired Companies will be informed of this Agreement and the transactions contemplated hereby, and Seller and the Acquired Companies will have the right to be present for any such communication.

(c)           The restrictions contained in this Section 7.04 shall not apply to any Seller communications regarding (i) a Competing Transaction Proposal that the Seller Board determines in good faith (after consultation with outside counsel and the Seller Financial Advisor) constitutes or is reasonably likely to lead to a Superior Proposal, (ii) the determination by the Seller Board to withdraw or modify, in a manner adverse to Buyer, its approval or recommendation of this Agreement or the Contemplated Transactions, or (iii) as otherwise contemplated by this Agreement, including, but not limited to, Sections 5.07 and 7.11 hereof.

Section 7.05.         Post-Closing Employment and Benefits.

(a)          401(k) Plan.  Prior to the Closing, the Acquired Companies and the Seller shall make, or cause to be made, all contributions and pay all premiums under each Employee Plan with respect to periods ending on or prior to the Closing (such that no additional contributions shall be due or required on or after the Closing).  At least one (1) Business Day prior to the Closing, the Acquired Companies shall transfer to Seller (i) “sponsorship” of the 401(k) Plan and (ii) all of their obligations with respect to the 401(k) Plan and all trusts relating to the 401(k) Plan.  At least one (1) Business Day prior to the Closing but after the occurrence of the transfers referenced above, the Seller or the Acquired Companies shall take or cause to be taken any actions (and obtain from Buyer advance written approval of such actions (which approval shall not be unreasonably conditioned, withheld or delayed)) that are necessary in order to (including, but not limited to, adopting Board of Director resolutions of the 401(k) Plan sponsor necessary to accomplish the following) (A) terminate the 401(k) Plan or to merge the 401(k) Plan into Seller’s 401(k) plan; (B) fully vest all participants in the 401(k) Plan; and (C) freeze contributions with respect to employees of the Acquired Companies, all effective as of the day before the Closing Date. If Seller elects to terminate the 401(k) Plan, it shall promptly file for a final determination letter with respect to the 401(k) Plan on IRS form 5310 and, once such determination letter is received, promptly process terminal 401(k) Plan distributions.  If Seller elects to merge the 401(k) Plan into its 401(k) plan, if it eventually elects to terminate such 401(k) plan, it shall promptly file for a final determination letter with respect to such 401(k) plan on IRS form 5310 and, once such determination letter is received, promptly process terminal 401(k) plan distributions.

(b)          Other Employee Plans. Prior to the Closing, and except for (i) accrued leave entitlements for the Transferred Employees to the extent reflected on the Closing Balance Sheet; (ii) the TechTeam Government Solutions, Inc. Health Flexible Spending Account Plan; (iii) the TechTeam Government Solutions, Inc. Dependent Care Flexible Spending Account Plan; (iv) the TechTeam Government Solutions Tuition Reimbursement Plan; and (v) the TechTeam Government Solutions Employee Referral Bonus Program, the Acquired Companies and the Seller shall take or cause to be taken any actions that are necessary in order to (A) pay all benefits due participants in the Employee Plans and (B) transfer to the Seller (1) each of the Employee Plans and (2) all Liabilities associated with the Employee Plans.  With respect to the TechTeam Government Solutions, Inc. Health Flexible Spending Account Plan (“FSA Plan”) and the TechTeam Government Solutions, Inc. Dependent Care Flexible Spending Account Plan (“DFSA Plan”), Seller shall cause the Closing Balance Sheet to include as a liability the aggregate amount of all “negative account balances” in excess of Twenty-Five Thousand Dollars ($25,000).  For the purposes of this Agreement, the term “negative account balances” shall mean, with respect to each participant in the FSA Plan or the DFSA Plan who has, as of the Closing and with respect to the current relevant plan year, submitted reimbursement requests (“Closing Reimbursement Requests”) in excess of the amount withheld from such individual’s pay as of the Closing with respect to the FSA or the DFSA (determined under each of the FSA and DFSA individually) (“Closing Withholdings”), the excess of the Closing Reimbursement Requests over the Closing Withholdings.  If Buyer recoups more than Twenty-Five Thousand Dollars ($25,000) of the FSA and DCAP negative account balances that exist at the Closing (through deductions from the pay of such individuals having negative account balances) between the Closing and the end of the calendar year in which the Closing occurs, Buyer shall pay Seller an amount equal to the amount so recouped in excess of Twenty-Five Thousand Dollars ($25,000).  With respect to the TechTeam Government Solutions Employee Referral Bonus Program (“Referral Program”), prior to the Closing, Seller shall pay or cause to be paid the full amount of all referral bonuses that become due or payable under the Referral Program on or prior to the Closing (for purposes of this Agreement, the 90-day employment anniversary of the referred employee is deemed to be the date on which such payments are due and payable under the Referral Program).  Buyer shall cause to be paid the full amount of all referral bonuses that become due or payable to any Transferred Employee under the Referral Program after the Closing, limited to the amounts set forth with respect to each such Transferred Employee on Schedule 7.05(b)(i).  With respect to the TechTeam Government Solutions Tuition Reimbursement Plan (“Tuition Plan”), prior to the Closing, Seller shall pay or cause to be paid the full amount of all reimbursements that become due or payable under the Tuition Plan on or prior to the Closing (for purposes of this Agreement, the date on which each such employee successfully completes any relevant course is deemed to be the date on which such reimbursements are due and payable under the Tuition Plan).  Buyer shall cause to be paid the full amount of all reimbursements that become due or payable to any Transferred Employee under the Tuition Plan after the Closing, limited to the amounts set forth with respect to each such Transferred Employee on Schedule 7.05(b)(ii).

(c)          TechTeam Government Solutions, Inc. Government Incentive Plan.  The Company shall continue to sponsor the GIP immediately after the Closing.  Buyer shall not and shall ensure that the Company does not designate any Person as eligible for participation in the GIP.

(d)          Post-Closing Employment.  Except as set forth on Schedule 7.05(d)(i), on the Closing Date, Buyer intends to offer employment to, cause one of its Affiliates to offer employment to, or cause the Acquired Companies to initially continue to employ all Employees employed by any Acquired Company as of the Closing Date with initial salaries, annual target bonus amounts and benefits that are substantially comparable in the aggregate to the salaries, annual target bonus amounts and benefits available to such Employees as of the date hereof.  The Employees listed on Schedule 7.05(d)(ii) as updated through the Closing Date to reflect the termination of employment of any Employees or the hiring of any new employees pursuant to Section 5.01(e), who accept offers of employment from, and commence employment with, Buyer, one of its Affiliates, or otherwise remain employed with any of the Acquired Companies are referred to herein as the “Transferred Employees.”  Notwithstanding anything else in this Agreement, nothing herein shall require Buyer or any other entity to employ any of the Transferred Employees for any specified period of time following the Closing Date.  Seller shall cause the employer of each individual listed on Schedule 7.05(d)(i) to be terminated on the day prior to the Closing and shall be solely responsible for any and all Liabilities (including, but not limited to, Liabilities for compensation, benefits and severance) with respect to such individuals.

(e)          Employee Plans. Except as otherwise expressly set forth herein or except as set forth on Schedule 7.05(e), effective as of the Closing Date, the participation of each Employee and the spouse, former spouse, domestic partner, dependent and beneficiary of any Employee, and all service credits and benefit accruals under the Employee Plans with respect to any of such persons, shall cease. Transferred Employees shall be given credit for all service with an Acquired Company, Seller or Seller’s Affiliates, as applicable, (or to any predecessors thereof) under the applicable benefit plans of Buyer, for purposes of eligibility to participate, vesting and, as to welfare and benefit plans and vacation benefits, future benefit accruals under those employee benefit plans to the same extent as such service was credited for such purpose under any of the applicable similar Employee Plans, except that no such service shall be required to be credited for purposes of determining benefit accruals under any defined benefit plan.  In addition, Buyer shall assume all accrued leave entitlements for the Transferred Employees to the extent reflected on the Closing Balance Sheet as well as the liabilities set forth on Schedule 7.05(e).   In addition, with respect to the then-current plan year of the Buyer, Buyer shall use commercially reasonable efforts to (A) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to employees under any group health, dental or vision plan that is made available to Transferred Employees following the Closing Date (each, a “Buyer Plan”), and (B) subject to agreement from any applicable insurance carrier or third party administrator to allow such credits, provide credit to Transferred Employees under each Buyer Plan for any (i) deductibles and out-of-pocket expenses paid by such Transferred Employees under the group health, dental and vision plans in which they participated immediately prior to the Closing Date and (ii) health care and dependent care flexible spending account balances of Transferred Employees such that Transferred Employees will be treated as if their participation had been continuous from the beginning of the then-current plan year, provided that Buyer’s obligation under this subsection (B) shall be conditioned on Seller providing (within 5 business of the Closing) each such Buyer Plan with accurate written information relating to the amount each Transferred Employee paid for deductibles and out-of-pocket expenses during the then-current plan year, separately with respect to each group health, dental, and vision plan in which such Transferred Employee participated immediately prior to the Closing credits as well as current health and dependent care flexible spending account balances for each such Transferred Employee. For purposes of Buyer providing the credits described in subsection (B) of the immediately preceding sentence, Seller shall deliver to Buyer within thirty (30) business days after the Closing Date a supplement to the written information required by such subsection that will account for the period beginning on the first day of the then-current plan year and ending on the Closing Date.

(f)           COBRA Obligations.  For the sake of clarity, in accordance with Treasury Regulation §54.4980B-9, Q&A 7, the Seller shall be and is solely responsible for providing continuation coverage under Part 6, Title I of ERISA and Section 4980B of the Code (“COBRA Continuation Coverage”) to all M&A qualified beneficiaries (determined in accordance with Treasury Regulation §54.4980B-9, Q&A 4) with respect all Employee Benefit Plans (including, but not limited to, any “cafeteria plan”).  Seller shall take all steps that may be necessary, including arranging for continued group health plan coverage for the COBRA Continuation Coverage period for each M&A qualified beneficiary, to ensure that such COBRA Continuation Coverage is available to such individuals and to ensure that the provisions of Treasury Regulation §54.4980B-9, Q&A 8 do not become applicable at any time to require Buyer or the Buyer Plans (or Buyer’s Affiliates or their benefit plans) to provide COBRA Continuation Coverage to such M&A Qualified Beneficiaries, and shall take such other steps as may be necessary to prevent Buyer from becoming by operation of such regulation section or otherwise, a “successor employer” for purposes of COBRA Continuation Coverage.   For purposes hereof, "qualified beneficiary", "M&A qualified beneficiaries", "group health plan" and "qualifying event" shall have the meanings ascribed thereto in Section 4980B of the Code and the related regulations. Seller shall also comply with the group health care continuation requirements described in the Transition Services Agreement.

(g)          Non-Availability of Employee Plans Following Closing; Employee Plan Liabilities.  Buyer acknowledges that, except as set forth in Sections 7.05(b) and 7.05(c), none of the Employee Plans will be transferred to Buyer or the Acquired Companies by Seller or its Affiliates.  Except for accrued leave entitlements for the Transferred Employees to the extent reflected on the Closing Balance Sheet and except as set forth in Section 7.05(b), Seller shall assume, retain and be solely responsible for all Liabilities with respect to the Employee Plans whether arising before, on or after the Closing Date.

(h)          Employment Termination Liabilities; Severance. Following the Closing Date, Buyer shall cause the Acquired Companies to assume and discharge all Liabilities with respect to the Transferred Employees under the WARN Act or any similar state or local Applicable Law arising as a result of actions taken by Buyer with respect to the Transferred Employees after the Closing.

(i)           No Amendment; No Limitation on Amendment; No Right to Employment; No Third-Party Beneficiaries.  No provision of this Agreement, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall limit the ability of the Buyer or any of its Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; (iii) is intended to confer upon any current or former employee (including any Transferred Employee) or any other Person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment; or (iv) is intended to confer upon any Person (including any Transferred Employee) any rights as a third party beneficiary.

Section 7.06.        Preservation of Records.  Seller and Buyer agree that each of them shall preserve and keep the records held by them relating to the Business or the Acquired Companies for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably requested by such Party in connection with, among other things, any federal securities disclosure, Tax audits, any insurance claims by or legal proceedings against or governmental investigations of Seller or Buyer or any of their Affiliates or in order to enable Seller or Buyer to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby. The requesting Party or its Representatives shall be permitted to make copies of such records, in each case at no cost to the requesting Party or its Representatives (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall require either Party to make such records available to the other (or to require a Party to make any employees or auditors available to the other) to the extent that the resulting disclosure would (a) jeopardize any attorney-client or other legal privilege, (b) contravene any Applicable Law or Order, or (c) contravene any Contract entered into prior to the Closing Date (including any confidentiality agreement) (provided, that, in the case of each of clauses (a) through (c) above, the applicability of such prohibitions shall be determined after taking into account any reasonable proposals made by the requesting Party or its Representative, and reasonably acceptable to the Party responsible for preserving and keeping such records or making such employees or auditors available (or causing such records to be preserved and kept or such employees or auditors to be made available), to limit or restrict access to such records (or the contents thereof) or such disclosures by such employees or auditors, or the use thereof, or to treat any such records (or the contents thereof), or such disclosures by such employees or auditors, as confidential, or to enter into a joint defense agreement, in order to avoid jeopardizing such privilege or status, violating such restrictions under such Applicable Law or Order, or contravening such Contract).

Section 7.07.        Mail and Communications.  Except as otherwise required by Applicable Law, Seller shall promptly remit to Buyer any mail or other communications of the Acquired Companies received by Seller from and after the Closing Date.  Buyer shall cause the Acquired Companies to promptly remit to Seller any mail or other communications of Seller received by the Acquired Companies from and after the Closing Date.

Section 7.08.         Tax Matters.

(a)           Seller and Buyer shall each pay, in a due and timely manner, one-half of all sales, use, value added, documentary, stamp duty, registration, transfer, transfer gain, conveyance, excise, recording, license and other similar taxes and fees, including any interest, penalties, additions to tax or additional amounts in respect of the foregoing (“Transfer Taxes”) arising out of or in connection with or attributable to the Contemplated Transactions.  Buyer and Seller may agree in writing that one Party bears a specific Transfer Tax.  Seller shall prepare all Tax Returns in respect of Transfer Taxes; provided, however, that any such Tax Returns shall be delivered to Buyer no later than twenty (20) Business Days before filing for approval by Buyer, which approval shall not be unreasonably withheld or delayed.  Seller shall file all such Tax Returns.  Buyer shall reasonably cooperate with Seller in connection with their obligations under this Section 7.08(a).

(b)          Within five (5) months of the Closing, Buyer will provide to Seller any items as Seller may reasonably request in writing for the preparation of an income Tax Return for the Pre-Closing Tax Period.  Seller will prepare, in a manner consistent with past practice and at its own cost, and file in a due and timely basis all Tax Returns with respect to the Acquired Companies that (i) relate to an affiliated, consolidated, combined or unitary group which includes both Seller and an Acquired Company (“Seller’s Consolidated Tax Returns”) or (ii) do not include any period after the Closing Date.  Seller shall deliver copies of each such Pre-Closing Tax Return (and the portion of any such Seller’s Consolidated Tax Return relating to any of the Acquired Companies) to Buyer no later than twenty (20) calendar days before filing for Buyer’s review, comment and approval, which approval shall not be unreasonably withheld or delayed, along with payment for any Tax due on such Tax Return that have not been reserved or accrued for by the Acquired Companies for purposes of calculating the Closing NTBV.  Seller shall within twenty (20) Business Days provide to Buyer copies of any Pre-Closing Tax Return (and the portion of Seller’s Consolidated Tax Return relating to any of the Acquired Companies) filed, in each case together with proof of full payment of all liabilities shown thereon and evidence of timely filing thereof.

(c)          Buyer shall prepare and file in a due and timely basis all other Straddle Period Tax Returns (which Tax Returns shall be prepared in a manner consistent with the historic tax accounting practices of the Acquired Companies, except as otherwise required under Applicable Law).  Seller shall provide to Buyer any items as Buyer may reasonably request in writing for the preparation of the Straddle Period Tax Returns.  Buyer shall deliver to Seller copies of such Tax Returns (other than any such Tax Returns that are filed on a monthly basis) no later than twenty (20) calendar days (taking into consideration applicable extension periods) before filing for approval by Seller, which approval shall not be unreasonably withheld or delayed.  Seller shall pay Buyer the amount representing the liability for Pre-Closing Taxes on such Straddle Period Tax Returns that have not been reserved or accrued for by the Acquired Companies for purposes of calculating the Closing NTBV or any Pre-Closing Tax Return promptly after such approval is given, but in no event later than the due date (taking into consideration applicable extension periods) for filing such Tax Returns.  Buyer shall within ten (10) Business Days provide to Seller copies of any Straddle Period Tax Return filed, in each case together with proof of full payment of all liabilities shown thereon and evidence of timely filing thereof.

(d)          Seller shall notify Buyer of any audit, claim for refund or other Tax proceedings (any such audit, claim for refund or other Tax proceedings being referred to herein as a “Contest”) of any Seller’s Consolidated Tax Return within ten (10) Business Days of receipt and reasonably allow the applicable Acquired Company and its counsel to participate in that portion of the Contest that relates to such Acquired Company.  Seller shall not settle any Contest of any of its consolidated, combined or unitary income Tax Returns to the extent that such Contest relates to any Acquired Company in a manner that would adversely affect any Acquired Company after the Closing without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.  To the extent reasonably practical, Seller shall regularly consult with Buyer regarding the status and defense of any such Contest.

(e)          In the case of a Contest that relates to a Pre-Closing Tax Period that ends on or before the Closing Date, Seller shall be entitled to control such Contest.  Seller shall notify Buyer of such Contest within ten (10) Business Days of receipt and reasonably allow the applicable Acquired Company and its counsel to participate in that portion of the Contest that relates to such Acquired Company.  Seller shall not settle any Contest under this Section 7.08(e) to the extent that such settlement would adversely affect any Acquired Company for any Post-Closing Tax Period without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.  To the extent reasonably practical, Seller shall regularly consult with Buyer regarding the status and defense of any such Contest.

(f)           In the case of a Contest that relates to a Straddle Period, Buyer shall be entitled to control such Contest.  Seller shall have the right to participate in any portion of such Contest that relates to a period ending on the Closing Date at its own expense.  Notwithstanding the foregoing, Buyer shall not settle any Contest that relates to a Straddle Period of any Acquired Company to the extent that such settlement would adversely affect any Acquired Company for any Pre-Closing Tax Period without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

(g)          As used in this Agreement, the following definitions shall apply:

(i)           “Pre-Closing Tax Period” shall mean any Tax period ending on or prior to the Closing Date and the portion of a Straddle Period ending as of the close of business Eastern Time on the Closing Date.

(ii)          “Pre-Closing Tax Return” shall mean a Tax Return with respect to any Pre-Closing Tax Period.

(iii)         “Post-Closing Tax Period” shall mean any Tax period beginning after the Closing Date and the portion of a Straddle Period beginning after the Closing Date.

(iv)          “Pre-Closing Taxes” shall mean (i) all Liability for Taxes of any of the Acquired Companies for Pre-Closing Tax Periods (including for a Straddle Period, as allocated to a Pre-Closing Tax Period in accordance with Section 7.08(g)(vi) below), (ii) all Liability resulting by reason of the liability of the Acquired Companies pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign Applicable Law or regulation, or by reason of an Acquired Company having been on or prior to the Closing Date a member of any affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Acquired Company is determined or taken into account with reference to the activities, assets or other attributes of any other person or that relates to any Pre-Closing Tax Period, and (iii) all Liability for Taxes described in clause (iii) of the definition of Tax.

(v)           “Post-Closing Taxes” shall mean Taxes of the Acquired Companies for any Post-Closing Tax Period.

(vi)          “Straddle Period” shall mean any Tax period that includes but does not end on the Closing Date.  With respect to any Straddle Period, Taxes attributable to the Post-Closing Tax Period shall (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Post-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period and (y) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be equal to the amount of Tax which would be payable for the portion of the Straddle Period beginning after the Closing Date if such portion were a complete Tax period and the Pre-Closing Tax Period ended on and included the Closing Date (determined based on an interim closing of the books as of the close of business Eastern Time on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which any of the Acquired Companies holds a beneficial interest shall be deemed to terminate at such time)). All determinations necessary to give effect to the allocation set forth in the foregoing clause (y) shall be made in a manner consistent with prior practice of the Acquired Companies (unless otherwise required by Applicable Law).  All other Taxes with respect to a Straddle Period shall be attributable to the Pre-Closing Tax Period.

(vii)         “Straddle Period Tax Return” shall mean a Tax Return filed with respect to a Straddle Period.

(h)          Buyer shall not file any amended Tax Return for any period relating to any Pre-Closing Tax Period without the prior written consent of Seller, such consent not to be unreasonably withheld or delayed.

(i)           Without the prior written consent of Buyer, which shall not be unreasonably withheld or delayed, none of Seller, Affiliates of Seller and the Acquired Companies shall, to the extent it relates to the Acquired Companies, make or change any Tax election, amend or change any Tax Return, change any annual Tax accounting period, request a Tax ruling, adopt or change any method of Tax accounting if any such action or omission would have the effect of increasing the Tax Liability of any Acquired Company, Buyer or any Affiliate of Buyer.

(j)           Seller shall cause any and all existing Tax Sharing Agreements with respect to or involving any of the Acquired Companies to be terminated as of the Closing, such that after the Closing, none of the Acquired Companies shall have any further rights or Liabilities thereunder.

(k)          Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return (including any report required pursuant to Section 6043A of the Code and all Treasury Regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(l)           Buyer and Seller further agree, upon request, to use their respective Best Efforts to obtain any certificate or other document from any Governmental Authority or customer of the Acquired Companies or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(m)          Seller shall be entitled to retain, or receive immediate payment from the Buyer or any of the Acquired Companies of, (i) any Tax refund (including, without limitation, refunds arising by reason of amended Tax Returns filed after the Closing Date) or (ii) credit of any Taxes (plus any interest thereon received with respect thereto from the applicable taxing authority) relating to the Acquired Companies, for any Pre-Closing Tax Period for which Seller is responsible pursuant to this Agreement or has otherwise paid or caused to be paid, but only to the extent that such Tax refund or Tax credit has not been included as an asset in the Net Closing Book Value Calculation.  In addition, any reduction of Taxes (“Reduced Taxes”) due with respect to the assets or business of the Acquired Companies for any period or partial period ending after the Closing Date that is attributable to an adjustment as a result of a Contest by a taxing authority requiring the Acquired Companies to capitalize expenses or otherwise defer deductions that were currently deducted on a Tax Return as originally filed during Pre-Closing Tax Periods or portions of the Straddle Tax Period ending on the Closing Date, as the case may be, shall be credited to Seller, and the Buyer shall pay over such Reduced Taxes to Seller promptly after the receipt of any refund of Taxes attributable thereto or the payment of any Reduced Tax or the reporting of any Tax liability in an amount reflecting such Reduced Taxes, less the reasonable expenses incurred by the Buyer, if any, to amend any Tax Returns in order to pursue such refund; provided, however, that Buyer shall not pay over to Seller any Reduced Taxes that Buyer recognizes (by Tax refund or as a deduction which reduces Taxes otherwise payable) in any taxable year ending after December 31, 2012.  The Buyer shall be entitled to the benefit of any other refund or credit of Taxes (plus any interest thereon received with respect thereto from the applicable taxing authority) relating to the Acquired Companies.  The Buyer and Seller shall cooperate, and the Buyer shall cause the Acquired Companies, to cooperate with Seller, with respect to Seller’s reasonable requests to claim any refund or credit referred to in this Section 7.08(m), including discussing potentially available refunds or credits and preparing and filing any amended Tax Return or other claim for a refund.

Section 7.09.         Intentionally Left Blank.

Section 7.10.        Nonsolicitation of Employees.  For a period commencing upon the Closing and ending on the first (1st) anniversary of the Closing, neither Seller nor any Affiliate thereof, on the one hand, nor Buyer, the Acquired Companies nor any Affiliate thereof, on the other hand, shall, directly or indirectly, solicit, hire or employ, or cause any other Person to solicit, hire or employ any employee or contractor then retained or employed by the other or retained or employed by the other within the one-year period immediately prior to such solicitation, hiring or employment; provided, that the foregoing prohibition shall not (i) apply to any employment or consulting arrangement entered into with an individual who has responded to a general solicitation (such as an advertisement) not specifically targeted at such individual or with an individual who has approached the applicable employer without having been initially solicited by the other or (ii) prohibit Buyer or any Acquired Company from hiring any Employee.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, nothing herein shall be deemed to limit Seller’s obligations under the Non-Compete Agreement.

Section 7.11.         Preparation of Proxy Statement; Stockholders’ Meeting.

(a)           Seller shall prepare and file the preliminary form of the Proxy Statement with the SEC as soon as reasonably practicable after the date hereof, but in any event within forty-five (45) days of the date hereof.  All documents required to be filed with the SEC by Seller in connection with the Contemplated Transactions will comply as to form and substance with the applicable requirements of the Exchange Act. Subject to Applicable Laws, to the extent required to complete the Proxy Statement, Buyer shall, upon request by Seller, furnish Seller with information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary in connection with the Proxy Statement. Seller and Buyer each agrees to promptly correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect.  Seller shall promptly notify Buyer of the receipt of any comments (written or oral) of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information that may be received by Seller or its counsel from the SEC or its staff, and shall provide to Buyer promptly copies of all correspondence between Seller or its counsel and the SEC with respect to the Proxy Statement.  Seller shall give Buyer and its counsel a reasonable opportunity to review, and comment on, the Proxy Statement and all responses to requests for additional information by and replies to comments (written or oral) of the SEC before their being filed with, or sent to, the SEC. Seller shall give reasonable and good faith consideration to any comments made by Buyer and its counsel.  Seller agrees to use its Best Efforts, after consultation with the Buyer, to respond promptly to all such comments of and requests by the SEC and Seller agrees to cause the Proxy Statement to be mailed to the holders of Seller Common Stock entitled to vote at the Seller Stockholder Meeting at the earliest practicable time.  Subject to Section 7.11(d): (i) the Proxy Statement shall include a statement to the effect that the Seller Board unanimously recommends that Seller’s stockholders vote to approve and adopt this Agreement and the Contemplated Transactions at the Seller Stockholder Meeting (the unanimous recommendation of the Seller Board that Seller’s stockholders vote to approve and adopt this Agreement and the Contemplated Transactions shall be referred to in this Agreement as the “Seller Board Recommendation”), and (ii) the Seller Board Recommendation shall not be withdrawn or modified in a manner adverse to Buyer, and no resolution by the Seller Board or any committee thereof to withdraw or modify the Seller Board Recommendation in a manner adverse to Buyer shall be adopted or proposed.

(b)          Seller shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws and under all Applicable Laws to duly call, give notice of, convene and hold a meeting of its stockholders to vote on a proposal to approve and adopt this Agreement and the Contemplated Transactions (such meeting or any adjournment or postponement thereof, the “Seller Stockholder Meeting”), and shall submit such proposal to Seller’s stockholders at the Seller Stockholder Meeting.  Seller shall ensure that all proxies solicited in connection with the Seller Stockholder Meeting are solicited in compliance with all Applicable Laws.  The Seller Stockholder Meeting shall be held (on a date selected by Seller in consultation with Buyer) as promptly as practicable subject to Applicable Law after the date on which the Proxy Statement is first mailed to the holders of Seller Common Stock entitled to vote at the Seller Stockholder Meeting, but not later than forty-five (45) days after the later of (i) if comments are received from the SEC pertaining to the Proxy Statement, the date Seller shall have cleared all such comments, or (ii) the tenth (10th) day after the date the preliminary proxy statement was first filed with the SEC if no SEC comments are received (and the SEC does not otherwise notify Seller (whether orally or in writing) that SEC comments are forthcoming) within such ten (10) days. Without limiting the generality of the foregoing, expect as otherwise provided in this Agreement, Seller’s obligation pursuant to this Section 7.11(b) shall not be affected by: (i) the commencement, public proposal, public disclosure or communication to Seller of any Competing Transaction Proposal, or (ii) any withdrawal or modification of the Seller Board Recommendation in accordance with Section 7.11(d).

(c)          Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to hold the Seller Stockholder Meeting if this Agreement is terminated prior to such meeting pursuant to Section 10.01.

(d)          Notwithstanding anything in this Agreement to the contrary, at any time prior to the Seller Stockholder Approval, the Seller Board Recommendation may be withdrawn or modified in a manner adverse to Buyer if: (i) a Competing Acquisition Proposal is made to Seller and is not withdrawn, (ii) Seller provides Buyer with at least five (5) Business Days prior written notice of any meeting of the Seller Board at which the Seller Board will consider and determine whether such Competing Acquisition Proposal is a Superior Proposal, (iii) the Seller Board determines in good faith (after consultation with the Seller Financial Advisor and Seller’s Outside Legal Counsel of National Repute) that such Competing Transaction Proposal constitutes or is reasonably likely to constitute a Superior Proposal, (iv) the Seller Board determines in good faith, after having consulted with Seller’s Outside Legal Counsel of National Repute, that, in light of such Competing Acquisition  Proposal, the withdrawal or modification of the Seller Board Recommendation is required in order for the Seller Board to comply with its fiduciary obligations to Seller’s stockholders under Applicable Law, and (v) none of Seller, the Acquired Companies or Seller’s or the Acquired Companies respective Representatives shall have violated any of the restrictions set forth in Section 5.07.

Section 7.12.        Cross License of Business Know-How.

(a)          License to Buyer

(i)           Seller hereby grants to Buyer, and Buyer hereby accepts, a non-exclusive, perpetual, irrevocable, worldwide, royalty-free, fully paid-up right and license, with the right to sublicense in accordance with Section 7.12(a)(iii) below, to use, reproduce, create derivative works of, distribute, display, and perform the Retained Business Know-How solely for purposes of operating the Business.

(ii)          As used herein, “Retained Business Know-How” means Business Know-How owned by Seller or its Affiliates on the Closing Date that is used both in the operation of the Business and the operation of the Retained Business prior to the Closing Date.

(iii)         Buyer’s right to sublicense the Retained Business Know-How pursuant to Section 7.12(a)(i) is subject to the requirements that (A) Buyer shall be permitted to sublicense the rights hereunder solely in connection with the operation of the Business to (1) Affiliates, (2) third party service providers acting under the direction of Buyer, and for the exclusive interests of Buyer, or (3) third parties purchasing any portion of the Business, and (B) Buyer shall enter into a written agreement with each permitted third party sublicensee containing provisions at least as protective of Seller as the terms and conditions of this Agreement, including without limitation, the confidentiality provisions set forth in Section 6.01.

(iv)         The license granted to Buyer shall not be transferable or assignable without the prior written consent of Seller except to the extent such assignment or transfer occurs in connection with the sale or transfer by Buyer of substantially all of the Business or substantially all of the assets of the Business, and any attempted assignment or transfer in violation of the Section 7.12(a)(iv) shall be null and void.

(b)          License to Seller

(i)           Buyer hereby grants to Seller, and Seller hereby accepts, a non-exclusive, perpetual, irrevocable, worldwide, royalty-free, fully paid-up right and license, with the right to sublicense in accordance with Section 7.12(b)(iv) below, to use, reproduce, create derivative works of, distribute, display, and perform the Transferred Business Know-How solely for purposes of operating the Retained Business.

(ii)          As used herein, “Transferred Business Know-How” means Business Know-How owned by any Acquired Company on the Closing Date that is used both in the operation of the Business and the operation of the Retained Business on or prior to the Closing Date.

(iii)         As used herein, “Retained Business” means the business and operations of Seller, excluding the Business.

(iv)         Seller’s right to sublicense the Transferred Business Know-How pursuant to Section 7.12(b)(i) is subject to the requirements that: (A) Seller shall be permitted to sublicense the rights hereunder solely in connection with the operation of the Retained Business to (1) Affiliates, (2) third party service providers acting under the direction of Seller, and for the exclusive interests of Seller, or (3) third parties purchasing any portion of the Retained Business, and (B) Seller shall enter into a written agreement with each permitted third party sublicensee containing provisions at least as protective of Buyer as the terms and conditions of this Agreement.

(v)          The license granted to Seller shall not be transferable or assignable without the prior written consent of Buyer except to the extent such assignment or transfer occurs in connection with the sale or transfer by Seller of substantially all of the Retained Business or substantially all of the assets of the Retained Business, and any attempted assignment or transfer in violation of the Section 7.12(b)(v) shall be null and void.

Section 7.13.         Accounts Receivable Guarantee.

(a)          Subject to this Section 7.13, Seller hereby guarantees the collectability of all of the Accounts Receivable of the Acquired Companies, both billed and unbilled, included in the Closing NTBV as Finally Determined (net of allowances for doubtful accounts included in the Closing NTBV as Finally Determined) (the “Current Balance Sheet Receivables”) within eighteen (18) months of the Closing Date.  The Accounts Receivable guaranteed hereunder shall be net of any amounts collected within eighteen (18) months of the Closing Date with respect to Accounts Receivable that had previously been included in the allowances for doubtful accounts.

(b)          Buyer shall attempt (in a manner consistent with its existing practices for its own accounts receivables) to collect the Current Balance Sheet Receivables.  Buyer shall provide Seller with such status updates with respect to the collection of such Current Balance Sheet Receivables as Seller may reasonably request from time to time.  To the extent that Buyer is having difficulty collecting any such Current Balance Sheet Receivables, the Buyer may notify Seller and Seller shall cooperate in collecting such Current Balance Sheet Receivable jointly with Buyer.  Payments received from customers who are account debtors with respect to Current Balance Sheet Receivables shall be credited to such invoices as such customers may specify in writing (including notations on checks or wire transfers) or, if not so specified, to the oldest outstanding invoice of such customer.

(c)           In the event any Current Balance Sheet Receivables remain outstanding following the expiration of the of the eighteen (18) month anniversary of the Closing Date (the “Remaining Accounts Receivable”), Seller shall indemnify Buyer for the amount of the Remaining Accounts Receivable pursuant to Article IX and subject to the limitations thereof (including, without limitation, the limitations set forth in Section 9.02(b) and the Initial Cap and Adjusted Cap specified in Section 9.02(d)).

Section 7.14.        Procurement of Insurance.  At or prior to the Closing, Buyer shall procure, at Seller’s cost (subject to the proviso hereto), (collectively, the “Tail Insurance”) (a) professional liability tail insurance with minimum coverage of $30,000,000, with a deductible of $100,000 and for a minimum coverage period of three (3) years following the Closing, and (b) extended reporting period/run-off coverage for employment practices liability insurance, directors and officers liability insurance and fiduciary liability insurance with minimum coverages of $3,000,000, $10,000,000 and $5,000,000 respectively, and for a minimum coverage period of six (6) year; provided, that Seller shall not be required pursuant to this Section 7.14 to pay any premiums in excess of $235,000 in the aggregate for such insurance coverage.  Following the Closing, Seller shall use its Best Efforts to cooperate with Buyer in accessing Seller’s historic occurrence-based insurance coverage applicable to the Acquired Companies; provided, that Buyer shall be responsible for all reasonable out-of-pocket costs and expenses (including attorneys’ fees and expenses) that Seller may incur in attempting to access such occurrence-based insurance coverage, unless and to the extent that any Buyer Indemnitee is entitled to be indemnified pursuant to Article IX of this Agreement for such costs and expenses (without taking into account any limitations or thresholds).

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01.        Conditions to Obligations of Buyer and Seller.  The respective obligation of each Party to consummate the Closing shall be subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by each Party on or prior to the Closing Date of each of the following conditions:

(a)           No Applicable Law shall be in effect which would restrain, enjoin, prohibit or make illegal the consummation of any of the Contemplated Transactions;

(b)          No Proceeding shall be pending or threatened (other than any Proceeding brought or threatened by Buyer or any of its Affiliates) which challenges or seeks to restrain, enjoin or prohibit any of the Contemplated Transactions;

(c)          The Seller Stockholder Approval shall have been obtained;

(d)          Each of the representations and warranties of Seller in this Agreement shall be true and correct in all material respects (other than representations which are qualified by materiality or by Material Adverse Effect, which shall be true and correct in all respects) when made and on and as of the Closing Date as if made on the Closing Date, except to the extent such representations and warranties relate to a particular date or time period (in which case such representations and warranties shall be true and correct on and as of such date or for such time period); and

(e)          Neither Buyer nor Seller shall have become aware of any Organizational Conflict of Interest, as defined in Section 9.501 of the FAR, or similar impact on any Acquired Company or the Buyer, that would result from the consummation of the Contemplated Transactions.

Section 8.02.       Conditions to Obligation of Buyer.  In addition to the conditions set forth in Section 8.01 above, the obligations of Buyer to consummate the Closing shall be subject to the satisfaction, or (to the extent permitted by Applicable Law) waiver by Buyer on or prior to the Closing Date, of each of the following further conditions:

(a)           Seller shall have performed and complied in all respects with all covenants and obligations under Section 2.05 of this Agreement required to be performed and complied with by it as of the Closing Date and Seller shall have performed and complied in all material respects with all of its other covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing Date;

(b)          All Consents and Government Contract Consents set forth on Schedule 8.02(b)(i), all notices set forth on Schedule 8.02(b)(ii) and all Governmental Approvals shall have been obtained, made or given (as applicable);

(c)          There shall have been no Material Adverse Effect with respect to the Business, Seller or Buyer;

(d)          No Proceeding shall be pending or threatened which (i) could reasonably be expected to result in a Material Adverse Effect with respect to the Business or Seller, or (ii) could reasonably be expected to materially and adversely affect the Business, the Acquired Companies, Buyer or Buyer Parent (including, without limitation, any such Proceeding relating to any alleged violation of, or non-compliance with, any Applicable Law, or any allegation of fraud or intentional misrepresentation);

(e)          Buyer shall have received evidence reasonably satisfactory to it that all Liens, other than Permitted Liens, on the assets and properties of the Acquired Companies have been paid, satisfied or otherwise discharged;

(f)           None of the Employees listed on Schedule 8.02(f) shall have ceased to be employed by the Acquired Companies or indicated any intent not to remain employed by the Acquired Companies or Buyer following the Closing pursuant to the terms of such employee’s Employment Agreement; and

(g)          None of the Acquired Companies shall have entered into any teaming or similar Contract, Government Contract or Government Bid which (i) (A) imposes any restriction on the ability of any Acquired Company to compete in any business or activity within a certain geographic area, or pursuant to which any benefit or right is required to be given or lost as a result of so competing, (B) grants any exclusive license, supply or distribution agreement or other exclusive rights, or (C) grants any “most favored nation,” rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Intellectual Property Right, and (ii) Buyer reasonably believes would, individually or in the aggregate, materially and adversely affect Buyer, its Affiliates or any of the Acquired Companies following the Closing.

Section 8.03.       Conditions to Obligation of Seller.  In addition to the conditions set forth in Section 8.01 above, the obligations of Seller to consummate the Closing shall be subject to the satisfaction, or (to the extent permitted by Applicable Law) waiver by Seller, on or prior to the Closing Date, of each of the following further conditions:

(a)          Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the Closing Date as if made on such date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date), except for such breaches or inaccuracies of the representations and warranties of Buyer that would not, individually or in the aggregate, have a Material Adverse Effect with respect to Buyer;

(b)          Buyer shall have performed and complied in all respects with all covenants and obligations under Section 2.04 of this Agreement required to be performed and complied with by it as of the Closing Date and Buyer shall have performed and complied in all material respects with all of its other covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing Date; and

(c)          There shall have been no Material Adverse Effect with respect to Buyer, Seller or the Business.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.01.        Survival.  The representations and warranties of the Parties under this Agreement or in any agreement, certificate or instrument delivered by the Parties pursuant to this Agreement shall be deemed to be continuing and shall survive the Closing and any investigations heretofore or hereafter made by any Party or its Representatives for a period of thirty-six (36) months after the Closing Date; provided, however, that notwithstanding the foregoing, (a) the representations and warranties set forth in Section 3.20 (Taxes) shall survive until the expiration of the applicable statute of limitations, and (b) any claims or Losses based on Seller Fraud shall survive in perpetuity or for the maximum period of time permitted by Applicable Law.  No action for a breach of any representation or warranty contained herein shall be brought after the expiration of the survival of such representation or warranty, except to the extent a Party has received written notification prior thereto setting forth in reasonable detail the basis for such claim, in which event the applicable representations and warranties shall survive until such claims are resolved but only to the extent the representations and warranties relate to the matters subject to the claim.  The covenants or agreements contained in this Agreement that by their terms are to be performed after the Closing Date shall continue until fully discharged. This Section 9.01 shall not limit any covenant or agreement of the Parties contained in this Agreement which by its terms contemplates performance after the Closing, and shall not extend the applicability of any covenant or agreement of the Parties contained in this Agreement which by its terms relates only to a period between the date hereof and the Closing, provided, that nothing herein shall restrict a Party’s right to commence any claim with respect to such covenant or agreement following the Closing.  The representations, warranties, covenants and agreements made by any Party in this Agreement shall not be affected, limited or compromised in any respect by any due diligence investigation or any other inquiries or investigations by any other Party, regardless of the results thereof.

Section 9.02.         Indemnification by Seller.

(a)           From and after the Closing Date, subject to the restrictions and limitations in this Article IX, Seller shall indemnify Buyer, its Affiliates and each of their respective officers, directors, stockholders, employees and agents (collectively, “Buyer Indemnitees”) against and hold them harmless from any claim, loss, lost profit, damage, judgment, penalty, interest, Liability, Tax, cost or expense (including reasonable legal, accounting and consulting fees and expenses and any expenses incurred in connection with investigating, defending against or settling any claims or related causes of action) (collectively, “Losses”) sustained, suffered or incurred by any of the Buyer Indemnitees, or to which any of the Buyer Indemnitees may be subjected, arising from:

(i)           any breach of any representation or warranty of Seller contained in this Agreement;

(ii)          any breach or non-fulfillment of any covenant or undertaking of Seller contained in this Agreement or any Ancillary Agreement;

(iii)         all third party claims arising out of, connected with, incident to or relating to the Acquired Companies from any acts, errors, omissions or conduct of the Business (including work performed) prior to the Closing (except to the extent already included in the Closing Balance Sheet);

(iv)         all claims arising out of, connected with, incident to or relating to the Acquired Companies from any violation of, or non compliance with, any Applicable Law prior to the Closing;

(v)          all Pre-Closing Taxes, except to the extent that a breach by Buyer of its obligations contained in Section 7.08(b) results in Losses but only to the extent that such breach increases such Losses;

(vi)          the Accounts Receivable guarantee contained in Section 7.13; and

(vii)         all claims and Losses arising out of, connected with, incident to or relating to the GIP (except to the extent that a breach by Buyer of its obligations contained in Section 7.05(c) results in Losses but only to the extent that such breach increases such Losses) or the TechTeam Global, Inc. Annual Incentive Plan.

(b)          Notwithstanding the foregoing, the Buyer Indemnitees shall not be entitled to indemnification for (A) those portions of any Losses that represent lost profits for any period after the Closing, diminution in value, restitution, mental or emotional distress, exemplary, special or punitive damages, except to the extent that any of the same are Finally Determined to be required to be paid by a Buyer Indemnitee to a third party that is not an Affiliate of any Buyer Indemnitee in connection with a claim asserted by such third party; or (B) those portions of any Losses (i) reserved, accrued or provided for by any Acquired Company in the Financial Statements prior to the Closing Date or are included in the computation of Net Tangible Book Value or otherwise paid or provided for by Seller or any of its Affiliates, or (ii) that have arisen as a result of any breach of this Agreement by Buyer or any of its Affiliates on or after the Closing Date or arising from any change in accounting principles, practices or methodologies adopted or required to be adopted after the Closing.

(c)          Notwithstanding anything to the contrary herein, no Buyer Indemnitee shall be entitled to reimbursement or indemnification from Seller with respect to any inaccuracies in or breaches of the representations and warranties made by Seller hereunder (other than Section 3.01 (Organization; Good Standing), Section 3.02 (Authorization; Validity of Agreement), Section 3.04 (Capitalization), Section 3.21 (Brokers’ or Finders’ Fees) and Section 3.24 (No Indebtedness)) unless and until (1) the sum of all Losses suffered or incurred by Buyer Indemnitees related to each individual claim, or series of related claims, exceeds Twenty-Five Thousand Dollars ($25,000) (such Losses are referred to herein as “Recoverable Claims”), and (2) the aggregate amount of all Losses suffered or incurred by all Buyer Indemnitees exceeds an amount equal to Two Hundred Fifty Thousand Dollars ($250,000) (the “Threshold”), inclusive of Recoverable Claims, in which case Buyer Indemnitees shall be entitled to be indemnified for the full amount of any and all Losses including any Recoverable Claims and the Threshold amount.

(d)          Notwithstanding anything to the contrary herein (other than Section 9.02(e) below), Seller’s aggregate liability under Section 9.02(a) shall not exceed: (i) during the period beginning on the Closing Date and ending on the last day of the twenty-fourth (24th) month following the Closing, an amount equal to Fourteen Million Seven Hundred and Fifty Thousand Dollars ($14,750,000) (the “Initial Cap”), and (ii) during the period beginning on the first day of the twenty-fifth (25th) month following the Closing and ending on the last day of the thirty-sixth (36th) month following the Closing, an amount equal to Nine Million Eight Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars ($9,833,333)(minus the amount of claims in excess of Four Million Nine Hundred Sixteen Thousand Six Hundred Sixty-Seven Dollars $4,916,667 applied against the Initial Cap within the first twenty-four (24) months after the Closing) (the “Adjusted Cap”).  Notwithstanding anything to the contrary herein, except for claims or Losses based on Seller Fraud, Seller’s obligations under Section 9.02(a) shall terminate on the date that is thirty-six (36) months after the Closing Date or, in the case of Seller’s obligations under Section 9.02(a)(v) or any breach of the representations and warranties set forth in Section 3.20 (Taxes), following the expiration of the applicable statute of limitations, unless a Claim Notice shall have been delivered to Seller on or prior to such date, in which event the applicable indemnification obligation under Section 9.02(a) shall survive until the claims set forth in the Claim Notice are resolved in accordance with this Article IX, but only to the extent the indemnification obligation relates to such claims.

(e)          Notwithstanding anything herein to the contrary, the limitations on Recoverable Claims, the Threshold and the Initial Cap or Adjusted Cap, as applicable, shall not apply to Seller’s obligations under Section 9.02(a)(v) or any Losses sustained, suffered or incurred by any of the Buyer Indemnitees, or to which Buyer Indemnitees may be subjected, arising from (i) any breach of the representations and warranties set forth in Section 3.20 (Taxes) or (ii) any Seller Fraud; provided, that Seller’s aggregate liability under Section 9.02(a) shall not exceed the Purchase Price.

(f)           “Material Adverse Effect” and other materiality qualifications or any similar qualifications contained in any representation, warranty, covenant or undertaking contained in this Agreement shall be disregarded for purposes of determining the amount of any Losses arising from or relating to any indemnifiable breach of such representation, warranty, covenant or undertaking but shall not be disregarded for purposes of determining whether any such representation, warranty, covenant or undertaking has been breached.

Section 9.03.        Indemnification by Buyer.  From and after the Closing Date, to the extent provided in this Article IX, Buyer shall indemnify, and shall cause the Acquired Companies to indemnify, jointly and severally, Seller and its Affiliates, officers, directors, shareholders. employees and agents  (“Seller Indemnitees”) against and hold them harmless from any Losses sustained, suffered or incurred by any of the Seller Indemnitees, or to which any of the Seller Indemnitees may be subjected, arising from:

(a)          any breach of any representation or warranty of Buyer contained in this Agreement;

(b)          any breach or non-fulfillment of any covenant or undertaking of Buyer contained in this Agreement or any Ancillary Agreement;

(c)          except with respect to any matter for which Buyer would be entitled to be indemnified under Section 9.02 herein (without taking into account any limitations or thresholds), the operation of the Acquired Companies and its Business from and after the Closing Date, including any and all amounts accruing from and after the Closing Date under the Real Property Leases set forth on Schedule 3.08(a)(i); and

(d)          any obligations of Buyer under Section 6.05(a).

Section 9.04.       Single Recovery.  Any liability for indemnification under this Article IX shall be determined without duplication of recovery by reason of the set of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or undertaking, or one or more rights to indemnification.  Notwithstanding anything contained in this Agreement to the contrary, Seller shall have no obligation to indemnify any Buyer Indemnitee for the amount of any Loss if and to the extent the Buyer has already recovered such amount as a result of the Purchase Price adjustment pursuant to Section 2.07 or such amount was reflected as a liability in the final determination of the Closing NTBV.

Section 9.05.       Exclusive Remedy.  Except as otherwise provided in Section 2.07 (Purchase Price Adjustment), Section 11.18 (Specific Performance) and except for Seller Fraud, Buyer and Seller each acknowledge and agree, for themselves and on behalf of their respective Affiliates, that, following the Closing, the sole and exclusive remedy for any and all claims relating to breaches of representations, warranties, covenants and undertakings contained in this Agreement shall be pursuant to the indemnification provisions set forth in this Article IX.

Section 9.06.     Indemnification Procedures.  If there occurs an event or occurrence (including any claim asserted or action or proceeding commenced by a third party) which a Party (an “Indemnified Party”) asserts constitutes an indemnifiable event pursuant to Sections 9.02 or 9.03, the Indemnified Party shall provide written notice (a “Claim Notice”) to the Party obligated to provide indemnification hereunder (an “Indemnifying Party”), setting forth the nature of the claim and the basis for indemnification hereunder.  The Indemnified Party shall give such written notice to the Indemnifying Party, with respect to third party claims, promptly after it becomes aware of the existence of any such event or occurrence and, with respect to all claims that are not third party claims, promptly after determining in good faith that Indemnified Party intends to assert a claim for indemnification hereunder;  provided, however, that the failure to provide prompt notice as provided herein will not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure actually, materially, irreparably and adversely prejudices the Indemnifying Party hereunder.  If a Party receives written notice under this Article IX and does not agree that it is required to indemnify the Party giving such notice, it shall give notice of the same (a “Dispute Notice”) within thirty (30) calendar days of receipt of a Claim Notice. In the event that the Parties cannot agree whether such claim is indemnified hereunder within ten (10) calendar days after receipt of the Dispute Notice, then the Parties shall be free to pursue other available legal remedies to resolve such dispute. If no Dispute Notice is received within such thirty (30) calendar day period, the Party receiving a Claim Notice shall be deemed to have acknowledged liability for the relevant claim.  In case any third-party action shall be brought against any Indemnified Party (a “Third-Party Proceeding”) and it shall notify the Indemnifying Party of the commencement thereof and its claim for indemnification with respect thereto pursuant to Section 9.02 or Section 9.03, the Indemnified Party shall be entitled to retain control of the defense of such claim with counsel selected by it (and the Indemnifying Party shall be entitled only to participate in the defense of such claim at its sole cost and expense through counsel of its own choice).  The Indemnified Party shall act in good faith and shall conduct the defense of the Third-Party Proceeding in substantially the same manner in which it conducts claims made by other third-parties whether or not it has indemnification rights with respect thereto.  The Indemnifying Party agrees to cooperate fully with (and to provide all relevant documents and records and make all relevant personnel available to) the Indemnified Party and its counsel in the defense of any such asserted claim.  No Indemnified Party shall consent to the entry of any judgment or enter into any settlement without the consent of the Indemnifying Party, which consent shall not unreasonably be withheld or delayed, unless such judgment or settlement includes as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnifying Party of an express, complete and unconditional release from all liability in respect to such claim. No Indemnifying Party shall be liable under this Article IX for any settlement, compromise or discharge of any claim effected without its written consent, which shall not be unreasonably withheld or delayed.  No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement without the prior written consent of the Indemnified Party unless (i) the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such judgment or settlement and such third-party claim and (ii) such judgment or settlement includes as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of an express, complete and unconditional release from all liability in respect to such claim.

Section 9.07.     Adjustments for Insurance and Payments by Others.  Each Loss which an Indemnifying Party is required to pay pursuant to this Article IX shall be reduced by any amounts actually recovered by, or paid to, such Indemnified Party under applicable insurance policies held by Seller or the Acquired Companies prior to the Closing or under the Tail Insurance Policies, or from any other Person alleged to be responsible for such Loss, with respect to such Loss (it being understood that each Indemnified Party shall be required to use its Best Efforts to pursue all available insurance recoveries from insurance policies held by Seller or the Acquired Companies prior to the Closing or the Tail Insurance Policies in connection with any indemnification claim hereunder), in each case net of any out-of-pocket expenses incurred by the Indemnified Party in connection with the recovery of such amount.  If the Indemnified Party receives any amounts under applicable insurance policies held by Seller or the Acquired Companies prior to the Closing or under the Tail Insurance Policies, or from any other Person alleged to be responsible for any Loss, pursuant to the preceding sentence, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

Section 9.08.     Indemnification Escrow Amount.  Except for items excepted from the Initial Cap and Adjusted Cap pursuant to Section 9.02(e), the aggregate Liability of Seller under this Article IX for all Losses for which it would otherwise be liable under this Agreement shall not exceed the Indemnification Escrow Amount.  Any amounts owing from Seller to any Buyer Indemnitees for all Losses shall be paid, to the extent possible, first from the Indemnification Escrow Account.

Section 9.09.     Treatment of Indemnity Claims.  Any indemnification payment made by a Party pursuant to this Article IX shall be treated as an adjustment to the Purchase Price hereunder.

ARTICLE X

TERMINATION

Section 10.01.   Grounds for Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing Date:

(a)       by the mutual written agreement of Seller and Buyer;

(b)       by Buyer (by written notice of termination from Buyer to Seller, in which reference is made to this subsection) if the Closing has not occurred on or prior to the Outside Date, unless the failure of the Closing to have occurred is attributable to a failure on the part of Buyer to perform any material obligation to be performed by Buyer pursuant to this Agreement at or prior to the Closing;

(c)       by Seller (by written notice of termination from Seller to Buyer, in which reference is made to this subsection) if the Closing has not occurred on or prior to the Outside Date, unless the failure of the Closing to have occurred is attributable to a failure on the part of Seller to perform any material obligation required to be performed by Seller pursuant to this Agreement at or prior to the Closing;

(d)       by Seller or Buyer (by written notice of termination from such Party to the other Party referred to in this subsection, in which reference is made to this subsection) if a Governmental Authority of competent jurisdiction shall have issued a final non-appealable Order, or shall have taken any other action having the effect of, permanently restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions; provided, however, that the right to terminate this Agreement under this Section 10.01(d) shall not be available to a Party if such Order was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

(e)       by Seller or Buyer (by written notice of termination from such Party to the other Party referred to in this subsection, in which reference is made to this subsection) if any event shall occur after the date hereof that shall have made it impossible to satisfy a condition precedent to the terminating Party’s obligations to perform its obligations hereunder, unless the occurrence of such event shall be due to the failure of the terminating Party to perform or comply with any of the agreements, covenants or conditions hereof to be performed or complied with by such Party at or prior to the Closing;

(f)        by Seller or Buyer (by written notice of termination from such Party to the other Party referred to in this subsection, in which reference is made to this subsection) if (i) the Seller Stockholders Meeting (including any adjournments and postponements thereof) shall have been held and completed and Seller’s stockholders shall have voted on a proposal to approve and adopt this Agreement and the Contemplated Transactions, and (ii) Seller shall not have obtained the Seller Stockholder Approval;

(g)       by Buyer (by written notice of termination from Buyer to Seller, in which reference is made to this subsection) if a Seller Triggering Event shall have occurred;

(h)       by Seller (by written notice of termination from Seller to Buyer, in which reference is made to this subsection), immediately prior to entering into a definitive agreement with respect to a Superior Proposal; provided that (i) Seller received such Superior Proposal, (ii) Seller has not breached or violated the terms of Section 5.07 hereof, (iii) the Seller Board has authorized Seller to enter into such definitive agreement for such Superior Proposal, (iv) prior to such termination, Seller pays Buyer the Buyer Reimbursable Expenses and the Seller Termination Fee in accordance with Section 10.04, and (v) immediately following the termination of this Agreement, Seller enters into such definitive agreement to effect such Superior Proposal;

(i)        by Buyer (by written notice of termination from Buyer to Seller, in which reference is made to this subsection) if, since the date of this Agreement, there shall have occurred any Material Adverse Effect on the Business, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have, a Material Adverse Effect with respect to the Business or Seller;

(j)        by Buyer (by written notice of termination from Buyer to Seller, in which reference is made to the specific provision(s) of this subsection giving rise to the right of termination) if (i) any of Seller’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 8.01(d) would not be satisfied, (ii) (A) any of Seller’s representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.01(d) would not be satisfied and (B) such inaccuracy has not been cured by Seller within five (5) Business Days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, (iii) any of Seller’s covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 8.02(a) would not be satisfied, (iv) any of the Acquired Companies shall have entered into any teaming or similar Contract, Government Contract or Government Bid, such that the condition set forth in Section 8.02(g) would not be satisfied, or (v) any Proceeding shall be initiated, threatened or pending which could reasonably be expected to materially and adversely affect the Business, the Acquired Companies, Buyer or Buyer Parent (including, without limitation, any such Proceeding relating to any alleged violation of, or non compliance with, any Applicable Law or any allegation of fraud or intentional misrepresentation);

(k)       by Seller (by written notice of termination from Seller to Buyer, in which reference is made to the specific provision(s) of this subsection giving rise to the right of termination) if (i) any of Buyer’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 8.03(a) would not be satisfied, (ii) any of Seller’s representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.01(d) would not be satisfied, (iii) (A) any of Buyer’s representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.03(a) would not be satisfied and (B) such inaccuracy has not been cured by Buyer within five (5) Business Days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, or (iv) any of the Buyer’s covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 8.03(b) would not be satisfied; and

(l)        by Seller (by written notice of termination from Seller to Buyer, in which reference is made to this subsection, specifying the nature of the Material Adverse Effect) if, since the date of this Agreement, there shall have occurred any Material Adverse Effect with respect to Buyer, Seller or the Business, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have, a Material Adverse Effect with respect to Buyer, Seller or the Business.

Section 10.02.   Procedure and Effect of Termination.  In the event of the termination and abandonment of this Agreement by Seller or Buyer pursuant to Section 10.01 hereof, written notice thereof shall forthwith be given to the other Party. If this Agreement is terminated and the Contemplated Transactions are abandoned as provided herein:

(a)       Each Party will redeliver all documents, work papers and other material of any other Party relating to the Contemplated Transactions, whether so obtained before or after the execution hereof, to the Party furnishing the same; provided, that each Party may retain one copy of all such documents for archival purposes in the custody of its outside counsel;

(b)       All confidential information received by any Party hereto with respect to the business of any other Party or its Affiliates shall be treated in accordance with the provisions of the Confidentiality Agreement, which shall survive the termination of this Agreement; and

(c)       All filings, applications and other submission made by any Party to any Person, including any Governmental Authority, in connection with the Contemplated Transactions shall, to the extent practicable, be withdrawn by such Party from such Person.

Section 10.03.   Effect of Termination.

(a)       If this Agreement is terminated and the Contemplated Transactions are abandoned pursuant to Section 10.01, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Article XI, (ii) Section 7.04 relating to publicity, (iii) Sections 3.21 and 4.07 relating to finders’ fees and brokers’ fees or commissions, (iv) Section 6.01 relating to confidentiality, (v) Section 10.02, this Section 10.03 and Section 10.04, and (vi) the Confidentiality Agreement.

(b)       Subject to Section 10.03(a) but notwithstanding any other provision of this Agreement to the contrary, if this Agreement is terminated and the Contemplated Transactions are abandoned pursuant to Section 10.01, no Party shall have any Liability hereunder (including, without limitation, with respect to any and all fees and expenses that have been paid or that may become payable by or on behalf of any other Party in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Contemplated Transactions or with respect to any other Losses sustained, suffered or incurred by any Person arising from or relating to the termination of this Agreement); provided, however, that nothing in this Section 10.03(b) shall relieve (i) any Party from any Liability for any intentional breach of this Agreement by such Party prior to such termination, or (ii) Seller of the obligation to pay Buyer the Buyer Reimbursable Expenses and the Seller Termination Fee pursuant to Section 10.04, if applicable.

Section 10.04.   Expenses; Termination Fee.

(a)       If Seller terminates this Agreement pursuant to Section 10.01(f) or 10.01(h), or Buyer terminates this Agreement pursuant to Sections 10.01(f) or 10.01(g), then (without limiting any obligation of Seller to pay any Seller Termination Fee payable pursuant to Section 10.04(b)), Seller shall make a nonrefundable cash payment to Buyer, at the time specified in Section 10.04(d), in an amount equal to the aggregate amount of all reasonable out-of-pocket fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees), which fees and expenses are documented and itemized in reasonable detail,  that have been paid or that may become payable by or on behalf of Buyer in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Contemplated Transactions provided that such expense reimbursement amount shall not exceed Seven Hundred Fifty Thousand Dollars $750,000 in the aggregate (the “Buyer Reimbursable Expenses”).  Additionally, Seller shall pay Buyer the Buyer Reimbursable Expenses if (i) Seller terminates this Agreement pursuant to Section 10.01(k) because the condition in Section 8.01(d) would not be satisfied or pursuant to Section 10.01(l) in connection with a Material Adverse Effect relating to Seller or the Business, and (ii) enters into a definitive agreement with respect to a Superior Proposal on or before the Outside Date, in which case, the Buyer Reimbursable Expenses shall be paid to Buyer concurrently with the execution of such definitive agreement.  Notwithstanding anything to the contrary contained in this Section 10.04, Seller shall not be required to pay the Buyer Reimbursable Expenses until two (2) Business Days after it is provided with the supporting documentation and itemized detail referred to in the preceding sentence.

(b)       If Seller terminates this Agreement pursuant to Section 10.01(h), or Buyer terminates this Agreement pursuant to Sections 10.01(g), then Seller shall pay to Buyer a nonrefundable termination fee equal to four percent (4%) of the Pre-Adjustment Purchase Price (the “Seller Termination Fee”) at the time specified in Section 10.04(d) below.  Additionally, Seller shall pay Buyer the Seller Termination Fee if (i) Seller terminates this Agreement pursuant to Section 10.01(k) because the condition in Section 8.01(d) would not be satisfied or pursuant to Section 10.01(l) in connection with a Material Adverse Effect relating to Seller or the Business, and (ii) enters into a definitive agreement with respect to a Superior Proposal on or before the Outside Date, in which case, the Seller Termination Fee shall be paid to Buyer concurrently with the execution of such definitive agreement.  Any Seller Termination Fee payable under this Section 10.04(b) shall be payable as liquidated damages to compensate Buyer for the damages Buyer will suffer if this Agreement is terminated in the circumstances set forth in Sections 10.01(g) or 10.01(h) (or 10.01(k) or 10.01(l) but only under the circumstances set forth in the immediately preceding sentence), which damages cannot be determined with reasonable certainty. It is specifically agreed that any Seller Termination Fee to be paid pursuant to this Section 10.04(b) represents liquidated damages and not a penalty.

(c)       Notwithstanding any other provision of this Agreement to the contrary, in the event that, either concurrently with or following a Seller Change of Control, (i) this Agreement is terminated for any reason, or (ii) the Closing has not occurred on or before the Outside Date (in the case of both clauses (i) and (ii), other than as a result of a failure on the part of Buyer to perform a material obligation to be performed by Buyer pursuant to this Agreement at or prior to the Closing), then Seller shall pay Buyer the Buyer Reimbursable Expenses and the Seller Termination Fee within two (2) Business Days of such termination or the Outside Date, as applicable, by wire transfer of immediately available funds to an account designated in writing by Buyer.  Any Seller Termination Fee payable under this Section 10.04(c) shall be payable as liquidated damages to compensate Buyer for the damages Buyer will suffer if this Agreement is terminated or the Closing shall not have occurred on or prior to the Outside Date, which damages cannot be determined with reasonable certainty. It is specifically agreed that any Seller Termination Fee to be paid pursuant to this Section 10.04(c) represents liquidated damages and not a penalty.  Under no circumstances shall Buyer be entitled to the Seller Termination Fee pursuant to this Section 10.04(c) if Buyer is otherwise entitled to the Seller Termination Fee pursuant to Section 10.04(b) and under no circumstances shall Buyer be entitled to the Buyer Reimbursable Expenses pursuant to this Section 10.04(c) if Buyer is otherwise entitled to the Buyer Reimbursable Expenses pursuant to Section 10.04(a).

(d)       The Buyer Reimbursable Expenses and the Seller Termination Fee shall be paid at the time specified in the next sentence (unless otherwise provided in Section 10.01(b) or 10.04(c)) by wire transfer of immediately available funds to an account designated in writing by Buyer. In the case of a termination of this Agreement by Seller pursuant to Section 10.01(f), the Buyer Reimbursable Expenses shall be paid by Seller prior such termination; in the case of a termination of this Agreement by Seller pursuant to Section 10.01(h), the Buyer Reimbursable Expenses and the Seller Termination Fee shall be paid by Seller prior to such termination; in the case of a termination of this Agreement by Buyer pursuant to Section 10.01(f), the Buyer Reimbursable Expenses shall be paid by Seller within two (2) Business Days after such termination; and, in the case of a termination of this Agreement by Buyer pursuant to Section 10.01(g), the Buyer Reimbursable Expenses and the Seller Termination Fee shall be paid by Seller within two (2) Business Days after such termination.  If Seller fails to pay when due any amount payable under this Section 10.04, then (i) Seller shall reimburse Buyer for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Buyer of its rights under this Section 10.04, and (ii) Seller shall pay to Buyer interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Buyer in full) at a rate per annum equal to three percent (3%) over the “prime rate” (as announced by Bank of America, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid or, if less, the maximum rate permitted by Applicable Law.

(e)       If Seller terminates this Agreement pursuant to Section 10.01(h) (or 10.01(k) or 10.01(l) but only under the circumstances set forth in Section 10.04(b)), or Buyer terminates this Agreement pursuant to Sections 10.01(g) or Buyer is paid the Buyer Reimbursable Expenses and the Seller Termination Fee pursuant to Section 10.04(c), upon payment of the Seller Termination Fee in accordance with Section 10.04(b) or 10.04(c) and the reimbursement of the Buyer Reimbursable Expenses in accordance with Section 10.04(a) or 10.04(c), except to the extent otherwise specified in Section 10.03(b) and notwithstanding any other provision contained in this Agreement to the contrary, (i) no Person, including, but not limited to, Buyer and Buyer Parent, shall have any rights or claims against Seller and its former, current and future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees (collectively, the “Seller Parties”) pursuant to this Agreement (including this Section 10.04).

ARTICLE XI

GENERAL

Section 11.01.   Notices.  All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to, (b) five (5) days after being deposited in any United States Post Office enclosed in a postage prepaid, registered or certified envelope addressed to or (c) when successfully transmitted by fax (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above) to, the Party for whom intended, at the address or fax number for such Party set forth below (or at such other address or telecopier number for a Party as shall be specified by like notice, provided, however, that the day any notice of change of address or telecopier number shall be effective only upon receipt):

(a)       if to Seller, to:

TechTeam Global, Inc.
27335 West 11 Mile Road
Southfield, MI  48033
Facsimile No.: (248) 357-2570
Attention: Michael A. Sosin, Esq.
MSosin@techteam.com

with a copy (which shall not constitute notice) to:

Blank Rome LLP
Watergate 600 New Hampshire Avenue
Washington, DC  20037
Facsimile No.: (202) 572-1434
Attention: Keith E. Gottfried, Esq.
Email: Gottfried@Blankrome.com

(b)       if to Buyer or Buyer Parent, to:

Jacobs Engineering Group Inc.
1111 South Arroyo Parkway
Pasadena, California  91105
(for personal delivery and overnight courier)
P.O. Box 7084
Pasadena, California  91109-7084
(for U.S. Mail)
Attention:  Mike Udovic, Esq.
Facsimile:  (626) 568-7144
Email:  Mike.Udovic@jacobs.com

with a copy (which shall not constitute notice) to:

Paul, Hastings, Janofsky & Walker LLP
515 S. Flower Street
Los Angeles, California  90071
Attention:  Robert A. Miller, Esq.
Facsimile:  (213) 996-3254
Email:  RobertMiller@Paulhastings.com

Section 11.02.   Amendments and Modifications.  Any provision of this Agreement may be amended or modified only by a written instrument signed by all of the Parties hereto; provided, however, that, after any approval of this Agreement by the stockholders of Seller, no amendment may be made without further stockholder approval which, by Applicable Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders.

Section 11.03.   Waiver.  No waiver hereunder shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the waiver is sought.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time.  Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

Section 11.04.   Remedies.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law or equity.  In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final, non-appealable order that this Agreement has been breached by either Party, then the breaching Party will reimburse the other Party for its costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with all such litigation.

Section 11.05.   Disclosure Schedule References.  No disclosure on any Schedule relating to a possible breach or violation of any Contract or Applicable Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

Section 11.06.   Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement, the transactions contemplated hereby, and the consummation of the transactions contemplated hereby, including any advisor fees and expenses, whether or not the transactions contemplated hereby are consummated (a) of Seller or any of its Affiliates (including, for costs incurred prior to the Closing, the Acquired Companies) shall be paid by Seller, and (b) of Buyer or any of its Affiliates (including, for costs incurred following the Closing, the Acquired Companies) shall be paid by Buyer.

Section 11.07.   Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of law or otherwise) without the prior written consent of the other Party.  Notwithstanding the foregoing, Buyer shall have the right to assign all or certain provisions of this Agreement, or any interest herein, and may delegate any duty or obligation hereunder, without the consent of Seller, (i) to any Affiliate of Buyer (unless to do so would restrict or delay the consummation of the transactions contemplated hereby), (ii) at any time after the Closing, to any purchaser of any or all of the assets or equity interests (whether by merger, recapitalization, reorganization or otherwise) of Buyer or the Business or (iii) to any of Buyer’s financing sources as collateral; provided, that, in the case of each of clauses (i)-(iii), no such assignment or delegation shall relieve Buyer of any of its obligations hereunder.

Section 11.08.   Parties in Interest.  This Agreement will be binding upon, inure solely to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns and, except as otherwise provided herein with respect to the Seller Indemnitees and the Buyer Indemnitees, shall not inure to the benefit of any other Persons.

Section 11.09.   Governing Law.  This Agreement shall be construed, performed and enforced in accordance with the laws of the State of Delaware (without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

Section 11.10.   Jurisdiction.

(a)       Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder (other than with respect to any dispute arising under Section 2.07, which shall be governed by the procedure specified therein), or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that, except for the enforcement of any judgment entered by any of the aforesaid courts arising from any such action or proceeding, it will not bring any action relating to this Agreement or any of the Contemplated Transactions in any court other than the aforesaid courts.

(b)       Subject to the provisions of Section 2.07 (which shall govern any dispute arising thereunder), each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve notice in accordance with Section 11.01, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the Applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.11.   Service of Process.  The Parties agree that the delivery of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.01 hereof, or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.

Section 11.12.   Waiver of Jury Trial.

(a)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.12(a) AND EXECUTED BY EACH OF THE PARTIES HERETO).  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OTHER AGREEMENTS OR DOCUMENTS RELATING TO THE CONTEMPLATED TRANSACTIONS.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of the Contemplated Transactions or the other agreements or documents referred to herein, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

(b)       EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.

Section 11.13.  Relationship of the Parties.  The Parties agree that the Contemplated Transactions are arm’s length transactions in which the Parties’ undertakings and obligations are limited to the performance of their obligations under this Agreement and the Ancillary Agreements.  Buyer acknowledges that it is a sophisticated investor and that it has only a contractual relationship with Seller, based solely on the terms of this Agreement and the Confidentiality Agreement, and that there is no special relationship of trust or reliance between Seller and Buyer.

Section 11.14.   Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. In the event that any signature to this Agreement is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.15.   Third Party Beneficiaries.

(a)       Except as otherwise provided herein with respect to the Seller Indemnitees and the Buyer Indemnities, the representations, warranties and agreements of the Parties contained herein are intended solely for the benefit of the Party to whom such representations, warranties or agreements are made, shall confer no rights hereunder, whether legal or equitable, in any other Person, and no other Person shall be entitled to rely thereon.

(b)       No provision in this Agreement shall modify or amend any other agreement, plan, program, or document unless this Agreement explicitly states that the provision “amends” that other agreement, plan, program, or document. This shall not prevent the parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other party shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to another agreement, plan, program, or document, unless the provision is explicitly designated as such in this Agreement, and the Person is otherwise entitled to enforce the other agreement, plan, program, or document. If a party not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to another agreement, plan, program, or document, and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively as of its inception, thereby precluding it from having any amendatory effect.

Section 11.16.   Entire Agreement.  This Agreement (including the Ancillary Agreements and other documents and instruments contemplated hereby and being executed in connection with the Contemplated Transactions), the Confidentiality Agreement and the schedules attached hereto sets forth the entire agreement and understanding of the Parties in respect of the Contemplated Transactions and supersedes all prior discussions, negotiations, agreements, arrangements and understandings, whether oral or written, relating to the subject matter hereof and thereof.  There are no warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement.

Section 11.17.   Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.18.   Specific Performance.  Each of Seller and the Buyer acknowledges and agrees that irreparable injury to the other Party hereto may occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that such injury would not be adequately compensable in damages because of the difficulty of ascertaining the amount of damages that will be suffered in the event that this Agreement was breached.  It is accordingly agreed that Seller and the Buyer shall each be entitled, in addition to any other remedy to which they are entitled at law or in equity, to specific enforcement of, and injunctive relief, without proof of actual damages, to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.  Any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 11.19.   Representation by Counsel.  Each Party hereto acknowledges to the other that it has been represented by independent legal counsel of its own choice throughout all of the negotiations that preceded the execution of this Agreement. Each Party further acknowledges that it and its counsel have had adequate opportunity to make whatever investigation or inquiry they may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof.

Section 11.20.   Rules of Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 11.21.   Headings.  Headings of the Articles and Sections of this Agreement, and the Table of Contents are for convenience of the Parties only, and shall be given no substantive or interpretative effect whatsoever.

Section 11.22.   Inconsistencies with Other Agreements.  In the event of any inconsistency between the provisions in the body of this Agreement and those in the Ancillary Agreements referred to herein, the provisions in the body of this Agreement will prevail and govern.

Section 11.23.   Obligations of the Parties.  Whenever this Agreement requires a  Subsidiary of Seller to take any action, that requirement shall be deemed to include an undertaking on the part of Seller to cause that Subsidiary to take that action. Whenever this Agreement requires a Subsidiary of Buyer or Buyer Parent to take any action, that requirement shall be deemed to include an undertaking on the part of Buyer or Buyer Parent, as applicable, to cause that Subsidiary to take that action.

Section 11.24.   Interpretation.

(a)       An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statements or (c) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(b)       The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement (in which “this Agreement” is defined).

(c)       Any reference in this Agreement to a date (or the concluding date with respect to any period of time), which date does not fall on a Business Day, shall be construed to mean the immediately subsequent Business Day to such date.  For purposes of computing any time period referenced in this Agreement, the day upon which the time period commences shall be the day immediately following the date of the event that causes the period to commence.

(d)       The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e)       References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(f)        All Exhibits and Schedules annexed hereto are hereby incorporated in and made a part of this Agreement as if set forth fully herein.

(g)       Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement.

(h)       Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(i)        Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

(j)        “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(k)       References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided, that with respect to any Contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.

(l)        References to any Person include the successors and permitted assigns of that Person.

(m)      References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(n)       References to “law”, “laws” or to a particular statute or law shall be deemed to refer to such statute or law as amended from time to time, and to the rules and regulations promulgated thereunder.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

TECHTEAM GLOBAL, INC.

By:	/s/ Gary Cotshott
Gary Cotshott
President and Chief Executive Officer
Officer

JACOBS ENGINEERING GROUP INC.

By:	/s/ John W. Prosser, Jr.
John W. Prosser, Jr.
Executive Vice President, Finance and Administration and Treasurer

JACOBS TECHNOLOGY INC.

By:	/s/ John W. Prosser, Jr.
John W. Prosser, Jr.
Treasurer

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

EXHIBIT A
FORM OF ESCROW AGREEMENT

EXHIBIT A

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this “Agreement”) is made and entered into as of [_______ __], 2010, by and among TechTeam Global, Inc., a Delaware corporation (“Seller”), Jacobs Engineering Group Inc., a Delaware corporation (“Buyer Parent”), Jacobs Technology Inc., a Tennessee corporation and wholly-owned subsidiary of Buyer Parent (“Buyer ” and together with Seller and Buyer Parent, sometimes referred to herein individually as a “Party” or collectively as the “Parties”), and JPMorgan Chase Bank, National Association (the “Escrow Agent”). Any capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in that certain Stock Purchase Agreement, dated as of June 3, 2010, among Seller, Buyer, and Buyer Parent (the “Stock Purchase Agreement”).

WHEREAS, pursuant to the terms of the Stock Purchase Agreement, Buyer will purchase from Seller, and Seller will sell to Buyer, one hundred percent (100%) of the Capital Stock of TechTeam Government Solutions, Inc., a Virginia corporation, and wholly-owned subsidiary of Seller.

WHEREAS, Section 2.04(b) of the Stock Purchase Agreement provides that, at the Closing, Buyer shall deliver to the Escrow Agent an aggregate amount equal to Seventeen Million Five Hundred Twenty Thousand Nine Hundred Twenty Four Dollars ($17,520,924) (the “Escrow Amount”) to be held in accordance with this Agreement as security for (i) the indemnification obligations of Seller pursuant to Article IX of the Stock Purchase Agreement (the “Indemnification Obligations”); and (ii) the payment obligations of Seller with respect to any NTBV Shortfall pursuant to the Stock Purchase Agreement (the “NTBVA Obligations”).

WHEREAS, Fourteen Million Seven Hundred Fifty Thousand Dollars ($14,750,000) of the Escrow Amount is solely with respect to the Indemnification Obligations and shall constitute the “Indemnification Escrow Fund,” and (ii) Two Million Seven Hundred Seventy Thousand Nine Hundred Twenty Four Dollars ($2,770,924) of the Escrow Amount is solely with respect to the NTBVA Obligations and shall constitute the “NTBVA Escrow Fund.”

NOW THEREFORE, in consideration of the foregoing and the covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller, Buyer Parent, Buyer and the Escrow Agent, intending to be legally bound hereby, agree as follows:

1.             Appointment.   The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2.             Fund.   At the Closing, Buyer shall deposit with the Escrow Agent the Escrow Amount. The Escrow Agent shall hold, subject to the terms and conditions hereof, the Indemnification Escrow Fund and the NTBA Escrow Fund in two separate and distinct segregated accounts. The Escrow Agent shall hold the Escrow Amount and, subject to the terms and conditions hereof, shall invest and reinvest the Escrow Amount and all earnings, interest and income thereon (the “Fund”) as directed in Section 3. For the avoidance of doubt, the Buyer and Seller acknowledge and agree that, notwithstanding any other provision of this Agreement or the Stock Purchase Agreement to the contrary, the NTBVA Escrow Fund shall relate solely to the NTBVA Obligations and shall not be available to satisfy any Claims (as defined below) relating to or arising out of Indemnification Obligations.

3.             Investment of Fund.   During the term of this Agreement, the Fund shall be invested in a JPMorgan Money Market Deposit Account (“MMDA”), or a successor or similar investment offered by the Escrow Agent, unless otherwise jointly instructed in writing by Buyer and Seller and as shall be acceptable to the Escrow Agent. MMDA have rates of compensation that may vary from time to time based upon market conditions. Instructions to make any other investment (“Alternative Investment”) must be made jointly by Buyer and Seller in writing and shall specify the type and identity of the investments to be purchased and/or sold. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent or any of its affiliates may receive compensation with respect to any Alternative Investment directed hereunder including without limitation charging any applicable agency fee in connection with each transaction. The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Fund or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment in an investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of the Parties to give the Escrow Agent instructions to invest or reinvest the Fund, except to the extent that such loss arises from the Escrow Agent’s gross negligence, bad faith or willful misconduct. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement. The Escrow Agent shall provide Buyer and Seller monthly and annual statements of assets and transactions for the Fund. In addition, the Escrow Agent shall respond to reasonable telephone requests for account balances during normal business hours.

4.             Disposition and Termination.

(a)           Term of Fund. Unless released earlier pursuant to this Agreement, the Fund shall be held by the Escrow Agent and disbursed in accordance with the following:

2

(i)         Within ten (10) Business days after the Closing NTBV is Finally Determined in accordance with the Section 2.07 of the Stock Purchase Agreement, Buyer and Seller shall jointly instruct the Escrow Agent in writing to disburse the NTBVA Escrow Fund to Buyer and/or Seller, as applicable, in accordance with Section 2.07(f) of the Stock Purchase Agreement.

(ii)        On the first Business Day following the twenty-four (24) month anniversary of the Closing Date (such Business Day, the “First Release Date”), Seller and Buyer shall jointly instruct the Escrow Agent in writing to disburse to Seller from the Indemnification Escrow Fund an amount (if such amount is greater than zero) equal to the difference of (x) $4,916,667, minus (y) the sum of (A) the aggregate amount of all amounts previously paid to Buyer Indemnitees (and to third parties at the direction of Buyer) from the Indemnification Escrow Fund, plus (B) the aggregate amount of all Unsatisfied Escrow Claims (as defined below).

(iii)       On the first Business Day following the thirty-six (36) month anniversary of the Closing Date (such Business Day, the “Second Release Date”), Seller and Buyer shall jointly instruct the Escrow Agent in writing to disburse to Seller from the Indemnification Escrow Fund an amount (if such amount is greater than zero) equal to the difference of (x) the amount remaining in the Indemnification Escrow Fund on such date, minus (y) the aggregate amount of all Unsatisfied Escrow Claims.

(iv)      Following the Second Release Date, the amount of any Unsatisfied Escrow Claim which is Finally Determined, in whole or in part, in favor of Buyer (or any other Buyer Indemnitee) or Seller, as applicable, shall be paid to Buyer (or to the applicable third party, if so directed by Buyer) or Seller, as applicable, within (3) Business Days following the earlier to occur of (A) the Escrow Agent’s receipt of a joint written instruction from Buyer and Seller, which instruction resolves any portion of a Disputed Claim in favor of Buyer or Seller, as applicable, or (B) the Escrow Agent’s receipt of a final, non-appealable order or judgment of a court of competent jurisdiction, which final order or judgment resolves any portion of a Disputed Claim in favor of Buyer or Seller, applicable; provided, that the amount of any Unsatisfied Escrow Claim to be distributed to Seller pursuant to the foregoing shall be reduced, if at all, to the extent (and only to the extent) that the amounts remaining in the Indemnification Escrow Fund would be less than the amount of any then outstanding Unsatisfied Escrow Claim(s). When no Unsatisfied Escrow Claims remain following the Second Release Date, the Escrow Agent shall promptly disburse to Seller the amounts remaining in the Indemnification Escrow Fund. Upon disbursement by the Escrow Agent of all amounts remaining in the Fund, this Agreement shall terminate.

3

For purposes of this Agreement (x) the term “Unsatisfied Escrow Claim” shall mean, as of the date of determination, all claims for indemnification, payment or reimbursement by the Buyer Indemnitees, or any of them, pursuant to Section 9.02 of the Stock Purchase Agreement which either (A) were asserted in writing, in good faith, prior to, and are pending on, such date or (B) have been Finally Determined in favor of the Buyer Indemnitees, or any of them, to the extent such claims (as so Finally Determined) have not been paid from the Indemnification Escrow Fund as of such date; and (y) “Finally Determined” shall mean, (i) with respect to any claim for indemnification, payment or reimbursement by the Buyer Indemnitees, or any of them, pursuant to Section 9.02 of the Stock Purchase Agreement, the amount of such claim the entitlement to which by such Buyer Indemnitee(s) (A) has been consented to in writing by Seller (whether pursuant to a settlement agreement or otherwise), or (B) has been determined pursuant to a final, non- appealable judgment or other similar determination of a court of competent jurisdiction, and (ii) with respect to the determination of Closing NTBV, has been finally determined in accordance with Section 2.07 of the Stock Purchase Agreement.

(b)           Claims for Payment from the Indemnification Escrow Fund.

(i)         Subject to the provisions of the Stock Purchase Agreement, if at any time on or before the Second Release Date, Buyer (A) believes that it (or any other Buyer Indemnitee) is entitled to payment, or that payment should be made to a third party, pursuant to the terms of Article IX of the Stock Purchase Agreement, and (B) desires to make a claim for payment from the Indemnification Escrow Fund (a “Claim”) in connection therewith, then Buyer shall give written notice of such Claim (a “Claim Notice ”) to Seller and the Escrow Agent, specifying in reasonable detail the nature of the Claim, the basis for indemnification under the Stock Purchase Agreement, and the amount (to the extent reasonably determinable) of such Claim.

(ii)        Within thirty (30) days after the date of delivery of a Claim Notice (the “Response Period”), Seller may deliver to Buyer and to the Escrow Agent a written response (the “Response Notice”) in which Seller (A) agrees that the full amount of the subject Claim may be released from the Indemnification Escrow Fund to Buyer, (B) agrees that part, but not all, of the amount of the subject Claim may be released from the Indemnification Escrow Fund to Buyer, or (C) indicates that no part of the amount of the subject Claim may be released from the Indemnification Escrow Fund to Buyer. The amount of the subject Claim that Seller indicates may not be released to Buyer under the Response Notice shall be deemed a “Disputed Claim.” If no Response Notice is delivered to Buyer and the Escrow Agent within the Response Period, the Claim set forth in the Claim Notice shall be paid to Buyer, or the applicable third party (if directed by Buyer), by the Escrow Agent from the Indemnification Escrow Fund within three (3) Business Days following the end of the Response Period.

4

(iii)       In the event that a Response Notice with respect to the subject Claim is delivered to Buyer and the Escrow Agent within the Response Period, the Escrow Agent shall pay Buyer, or the applicable third party (if so directed by Buyer), from the Indemnification Escrow Fund within three (3) Business Days following the Escrow Agent’s receipt of the Response Notice, the amount of the Claim not in dispute, if any, and shall retain the amount of the Disputed Claim. Buyer and Seller shall attempt in good faith to resolve such Disputed Claim and, if they are able to do so in whole or in part, shall jointly instruct the Escrow Agent in writing as to the full or partial resolution of such Disputed Claim and the amount of the Disputed Claim allowed, if any. To the extent a Disputed Claim is resolved in whole or in part, the allowed amount of the Disputed Claim, if any, shall be paid to Buyer, or the applicable third party (if so directed by Buyer), by the Escrow Agent from the Indemnification Escrow Fund within three (3) Business Days following the Escrow Agent’s receipt of a joint written instruction from Buyer and Seller to the Escrow Agent regarding such resolution. Except to the extent that the amount remaining in the Indemnification Escrow Fund at any time is insufficient to satisfy other Claims that are either undisputed or have been resolved in whole or in part in favor of Buyer, the Escrow Agent shall not pay out any portion of the Indemnification Escrow Fund with respect to the amount of a Disputed Claim which continues to be in dispute until (A) jointly instructed in writing by Buyer and Seller, or (B) the Escrow Agent receives a final, non -appealable order or judgment of a court of competent jurisdiction, which final order or judgment resolves any portion of a Disputed Claim in favor of Buyer or Seller. In the event that a previously Disputed Claim is resolved in whole or in part, in favor of Buyer (or any other Buyer Indemnitee), the amount which is Finally Determined in favor of Buyer (or any other Buyer Indemnitee) shall be paid to Buyer or to the applicable third party (if so directed by Buyer), within (3) Business Days following the earlier to occur of (A) the Escrow Agent’s receipt of a joint written instruction from Buyer and Seller, which instruction resolves any portion of a Disputed Claim in favor of Buyer, or (B) the Escrow Agent’s receipt of a final, non-appealable order or judgment of a court of competent jurisdiction, which final order or judgment resolves any portion of a Disputed Claim in favor of Buyer.

(c)           Interest. Except as otherwise provided in this Section 4(c), all earnings, interest and other income, if any, resulting from the investment of the Fund (or any income on or additions to the Fund) by the Escrow Agent (“Investment Income”) shall be retained by the Escrow Agent and shall be considered, for all purposes of this Agreement, to be part of the Fund. The Escrow Agent shall disburse to Buyer forty percent (40%) of the taxable Investment Income on an annual basis, in order to satisfy tax liabilities attributable to any such Investment Income. Upon distribution of any amount from the Escrow Fund, the respective Party to whom the amount is being distributed shall also receive all Investment Income attributable to such distributed amount, less the amount of Investment Income previously distributed to Buyer to cover taxes due on such Investment Income in accordance with this Section 4(c).

(d)          No Other Disbursements. The Escrow Agent shall not distribute or release any of the Fund except in accordance with the express terms and conditions of this Agreement.

5

5.             Escrow Agent.

(a)          The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Stock Purchase Agreement (except with respect to capitalized terms that are used herein as defined in the Stock Purchase Agreement), nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. Unless and until the Escrow Agent shall be notified in writing that an inconsistency or a conflict exists between this Agreement and the Stock Purchase Agreement, it shall be entitled to conclusively assume that no such inconsistency or conflict exists. Notwithstanding the foregoing, as between the Parties, to the extent any terms and provisions of this Agreement are in any way inconsistent with or conflict with any term, condition or provision of the Stock Purchase Agreement, the Stock Purchase Agreement shall govern and control. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind. Concurrent with the execution of this Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit A-1 and Exhibit A-2 to this Agreement. The Escrow Agent shall not be liable to any Party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Fund, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 11 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 11. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Fund, including, without limitation, the Escrow Amount nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

(b)          The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent's gross negligence, bad faith or willful misconduct was the cause of any loss to any Party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reasonable reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. To the extent reasonably practicable, the Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, the Escrow Agent shall not be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action, unless such special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever, shall have been finally adjudicated to have been caused by the gross negligence, bad faith or willful misconduct of the Escrow Agent.

6

6.            Succession.

(a)          The Escrow Agent may resign from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties specifying a date (which date shall be at least thirty (30) days after the Parties’ receipt of such notice) when such resignation shall take effect, and the Parties may remove the Escrow Agent by giving the Escrow Agent thirty (30) days advance notice in writing of such removal to the Escrow Agent specifying a date (which date shall be at least thirty (30) days after the Escrow Agent’s receipt of such notice) . If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties hereto. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Fund (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate.

(b)          Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

7.            Compensation and Reimbursement.   Each of Buyer and Seller agree severally, and not jointly, to (a) pay the Escrow Agent upon execution of this Agreement and from time to time thereafter one-half of all reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed to in writing by Buyer and Seller shall be as described in Schedule 2 attached hereto and shall be intended as full compensation for the Escrow Agent’s services as contemplated by this Agreement, and (b) pay or reimburse the Escrow Agent upon request for one-half of all reasonable, necessary and documented out-of-pocket expenses, disbursements and advances, including, without limitation reasonable attorney's fees and expenses, incurred or made by it in connection with the performance, modification and termination of this Agreement. The obligations set forth in this Section 7 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.

7

8.             Indemnity.

(a)          Each of Buyer and Seller severally, and not jointly, indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, assigns, agents and employees (the “Indemnitees”) from and against such Party’s one- half of any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs or expenses (including, without limitation, the fees and expenses of outside counsel and experts and their staffs and all documented out-of-pocket expense of document location, duplication and shipment)(collectively “Losses”), arising out of or in connection with (i) the Escrow Agent's execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except in the case of any Indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence, bad faith or willful misconduct of such indemnitee, or (ii) its following any instructions or other directions, whether joint or singular, from the Parties, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The indemnity obligations set forth in this Section 8(a) shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.

(b)          The Escrow Agent hereby waives any and all rights to offset that it may have against the Fund, including, without limitation, claims arising as a result of any claims, amounts, liabilities, costs, expenses, damages or other losses that the Escrow Agent may be entitled to collect from any party to this Escrow Agreement.

9.             Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.

(a)          Patriot Act Disclosure.   Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Parties identity including without limitation name, address and organizational documents (“identifying information”) . The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

8

(b)          Certification and Tax Reporting.   The Parties have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. The Parties acknowledge and agree that the Escrow Amount shall be treated as an installment obligation for purposes of Section 453 of the Code, and Seller shall not be treated as having received any portion of the Escrow Amount or any Investment Income until such amounts are actually released to Seller, and no Party shall take any action or filing position inconsistent with such characterization. The Parties acknowledge and agree that Buyer will be deemed to be the owner of the Fund for income tax purposes, and will report all Investment Income as the income of Buyer in the taxable year or years, in which such Investment Income is properly includible and pay any taxes attributable thereto. To the extent required by law, the Escrow Agent shall report such Investment Income to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Fund by the Buyer whether or not said Investment Income has been distributed during such year. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. The Parties hereby represent and warrant to the Escrow Agent that there is no sale or transfer of an United States Real Property Interest as defined under IRC Section 897(c) in the underlying transaction giving rise to this Agreement.

10.           Notices.    All notices, consents and other communications hereunder, except for notices, consents and other communications from the Parties setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to funds transfer instructions (all of which shall be specifically governed by Section 11 below), shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier, (b) five (5) days after being deposited in any United States Post Office enclosed in a postage prepaid, registered or certified envelope addressed, or (c) when successfully transmitted by fax (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above) to the party for whom intended, at the address or fax number for such party set forth below (or at such other address or fax number for a party as shall be specified by like notice, provided, however, that the day any notice of change of address or fax number shall be effective only upon receipt).

If to Buyer	Jacobs Engineering Group Inc.
1111 South Arroyo Parkway
Pasadena, California 91105
(for personal delivery and overnight courier)
P.O. Box 7084
Pasadena, California 91109-7084
(for U.S. Mail)
Attention: Mike Udovic, Esq.
Facsimile: (626) 568-7144
Email: Mike.Udovic@jacobs.com

with a copy (which shall not constitute notice) to:

Paul, Hastings, Janofsky & Walker LLP
515 S. Flower Street
Los Angeles, California 90071
Attention: Robert A. Miller, Esq.
Facsimile: (213) 996-3254
Email: RobertMiller@Paulhastings.com

9

If to Seller	TechTeam Global, Inc.
27335 West 11 Mile Road
Southfield, MI 48033
Facsimile No.: (248) 357-2570
Attention: Michael A. Sosin, Esq.
MSosin@techteam.com

with a copy (which shall not constitute notice) to:

Blank Rome LLP
Watergate 600 New Hampshire Avenue
Washington, DC 20037
Facsimile No.: (202) 572-1434
Attention: Keith E. Gottfried, Esq.
Email: Gottfried@Blankrome.com

If to the Escrow Agent	JPMorgan Chase Bank, N.A.
Escrow Services
(street address)
(City, state [country], zip [postal code])
Attention:
Fax No.:

11.          Security Procedures.   Notwithstanding anything to the contrary set forth in Section 10, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to any such funds transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 4 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile and no instruction for or related to the transfer or distribution of the Fund, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile at the number provided to the Parties by the Escrow Agent in accordance with Section 10 and as further evidenced by a confirmed transmittal to that number.

10

(a)           In the event funds transfer instructions are so received by the Escrow Agent by facsimile, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of Buyer or Seller’s executive officers, (“Executive Officers”), as the case may be, which shall include the titles of [______________________], as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Buyer or Seller to identify (i) the beneficiary, (ii) the beneficiary's bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank designated.

(b)           Buyer acknowledges that the Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Buyer under this Agreement without a verifying call-back as set forth in Section 11(a) above:

Buyer’s Bank account information:   Bank name:
Bank Address:
ABA number:
Account name:
Account number:

(c)           Seller acknowledges that the Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Seller under this Agreement without a verifying call-back as set forth in Section 11(a) above:

Seller’s Bank account information:    Bank name:
Bank Address:
ABA number:
Account name:
Account number:

(d)           In addition to their respective funds transfer instructions as set forth in Section 11(b) above, Buyer and Seller acknowledge that repetitive funds transfer instructions may be given to the Escrow Agent for one or more beneficiaries of Buyer or Seller where only the date of the requested transfer, the amount of funds to be transferred, and/or the description of the payment shall change within the repetitive instructions (“Standing Settlement Instructions”). Accordingly, Buyer and Seller shall deliver to Escrow Agent such specific Standing Settlement Instructions only for each of their respective beneficiaries as set forth in Schedule 1, by facsimile in accordance with this Section 11. Escrow Agent may rely solely upon such Standing Settlement Instructions and all identifying information set forth therein for each beneficiary. Escrow Agent, Seller and Buyer agree that such Standing Settlement Instructions shall be effective as the funds transfer instructions of Buyer or Seller, as applicable, without requiring a verifying call-back as set forth in Section 11(a), whether or not authorized, if such Standing Settlement Instructions are consistent with previously authenticated Standing Settlement Instructions for that beneficiary.

11

(e)           The Parties acknowledge that the security procedures set forth in this Section 11 are commercially reasonable.

12.           Compliance with Court Orders.   In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

12

13.           Miscellaneous.   Except for change to funds transfer instructions as provided in Section 11, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and the Parties. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party, except as provided in Section 6, without the prior consent of the Escrow Agent and the other Parties. This Agreement shall be governed by and construed under the laws of the State of Delaware. Each Party and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Delaware. To the extent that in any jurisdiction any Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution attachment (before or after judgment), or other legal process, such Party shall not claim, and it hereby irrevocably waives, such immunity. Each Party and the Escrow Agent further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. The failure of any Party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any Party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 8 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.

[SIGNATURE PAGE FOLLOWS]

13

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

BUYER
JACOBS TECHNOLOGY INC.

By:

Name:

Title:

BUYER PARENT
JACOBS ENGINEERING GROUP INC.

By:

Name:

Title:

SELLER
TECHTEAM GLOBAL, INC.

By:

Name:

Title:

ESCROW AGENT
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:

Name:

Title:

14

EXHIBIT A-1

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Buyer and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit A-1 is attached, on behalf of Buyer.

Name / Title	Specimen Signature

John W. Prosser, Jr.
Name	Signature

Executive Vice President, Finance and Administration and Treasurer
Title

Michael S. Udovic
Name	Signature

Vice President and Corporate Secretary
Title

Name	Signature

Title

15

EXHIBIT A-2

Certificate as to Authorized Signatures

The  specimen  signature  shown  below  is  the  specimen  signature  of __________ (the “Representative”), who is authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit A-2 is attached, on behalf of the Seller.

Name	Specimen Signature

Name	Signature

16

SCHEDULE 1

Telephone Number(s) and authorized signature(s) for
Person(s) Designated to give Funds Transfer Instructions

If from Buyer:

	Name	Telephone Number	Signature

1.

2.

3.

If from Seller:

	Name	Telephone Number	Signature

1.

2.

3.

Telephone Number(s) for Call-Backs and
Person(s) Designated to Confirm Funds Transfer Instructions

If from Buyer:

	Name	Telephone Number

1.

2.

3.

17

If from Seller:

	Name	Telephone Number

1.

2.

3.

Line Sheet for Standing Settlement Instructions

[Beneficiary’s] Bank account information:	Bank name:
Bank Address:
ABA number:
Account name:
Account number:

All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer.

[Seller or Buyer] agrees that repetitive or standing settlement instructions will be effective as the funds transfer instructions of the stated beneficiary, whether or not authorized, if such settlement instructions are verified pursuant to the security procedure provided in the Agreement or such other security procedure to which Escrow Agent and [Seller or Buyer] may agree.

18

SCHEDULE 2

J.P.Morgan

Schedule of Fees for Escrow Agent Services

Based upon our current understanding of your proposed transaction, our fee proposal is as follows:

Account Acceptance Fee	$1,500
Encompassing review, negotiation and execution of governing documentation, opening of the account, and completion of all due diligence documentation.  Payable upon closing.

Annual Administration Fee	$0
The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction. Payable upon closing and annually in advance thereafter, without pro-ration for partial years.

Extraordinary Services and Out-of Pocket Expenses
Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Bank's then standard rate. Disbursements, receipts, investments or tax reporting exceeding 25 items per year may be treated as extraordinary services thereby incurring additional charges.

Disclosure & Assumptions
•
Please note that the fees quoted are based on a review of the transaction documents provided and an internal due diligence review. JPMorgan reserves the right to revise, modify, change and supplement the fees quoted herein if the assumptions underlying the activity in the account, level of balances, market volatility or conditions or other factors change from those used to set our fees.

•
The escrow deposit shall be continuously invested in a JPMorgan Chase Bank money market deposit account (“MMDA”) or a JPMorgan Chase Bank Cash Compensation account. MMDA and Cash Compensation Accounts have rates of compensation that may vary from time to time based upon market conditions. The Annual Administration Fee would include a supplemental charge up to 25 basis points on the escrow deposit amount if another investment option were to be chosen.

•
The Parties acknowledge and agree that they are permitted by U.S. law to make up to six (6) pre-authorized withdrawals or telephonic transfers from an MMDA per calendar month or statement cycle or similar period. If the MMDA can be accessed by checks, drafts, bills of exchange, notes and other financial instruments (“Items”), then no more than three (3) of these six (6) transfers may be made by an Item. The Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days notice prior to a withdrawal from a money market deposit account.

•	Payment of the invoice is due upon receipt.

19

Compliance

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account. We may ask for information that will enable us to meet the requirements of the Act.

20

EXHIBIT B
FORM OF INTERCOMPANY BALANCES TERMINATION LETTER

EXHIBIT B

[_______ __], 2010

TechTeam Government Solutions, Inc.
c/o Jacobs Engineering Group Inc.
1111 South Arroyo Parkway
Pasadena, CA 91105

Jacobs Technology Inc.
c/o Jacobs Engineering Group Inc.
1111 South Arroyo Parkway
Pasadena, CA 91105

Jacobs Engineering Group Inc.
1111 South Arroyo Parkway
Pasadena, CA 91105

Re: Termination of Intercompany Balances

Reference is made to that certain Stock Purchase Agreement (the “Stock Purchase Agreement”) by and among TechTeam Global, Inc., a Delaware corporation (“Seller”), Jacobs Engineering Group Inc., a Delaware corporation (“ Buyer Parent”), and Jacobs Technology Inc., a Tennessee corporation (“Buyer” and together with Buyer Parent, the “Buyer Parties”), pursuant to which Seller has concurrently herewith sold to Buyer, and Buyer has concurrently herewith purchased from Seller, all of the outstanding shares of Capital Stock of TechTeam Government Solutions, Inc., a Virginia corporation (the “Company”). Each of Seller, Buyer Parent and Buyer is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Stock Purchase Agreement.

1.         This Intercompany Balances Termination Letter (this “Termination Letter”), is being delivered by Seller, on behalf of itself and its Affiliates (other than the Acquired Companies), to the Company and the Buyer Parties pursuant to the terms of the Stock Purchase Agreement to further evidence the elimination of the Intercompany Balances and all Liabilities of the Acquired Companies to Seller and its Affiliates (other than the Acquired Companies) relating thereto.

2.         Seller, on behalf of itself and its Affiliates (other than the Acquired Companies), confirms that (a) effective upon the Closing, all Intercompany Balances, including, without limitation, the Intercompany Balances set forth on Schedule I hereto, were eliminated, either through the capitalization, dividend and/or cancellation of such Intercompany Balances as set forth more fully on Schedule II hereto, but in any case in a manner which has not resulted in and will not result in any Tax Liabilities to any Acquired Company or the Buyer Parties, (b) from and after the Closing, neither the Buyer Parties nor any Acquired Company shall have any Liability to Seller and/or any of its Affiliates in respect of the Intercompany Balances, and no amounts shall be payable by the Buyer Parties or any Acquired Company to Seller or any of its Affiliates in respect of the Intercompany Balances, (c) any Liens on any assets or properties of any of the Acquired Companies in favor of Seller and/or any of its Affiliates, if any, have been terminated and released, and (d) all agreements, certificates, instruments or other documents heretofore delivered by any Acquired Company to Seller and/or any of its Affiliates in respect of the Intercompany Balances have been terminated and are of no further force or effect.

3.         Concurrently herewith, Seller has delivered to the Buyer Parties, the originals of any and all promissory notes heretofore delivered or issued by any Acquired Company to Seller and/or any of its Affiliates in connection with the Intercompany Balances, duly marked “paid in full” or “cancelled.”

4.         Seller, on behalf of itself and its Affiliates (other than the Acquired Companies) agrees to execute and deliver to the Buyer Parties any Lien releases, discharges of security interests, Uniform Commercial Code termination statements and other similar discharge, termination or release agreements or documents (in recordable form if applicable) as are necessary, or as the Buyer Parties may reasonably request, to evidence the elimination of the Intercompany Balances and all Liabilities of the Acquired Companies to Seller and its Affiliates (other than the Acquired Companies) relating thereto and to effectuate the termination and release of any Liens securing the Intercompany Balances, if any, or the termination of any agreement, certificate or instrument or other document heretofore delivered by any of the Acquired Companies to Seller and/or any of its Affiliates in respect of the Intercompany Balances, in each case, without cost or Liability to the Acquired Companies or the Buyer Parties.

5.         This Termination Letter may be executed in any number of counterparts, all of which shall constitute one and the same instrument. This Termination Letter, to the extent signed and delivered by means of facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding effect as if it were the original signed version thereof delivered in person. No Party shall claim that this Termination Letter is invalid, not binding or unenforceable based upon the use of facsimile transmission or e-mail delivery of a portable document format (.pdf or similar format) data file to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of facsimile transmission or e-mail delivery of a portable document format (.pdf or similar format) data file, and each Party forever waives any such claim or defense.

2

6.         This Termination Letter shall be construed, performed and enforced in accordance with the laws of the State of Delaware without giving effect to the principles or rules of conflict of laws thereof or of any other jurisdiction to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of a jurisdiction other than the State of Delaware. Each of the Parties hereby irrevocably and unconditionally submits, for itself and for its property, to the exclusive jurisdiction of any Delaware State court or Federal court of the United States of America sitting in Delaware and any appellate court from any court thereof, in any suit, action or proceeding arising out of or relating to this Termination Letter or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each Party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Termination Letter or the transactions contemplated hereby in any Delaware State or Federal court. Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each Party irrevocably consents to service of process in the manner provided for notices in Section 11.01 of the Stock Purchase Agreement. Nothing in this Termination Letter will affect the right of any Party to serve process in any other manner permitted by Applicable Law.

7.         This Termination Letter, including Schedule I and Schedule II hereto (which constitutes an integral part of this Termination Letter), together with the Stock Purchase Agreement, constitute the entire agreement of the Parties with respect to the subject matter hereof, and supersede all other prior agreements and understandings, oral or written, express or implied, between the Parties and their respective Affiliates, Representatives and agents in respect of the subject matter hereof.

8.         If any provision, including any phrase, sentence, clause, section or subsection, of this Termination Letter is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever and a suitable and equitable provision shall be substituted for any such invalid, inoperative or unenforceable provision in order to carry out, so far as may be valid or enforceable, such provision.

[Signature Page Follows]

3

Very truly yours,

TECHTEAM GLOBAL, INC.

By
Name:
Title:

Agreed to and Accepted by the undersigned as of the date first written above:

TECHTEAM GOVERNMENT SOLUTIONS, INC.

By
Name:
Title

JACOBS ENGINEERING GROUP INC.

By
Name:
Title

JACOBS TECHNOLOGY INC.

By
Name:
Title

[SIGNATURE PAGE TO INTERCOMPANY BALANCES TERMINATION LETTER]

SCHEDULE I

270100	Note Payable-ST Portion
248100	Accrued State Income Tax
249100	Accrued SBT
250100	Accrued Federal Income Tax
250120	I/C Acc Fed Tax - Government
250150	Accrued Corp. Allocation Tax
250200	Accrued Foreign Income Tax
250300	Accrued Corporate Tax CY
250400	Accrd Solidarity Surchg Tax CY
250500	Accrued Trade Tax CY
250600	Accrued Corporate Tax PY
250700	Accrued Solidarity Tax PY
250800	Accrued Trade Tax PY
226500	Inter-Company Due To/From
228000	Corp Allocation - Inter-Co
270110	Note Payable-TTG

SCHEDULE II

[To be provided by Seller]

EXHIBIT C
FORM OF NON-COMPETE AGREEMENT

EXHIBIT C

NON-COMPETE AGREEMENT

THIS NON-COMPETE AGREEMENT (this “ Agreement”) is entered into as of [__________ ___], 2010, by and among TechTeam Government Solutions, Inc., a Virginia corporation (the “Company”), Jacobs Technology Inc., a Tennessee corporation (the “Buyer”), and TechTeam Global, Inc., a Delaware corporation (the “Seller”). The Company, Buyer and Seller are collectively referred to herein as the “Parties” and each individually as a “Party.” Capitalized terms not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement (as defined below).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding common stock of the Company (the “Capital Stock”);

WHEREAS, Buyer, Seller and Jacobs Engineering Group, Inc., a Delaware corporation (“Buyer Parent”) have entered into that certain Stock Purchase Agreement, dated as of June 3, 2010 (the “Stock Purchase Agreement”) whereby Buyer will purchase all of the Capital Stock from Seller;

WHEREAS, as a result of the consummation of the Contemplated Transactions, Buyer will own all of the Capital Stock and will own and control, directly or indirectly, the Company and each of its subsidiaries (collectively, the “Acquired Companies”); and

WHEREAS, as a condition and inducement for Buyer and Buyer Parent to enter into the Stock Purchase Agreement and consummate the Contemplated Transactions, Seller has agreed to enter into this Agreement in connection with the Closing of the Contemplated Transactions.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties to this Agreement, intending to be legally bound hereby, agree as follows:

1

1.         During the Term (as defined below), Seller shall not, and shall cause its Affiliates not to, directly or indirectly, participate or engage in the Business, or acquire, own, invest in, provide credit or other financial accommodations (other than credit or other financial accommodations provided by Seller to its customers in the ordinary course of business) to, or otherwise assist, any Person (other than any of the Acquired Companies, Buyer or Buyer Parent) anywhere in the United States that engages in the Business (as defined below). During the Term, with respect to the employees of the Business (the “Employees”) and any of the customers of the Business (such customers, together with the Employees, the “Company Contacts”), Seller shall not, and shall cause its Affiliates not to, directly or indirectly, without Buyer’s prior written consent, solicit or otherwise interfere with the relationship between any of the Acquired Companies and any Company Contact, for as long as such Company Contact maintains its relationship with the Business; provided, that the foregoing prohibition with respect to the solicitation of Employees shall not prohibit Seller or its Affiliates from placing any general advertisements in newspapers and/or other media of general circulation (including, without limitation, advertisements posted on the Internet) that are not targeted specifically at any Employee or Employees (a “General Solicitation”). In addition, Seller shall not, and shall cause its Affiliates not to, during the Term, without Buyer’s prior written consent, hire any Employee formerly employed in the Business within six (6) months of the termination of such Employee’s relationship with the Business. Additionally, during the Term, Seller shall not, and shall cause its Affiliates not to, interfere with the relationship between any of the Acquired Companies and any supplier of the Business. Ownership by Seller, as a passive investment, of less than 5% of the outstanding shares of capital stock of any entity listed on NASDAQ or traded on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 1. Notwithstanding anything contained in this Agreement to the contrary, none of the restrictions contained in this Agreement shall be applicable to any of the non-employee members of the Board of Directors of Seller or any of their respective Affiliates (other than Seller), including, but not limited to, Costa Brava Partnership III, L.P., Roark, Reardon & Hamot, LLC, and Emancipation Capital LLC.

For purposes of this Agreement, the following terms shall have the indicated meanings:

“Business” shall mean the business of the Acquired Companies as conducted by the Acquired Companies on the date hereof, including, without limitation, the business of providing, whether as a prime contractor, subcontractor or otherwise, information technology-based and other professional services to (i) Governmental Authorities and (ii) the commercial customers set forth on Schedule 3.14 to the Stock Purchase Agreement, which such schedule is incorporated herein by reference as if fully set forth herein.

“Seller Change of Control” shall mean any transaction or series of related transactions (collectively, an “Ownership Change Event”) (i) that results in any Person becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), together with all Affiliates (as such term is defined in Rule 12b-2 of the Exchange Act) of such Person, of more than fifty percent (50%) of the then issued and outstanding voting stock or other voting equity or ownership interest of Seller, (ii) that results in the sale or other disposition of all or substantially all of Seller’s operating assets (excluding cash and cash equivalents) to another Person or Persons (other than any Affiliate of Seller or any Person or Persons fifty percent (50%) or more of the total combined voting power of which is directly or indirectly beneficially owned by the stockholders of Seller immediately before the Ownership Change Event in substantially the same proportion as their ownership of Seller’s voting stock immediately before the Ownership Change Event) or (iii) that results in the consolidation or merger of Seller with or into another Person or Persons wherein the stockholders of Seller immediately before the Ownership Change Event do not retain, immediately after the Ownership Change Event, in substantially the same proportions as their ownership of shares of Seller’s voting stock immediately before the Ownership Change Event, direct or indirect, beneficial ownership of at least fifty percent (50%) of the total combined voting power of the issued and outstanding voting stock or other voting equity or ownership interest of Seller or any successor by consolidation or merger.

2

“Term” shall mean the period beginning on the Closing Date and ending upon the earlier of (i) the fifth (5th) anniversary of the Closing Date, or (ii) a Seller Change of Control (other than the Contemplated Transactions).

2.         Seller shall not, at any time after the Closing Date, disclose any Confidential Information to anyone other than to Representatives of Buyer or in the interest and benefit of the Acquired Companies in connection with services provided by Seller to any of the Acquired Companies post-Closing (except for any such Confidential Information which is required to be disclosed by Seller in connection with any Proceeding or pursuant to any Applicable Law, and then only after Seller has given written notice to Buyer of the intention so to disclose such Confidential Information (unless prohibited by Applicable Law) and has given Buyer a reasonable opportunity to contest the need for such disclosure (unless prohibited by Applicable Law), and Seller shall reasonably cooperate with Buyer, at Buyer’s expense, in connection with any such contest). For purposes hereof, “Confidential Information” shall mean all non-public and all proprietary information relating to the Business of the Acquired Companies, their customers and products and services, including, without limitation, the following: (i) all information and records concerning products or services provided to customers of any of the Acquired Companies; (ii) all information concerning pricing and cost policies of any of the Acquired Companies, the prices charged by any Acquired Company to its customers, the volume or orders of such customers and other information concerning the transactions of any of the Acquired Companies with its customers or proposed customers; (iii) the customer lists of the Acquired Companies; (iv) financial information concerning the Acquired Companies; (v) information concerning salaries or wages paid to, the work records of and other personnel information relative to employees of any of the Acquired Companies; (vi) information concerning the marketing programs or strategies of any of the Acquired Companies; and (vii) confidential information of other Persons which any of the Acquired Companies is required to maintain in confidence. Notwithstanding the foregoing, the term “Confidential Information” shall not include information which (x) is or becomes in the public domain without any violation by Seller of this Agreement or any other contractual obligation between Seller and Buyer or (y) is furnished to Seller by another Person or Persons without restriction on disclosure; provided that such Person is not or Persons are not, to Seller’s knowledge (without any duty of investigation), bound by a confidentiality agreement or similar contractual obligation of confidentiality with respect to such information.

3.         This Agreement shall be governed, construed, performed and enforced in accordance with the laws of the State of Delaware (without giving effect to the principles or rules of conflict of laws thereof or of any other jurisdiction to the extent that any such principles or rules would require or permit the application of the laws of another jurisdiction) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

3

4.         It is the intention of the Parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under all Applicable Laws and public policies, but that the unenforceability or the modification to conform with such Applicable Laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of this Agreement. The covenants in this Agreement with respect to the duration, scope or area restrictions shall be deemed to be separate covenants, and should any court of competent jurisdiction conclude or find that this Agreement or any portion hereof is not enforceable with respect to the duration, scope or area restrictions, such conclusion or finding shall in no way render invalid or unenforceable this Agreement, and the maximum duration, scope or area reasonable under the circumstances shall be substituted for the stated duration, scope or area in order to render the same valid and enforceable. Seller acknowledges that the type, period and scope of such restrictions are fair and reasonable and are reasonably required to protect the Business, the Buyer, the Acquired Companies and their respective Affiliates.

5.         Any breach of this Agreement may result in irreparable damage to the Acquired Companies and Buyer for which the Acquired Companies and Buyer will not have an adequate remedy at law. Accordingly, in addition to any other remedies and damages available, Seller further acknowledges and agrees that any of the Acquired Companies and Buyer shall be entitled to injunctive relief hereunder to enjoin any breach of this Agreement without any requirement to post a bond or other security.

6.         Seller represents and warrants that: (i) it has full power and authority to enter into, execute, deliver and perform its obligations under this Agreement; and (ii) the execution, delivery and performance by Seller of its obligations under this Agreement does not conflict with or violate or constitute a default under (a) any Applicable Laws, (b) any Organizational Documents of Seller or (c) any Material Contract, Government Contract or Permit.

7.         If an action is instituted to enforce any of the provisions of this Agreement, the prevailing Party in such action shall be entitled to recover the prevailing Party’s reasonable attorneys’ fees and costs from the losing Party.

8.         This Agreement may only be modified or terminated by a writing signed by all of the Parties hereto, and no waiver hereunder shall be effective unless in a writing signed by the Party to be charged.

9.         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature to this Agreement is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

4

10.       This Agreement and the Stock Purchase Agreement constitute the entire agreement among the Parties relating to the subject matter hereof, and all prior agreements, correspondence, discussions and understandings of the Parties (whether oral or written) with respect to the subject matter hereof are merged herein and made a part hereof.

[SIGNATURE PAGE TO FOLLOW]

5

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

JACOBS TECHNOLOGY INC.

By:
Name:
Title:

COMPANY:

TECHTEAM GOVERNMENT SOLUTIONS,
INC.

By:
Name:
Title:

SELLER:

TECHTEAM GLOBAL, INC.

By:
Name:
Title:

[Signature Page to Non-Compete Agreement]

EXHIBIT D
FORM OF TRANSITION SERVICES AGREEMENT

EXHIBIT D

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT (this  “Agreement”),  dated  as  of  [             ], 2010, is made and entered into by and between TechTeam Global, Inc., a Delaware corporation (the “ Seller”), and Jacobs Technology Inc., a Tennessee corporation (the “Buyer”). Buyer and Seller are referred to herein collectively as the “Parties” and each, a “Party.” Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Stock Purchase Agreement (as defined below).

RECITALS

WHEREAS, pursuant to the Stock Purchase Agreement, dated as of June 3, 2010, by and among Seller, Jacobs Engineering Group Inc. and Buyer (the “Stock Purchase Agreement”), Seller will sell to Buyer the Shares of the Acquired Companies, through which Seller conducts the Business (the Business subsequent to such sale, the “Transferred Business”);

WHEREAS, in connection with the Stock Purchase Agreement, and as a condition to Closing, the Parties are required to enter into this Agreement;

WHEREAS, Buyer desires that Seller, or one or more of its Affiliates, continue to provide certain services to the Transferred Business following the Closing; and

WHEREAS, Seller has agreed to perform and to cause one or more of its Affiliates to perform the Transition Services (defined below) for the Transferred Business on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

SERVICES

Section 1.1 Services. Under the terms and conditions of this Agreement, Seller shall, or shall cause one or more of its Affiliates to, provide to Buyer for the Transferred Business each of the services set forth on Exhibit A hereto (each a “Transition Service” and collectively, the “Transition Services”) for the period set forth opposite each such Transition Service on Exhibit A (which period shall run from the Closing Date) or, if earlier, until the termination of such Transition Service pursuant to Section 1.3, or the expiration or termination of this Agreement, whichever occurs first.

Section 1.2 Standard of Performance. Subject to the terms of this Agreement, Seller shall use reasonable diligence and care in performing the Transition Services and shall perform the Transition Services in a manner that is substantially consistent in all material respects, in terms of quality, service levels and time schedules, and using no less than that degree of effort, diligence, and care, that it or any of its Affiliates have used in performing the Transition Services on behalf of the Transferred Business prior to Closing. Seller shall not perform a Transition Service if the provision of such Transition Service conflicts with or violates Applicable Law, any Contract to which Seller is a party or the rights of any third party with respect thereto. Seller represents and warrants to Buyer that, to the Knowledge of Seller, Seller’s performance of the Transition Services as contemplated herein will not conflict with, or result in the violation of, any Applicable Law or Contract to which Seller is a party or the rights of any third party with respect thereto. Seller shall not, without Buyer’s prior written consent, knowingly perform any Transition Service in a manner that would reasonably be expected to result in Buyer and/or any of its Subsidiaries and Affiliates incurring any Liability in tort or for the breach of any Contract. Nothing in this Agreement shall require Seller to favor the Transferred Business over its own businesses or those of any of its Affiliates. Seller may subcontract the performance of the Transition Services to any Affiliate of Seller, or, with Buyer’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned), any Person that is not its Affiliate, provided that (i) Seller subcontracts the performance of the same services provided for itself or its Affiliates, and (ii) Seller shall remain responsible for compliance of such subcontractor in accordance with the terms and conditions of this Agreement. Seller shall not be required to provide Buyer with extraordinary levels of Transition Services, special studies, training, or the like or the advantage of systems, equipment, facilities, training or improvements procured, obtained or made after the Closing Date by Seller, unless such systems, equipment, facilities, training or improvements are being procured, obtained or made after the Closing Date in order to replace any items reasonably necessary for the Transition Services.

Section 1.3  Discontinuation of Services.

(a) Buyer may discontinue any or all Transition Services by giving Seller at least thirty (30) days’ prior written notice (except where a shorter notice is set forth on Exhibit A or agreed to in writing by the Parties), which notice shall identify the particular Transition Service to be discontinued and the effective date as of which any such Transition Services indicated in such notice shall be discontinued. The discontinuance by Buyer pursuant to this Section 1.3 of a Transition Service or group of Transition Services will not relieve Seller of its obligations to continue to provide the other Transition Services.

(b) Upon discontinuation of a Transition Service with respect to which Seller holds books, records, files, databases, confidential information, computer software or hardware (including, but not limited to, current and archived copies of computer files) or other property owned or leased by Buyer and used in connection with the provision of the Transition Service (the “Materials”), Seller shall promptly deliver the Materials to Buyer at Buyer’s sole cost and expense or, upon Buyer’s written request, Seller shall destroy and certify the destruction of all such Materials.

Section 1.4 Independent Contractor. For all purposes hereof, Seller shall at all times act as an independent contractor and shall have no authority to represent Buyer or any of its Subsidiaries or Affiliates in any way or otherwise be deemed an agent, employee, representative, joint venturer or fiduciary of Buyer or any of its Subsidiaries or Affiliates. Neither the Parties, nor or any of their Subsidiaries or Affiliates or their respective Representatives shall declare or represent to any Person that Seller or any of its Subsidiaries or Affiliates or their respective Representatives shall have any power or authority to negotiate or conclude any agreement, or to make any representation or to give any undertaking, on behalf of Buyer or any of its Subsidiaries or Affiliates in any way whatsoever. At all times during the Term, all Persons (including, without limitation, the personnel of Seller and the personnel of its Subsidiaries and Affiliates) performing the Transition Services hereunder shall be construed as independent contractors with respect to Buyer and shall not be construed as agents or employees of Buyer or any Subsidiary or Affiliate of Buyer thereof by virtue of performing such Transition Services and no such Persons shall be entitled to any of the benefits provided by Buyer, its Subsidiaries or Affiliates to any of their respective employees or agents.

2

Section 1.5 Sufficient Access. To the extent necessary in connection with the provision of the Transition Services upon reasonable advance notice, Buyer shall give, or cause to be given, Seller and its Representatives reasonable access during normal business hours (or, in the event that Seller reasonably determines that emergency maintenance is necessary, at such other times as are reasonably appropriate under the circumstances) to the properties, systems, computer programs, products and equipment of the Transferred Business as necessary from time to time for reasons of modification or preventative or emergency maintenance.

Section 1.6 Change in Services. The Parties acknowledge the transitional and dynamic nature of the Transition Services and agree that Seller may make reasonably necessary changes from time to time in the manner of performing the Transition Services, subject in all cases to Section 1.2 above and the other terms of this Agreement, including, without limitation, that Seller may modify or change the specifications of any Transition Services involving systems and associated computer programs, products, equipment and services to the extent reasonably necessary to prevent damage to the systems or other assets of Seller or Buyer. Seller shall use its Best Efforts to provide Buyer with reasonable advance notice of any such modifications and changes. Seller may suspend the provision of Transition Services (or any part thereof) to the extent reasonably necessary for reasons of preventative or emergency maintenance, provided that Seller shall not discriminate against Buyer in such suspension. Seller shall use its Best Efforts to provide Buyer with reasonable advance notice of any such suspension and to limit the time period of any such suspension.

Section 1.7 Service Coordinators . Seller and Buyer shall each nominate a representative to act as the primary contact person with respect to the performance of the services contemplated by this Agreement (the “Service Coordinators”). The initial Service Coordinator will be Cynthia Del Papa for Seller and Ward Johnson for Buyer. Unless Seller and Buyer otherwise agree, all communications relating to this Agreement and the schedule of Transition Services on Exhibit A hereto will be directed to the Service Coordinators. The Parties will cause their respective Service Coordinator to keep the other Service Coordinator informed and updated as to the status and performance of the Transition Services hereunder and the requirements of each Party so as to facilitate a mutual cooperation so as to provide the Transition Services in an orderly fashion and work towards the establishment of such services by Buyer independent of Seller.

Section 1.8 Further Assurances. Subject to the terms and conditions of this Agreement, Buyer may request in writing that Seller provide to Buyer for the Transferred Business additional services of a type and nature not specifically contemplated by Exhibit A (each an “Additional Transition Service” and collectively, the “Additional Transition Services”) . To the extent that Seller determines to provide such Additional Transition Services, the Parties shall mutually agree on the scope of such Additional Transition Services and the fees, costs and expenses to be paid by Buyer in exchange for such Additional Transition Services.

3

ARTICLE II

SERVICE CHARGES

Section 2.1 Fees and Expenses During the Term. Buyer shall reimburse Seller for all reasonable documented out-of-pocket fees and expenses incurred by Seller or any of its Affiliates in providing the Transition Services. Notwithstanding anything to the contrary contained herein, the obligation in the immediately preceding sentence shall not apply to the Transition Services described in Section 1.F. (Welfare Benefits) and Buyer’s sole obligation with respect to the Transition Services described in Section 1.F. (Welfare Benefits) shall be to pay the amounts specified in Section II.G. Any travel-related expenses incurred by Seller in performing the applicable Transition Services hereunder shall be incurred, documented and charged to Buyer in accordance with Seller’s then applicable business travel policies; provided, however , that Buyer shall not be obligated to reimburse Seller for any travel-related expenses unless such travel was approved in writing in advance by Buyer. Buyer shall pay all of its costs related to Migration Services (as defined below). Buyer shall pay all of Seller’s reasonable documented out-of-pocket costs related to Migration Services.

Section 2.2 Taxes. In accordance with Section 3.1, Buyer shall reimburse Seller for any sales tax, use tax, transfer tax, value-added tax, goods and services tax, consumption tax or similar tax (“Taxes”) (but excluding any Tax based upon the income of Seller, which shall be paid by Seller) payable with respect to the provision of Transition Services, which shall be separately stated on the relevant invoice. Seller shall be responsible for filing all necessary returns and information with, and paying any such Taxes to, the appropriate taxing authority.

ARTICLE III

PAYMENT

Section 3.1 Payment. For Transition Services provided, Seller shall invoice Buyer for all reasonable documented out-of-pocket fees and expenses incurred by Seller or any of its Affiliates in providing the Transition Services. Buyer shall remit payment for such reasonable out-of-pocket fees and expenses by wire transfer of immediately available funds in U.S. Dollars, to the account specified in such invoice within ten (10) Business Days after receipt of the invoice. Each invoice shall set forth the period covered by such invoice and the reasonable documented out-of- pocket expenses required to be reimbursed pursuant to Section 2.1 relating to Transition Services performed during such period. Buyer shall not withhold, set-off or deduct any payments due to Seller under this Agreement from any amounts otherwise due to Buyer from Seller under any other agreement, notwithstanding any dispute that may be pending between them. Promptly following the expiration of the Term or the earlier termination of this Agreement pursuant to Section 6.2, Seller shall refund to Buyer the amount of the excess, if any, of the payments made by Buyer hereunder over the amounts to which Seller is entitled hereunder.

4

Section 3.2 Disputes. If Buyer shall dispute any invoice or shall in any way object to the manner in which any of the Transition Services are provided or otherwise allege that the Transition Services are not being provided in a timely manner and in accordance with this Agreement, then prior to taking any other action, Buyer's Service Coordinator shall promptly notify Seller's Service Coordinator in writing of the objection and/or claim. Each Party shall cause its Service Coordinator to promptly investigate the objection and/or claim and cause the Service Coordinators to use their Best Efforts to obtain the relevant facts and, if possible, resolve and/or correct the objection or claim. If and to the extent possible, the Service Coordinators shall execute a writing evidencing the resolution of such matter and the Parties shall be bound thereby. It is the intention of the Parties to amicably resolve their disputes in rendering the Transition Services hereunder.

ARTICLE IV

TRANSITION

Section 4.1 System Migration . Seller agrees to use its commercially reasonable efforts to assist Buyer in connection with the transition from the performance of the Transition Services by Seller to the performance of such services by Buyer (including the migration of Buyer’s systems and other services related to the transfer of a function rather than the ongoing performance of such function) (collectively, the “Migration Services”), taking into account the need to minimize both the cost of such transition and the disruption to the ongoing business activities of the Parties hereto. It is the intention of the Parties that Seller transfer to Buyer and provide reasonable information to Buyer relating to the design, configuration, system start-up and hardware and software set-up currently used by the Transferred Business; provided, that Seller will not provide recommendations or advice with respect to any design, configuration, system start-up or hardware or software set-up in relation to the Transferred Business or otherwise. The Parties shall keep each other reasonably informed on a regular basis of the status of the performance of Transition Services, the Transition Services that will be required and the timing thereof and the estimated dates for termination of such Transition Services. The Parties shall communicate by telephone, e-mail and other forms of communication to have an open working relationship to support the Transition Services and smooth the transition of the Transition Services to Buyer independently. The Parties shall work together to shorten, to the extent reasonably practicable, the period of migration and thereby the Term of this Agreement.

ARTICLE V

INTELLECTUAL PROPERTY

Section 5.1 Title to Intellectual Property. The Parties agree that any Intellectual Property Rights of Buyer or its Subsidiaries and its Affiliates (including, without limitation, the Acquired Companies) made available to Seller, its Subsidiaries or Affiliates in connection with the Transition Services and any derivative works, additions, modifications or enhancements thereof shall remain the sole property of Buyer and its Subsidiaries and Affiliates. To the extent that Seller, its Subsidiaries or Affiliates use their own or third-party Intellectual Property Rights in connection with providing the Transition Services, such Intellectual Property Rights, and any derivative works, additions, modifications or enhancements thereof created during the Term shall remain the sole property of Seller, its Subsidiaries or its Affiliates or the third party, as the case may be.

5

ARTICLE VI

TERM AND TERMINATION

Section 6.1 Term. Unless earlier terminated in accordance with Section 6.2, the term of this Agreement shall commence on the Closing Date and end on the last day of the seventh (7th) month following the Closing Date (the “Term”). Notwithstanding the foregoing, if all Transition Services to be provided hereunder are discontinued pursuant to Section 1.3 prior to the end of the Term, the Term shall end on the date on which the last such Transition Service is discontinued.

Section 6.2 Termination for Cause. Either Party (the “Terminating Party”) may terminate this Agreement with immediate effect by written notice to the other Party (the “Other Party”) on or at any time after the occurrence of any of the following events:

(a)  the Other Party is in default of any of its material obligations under this Agreement and (if the breach is capable of remedy) has failed to remedy the breach within thirty (30) days after receipt of a written notice from the Terminating Party with respect thereto;

(b)  the Other Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; and

(c)   an involuntary case or other proceeding shall be commenced against the Other Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against the Other Party.

Section 6.3 Survival. The following sections shall survive any termination of this Agreement: Article II (Service Charges) (to the extent of amounts incurred prior to termination or expiration of the Term); Section 3.1 (Payment) (to the extent of amounts accrued prior to termination or owing to Buyer after the expiration of the Term); Section 5.1 (Title to Intellectual Property); this Section 6.3 (Survival); Article VII (Confidentiality; Systems Security); Section 8.1 (Indemnity); and Article IX (Miscellaneous).

6

ARTICLE VII

CONFIDENTIALITY; SYSTEMS SECURITY

Section 7.1  Confidentiality.

(a) Except as otherwise provided in this Agreement, (i) Seller shall, and shall cause its Subsidiaries and Affiliates (and each of their respective Representatives to whom they disclose such information), to keep confidential all information of Buyer and its Subsidiaries and Affiliates, including all information relating to the Transferred Business, whether known before the date of this Agreement or disclosed in the course of performing the Transition Services, and (ii) Buyer shall, and shall cause its Subsidiaries and Affiliates (and each of their respective Representatives to whom they disclose such information), to keep confidential all information of Seller or any of its Subsidiaries or Affiliates that Buyer or any Subsidiary or Affiliate thereof receives in connection with the performance of the Transition Services, other than any information solely related to the Transferred Business, Buyer, its Subsidiaries or Affiliates or their respective assets.

(b) The provisions of this Section 7.1 shall not apply to the disclosure by any Party or their respective Affiliates of any information, documents or materials (i) that are or become publicly available, other than by reason of a breach of this Section 7.1 by such Party or any of its Affiliates, (ii) received from a third party not bound by any confidentiality agreement with the non-disclosing Party, except in the case of information relating to the Transferred Business, the non-disclosing Party shall include both Buyer and Seller, (iii) required by Applicable Law to be disclosed by such Party, or (iv) necessary to establish such Party’s rights under this Agreement or the Stock Purchase Agreement; provided , that in the case of clauses (iii) and (iv), the Person intending to make disclosure of confidential information shall promptly notify the Party to whom it is obligated to keep such information confidential and, to the extent practicable, provide such Party a reasonable opportunity to prevent public disclosure of such information.

(c) With regard to confidential information concerning the software of third parties with which Seller conducts business that is included in or related to the Transition Services, to the extent required by such third parties, Buyer agrees to execute and deliver any other reasonable documents or take any reasonable actions that are reasonably required by any vendor or licensor of such software in order for Buyer to access and use such vendor’s software, including abiding by the terms and conditions of any such software license agreements.

7

Section 7.2 Systems Security. If Buyer shall receive access to any of Seller’s computer facilities, system(s), networks (voice or data) or software (“Systems”) in connection with performance of the Transition Services, Buyer shall comply with all system security policies, procedures and requirements that may be provided by Seller to Buyer in writing from time to time (the “ Security Regulations”) and shall not tamper with, compromise or circumvent any security or audit measures employed by Seller. Any employee of Buyer or any of its Subsidiaries or Affiliates that is expected to have access to Seller’s Systems or that accesses Seller’s Systems shall be required to execute a separate system access agreement. Buyer shall ensure that only those employees of Buyer who are specifically authorized to gain access to Seller’s Systems and no other employees of Buyer will gain such access and shall prevent unauthorized destruction, alteration or loss of information contained therein by employees of Buyer. If at any time Seller determines that any personnel of Buyer of any of its Subsidiaries or Affiliates has sought to circumvent or has circumvented Seller’s Security Regulations or that an unauthorized Person has accessed or may access Seller’s Systems or a Person has engaged in activities that led or may lead to the unauthorized access, destruction or alteration or loss of data, information or software, Seller may immediately terminate any such Person’s access to the Systems and shall promptly notify Buyer. In addition, a material failure by any employee of Buyer or any of its Subsidiaries or Affiliates to comply with Seller’s Security Regulations shall be a breach of this Agreement, in which case, Seller shall notify Buyer and such Parties, through their Service Coordinators, who shall work together to remediate the cause of said breach. Notwithstanding the foregoing, if such breach is reasonably likely to have a material adverse affect on Seller's computer facilities, systems, networks or software, Seller shall be entitled to immediately terminate the Transition Services to which the breach relates by written notice to Buyer.

ARTICLE VIII

INDEMNITY; LIMITATION OF LIABILITY

Section 8.1  Indemnity.

(a)  Buyer shall indemnify, hold harmless and, at Seller’s option, defend Seller and its Affiliates and each of their respective officers, directors, employees and Representatives against all claims, liabilities, damages, losses or expenses (including reasonable attorneys’ fees and costs of litigation) (“Losses”) to the extent arising from (i) any material breach of this Agreement by Buyer or any Affiliate thereof, (ii) the performance by Seller or any Affiliate thereof of any Transition Service (except to the extent that such Losses arise from the gross negligence or willful misconduct of Seller or any Affiliate thereof or a material breach of this Agreement by Seller or any Affiliate thereof), or (iii) the gross negligence or willful misconduct of Buyer or any of its Subsidiaries or Affiliates in its performance of this Agreement. No action or claim of any type relating to or arising out of this Agreement may be brought or made by Seller more than one (1) year after Seller first has knowledge of the basis for the action or claim.

(b)  Seller shall indemnify and hold harmless and, at Buyer’s option, defend Buyer and its officers, directors, employees and Representatives, against all Losses arising from (i) any material breach by Seller or any Affiliate thereof of the terms of this Agreement or (ii) the gross negligence or willful misconduct of Seller or any Affiliate thereof in its performance of the Transition Services. No action or claim of any type relating to or arising out of this Agreement may be brought or made by Buyer more than one (1) year after Buyer first has knowledge of the basis for the action or claim.

(c)   The rights of any Party to indemnification under this Section 8.1 for any Losses incurred by such Party shall be reduced by the net amount such Party recovers (after deducting all reasonable attorneys’ fees, expenses and other costs of recovery) from any insurer or other party liable for such Losses, and such Party shall use its Best Efforts to effect any such recovery.

8

Section 8.2  Limitation of Liability; Certain Waivers.

TO THE EXTENT PERMITTED UNDER APPLICABLE LAW AND EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN SECTION 8.1(b) HEREOF, SELLER AND ITS AFFILIATES SHALL HAVE NO LIABILITY TO BUYER OR BUYER’S AFFILIATES RESULTING FROM OR ARISING OUT OF THE PERFORMANCE, DELIVERY OR PROVISION OF ANY SERVICES HEREUNDER. THE AGGREGATE CUMULATIVE LIABILITY OF SELLER AND ITS AFFILIATES UNDER THIS AGREEMENT, WHETHER IN WARRANTY, CONTRACT, TORT (INCLUDING CONTRIBUTION OR STRICT LIABILITY), PRODUCT LIABILITY OR OTHERWISE, SHALL NOT EXCEED A MAXIMUM OF $250,000, EXCEPT TO THE EXTENT THAT ANY SUCH LIABILITY ARISES FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR ANY AFFILIATE THEREOF.

THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR SIMILAR LOSSES OR DAMAGES, INCLUDING WITHOUT LIMITATION LOSSES OR DAMAGES IN CONNECTION WITH OR RELATING TO, LOSS OF DATA, LOSS OF REVENUE, LOSS OF CUSTOMERS OR CLIENTS, LOSS OF GOODWILL OR LOSS OF PROFITS, DAMAGE TO OR LOSS OF USE OF ANY PROPERTY, ANY INTERRUPTION OR LOSS OF SERVICE, OR ANY LOSS OF BUSINESS, HOWEVER CAUSED, IN ANY ARBITRATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM THIS AGREEMENT OR THE PERFORMANCE OR NON PERFORMANCE OF OBLIGATIONS HEREUNDER, WHETHER SUCH CLAIM IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE, GROSS NEGLIGENCE, CONTRIBUTION OR STRICT LIABILITY), PRODUCT LIABILITY OR OTHERWISE, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF THE SAME.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM WHICH MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.

EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO ANY OF THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.2.

9

Section 8.3 Disclaimer of Warranties. NO WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, ARE MADE OR CREATED BETWEEN THE PARTIES AS A RESULT OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH HEREIN.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Modification; Waiver . This Agreement may be amended or modified only by a written instrument executed by each of the Parties. Any of the terms and conditions of this Agreement may be waived only in writing by the Party entitled to the benefits thereof.

Section 9.2 Entire Agreement. This Agreement, including Exhibit A (which constitutes an integral part of this Agreement), together with the Stock Purchase Agreement, constitute the entire agreement of the Parties with respect to the subject matter hereof, and supersede all other prior agreements and understandings, oral or written, express or implied, between the Parties and their respective Affiliates, Representatives and agents in respect of the subject matter hereof, except that this Agreement does not supersede the Confidentiality Agreement, the terms and conditions of which the Parties hereby expressly reaffirm. In the event of a conflict between the terms and conditions of this Agreement and the Stock Purchase Agreement, the Stock Purchase Agreement shall govern.

Section 9.3 Further Actions. Each Party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other Party in order to consummate or implement the transactions contemplated hereby. Seller shall use commercially reasonable efforts to obtain, and Buyer agrees to provide reasonable assistance at the request of Seller in obtaining, any waivers, permits, consents or sublicenses (including, without limitation, any license fees to third-party vendors) (each, a “Consent”) that Seller determines, in its sole discretion, after consultation with Buyer, may be required with respect to any existing agreement with any third party in order to provide any of the Transition Services hereunder; provided, that (i) Buyer shall, at the exclusive option of Seller, pay, or reimburse Seller for, any and all costs related to obtaining any such Consent, and (ii) Seller shall not be under any obligation to provide any Transition Service hereunder if it is unable, after using commercially reasonable efforts, to obtain such Consent necessary to provide such Transition Service; provided, that if such Consent cannot be obtained, the Parties shall use their respective commercially reasonable efforts to arrange for alternative methods of obtaining such Transition Service.

Section 9.4 Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given if delivered in accordance with Section 11.01 of the Stock Purchase Agreement with a copy to the other Party's Service Coordinator.

10

Section 9.5 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but shall not be assignable, by operation of law or otherwise, by any Party without the prior written consent of each other Party (except in connection with a business combination of Seller) and any purported assignment or other transfer in violation of the foregoing without such consent shall be void and unenforceable, except that Seller may assign this Agreement to any of its Affiliates without the consent of Buyer; provided, that no such assignment shall in any way affect the obligations or liabilities of Seller under this Agreement, which obligations and liabilities shall remain in effect notwithstanding such assignment. Except as otherwise provided herein, nothing in this Agreement shall confer any rights upon any Person that is not a Party or a successor or permitted assignee of a Party.

Section 9.6 Use and Resale . The Transition Services provided hereunder shall be used only by Buyer and its Subsidiaries and Affiliates solely in connection with the operation of the Transferred Business and no recipient shall resell, license the use of or otherwise permit the use by others of any such Transition Services except as permitted hereunder.

Section 9.7 Headings; Counterparts. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by each other Party.

Section 9.8 Facsimile. This Agreement, to the extent signed and delivered by means of facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding effect as if it were the original signed version thereof delivered in person. No Party shall claim that this Agreement is invalid, not binding or unenforceable based upon the use of facsimile transmission or e-mail delivery of a portable document format (.pdf or similar format) data file to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of facsimile transmission or e-mail delivery of a portable document format (.pdf or similar format) data file, and each Party forever waives any such claim or defense.

Section 9.9 Governing Law; Consent to Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of Delaware without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction. Each of the Parties hereby irrevocably and unconditionally submits, for itself and for its property, to the exclusive jurisdiction of any Delaware State court or Federal court of the United States of America sitting in Delaware and any appellate court from any court thereof, in any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each Party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any Delaware State or Federal court. Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each Party irrevocably consents to service of process in the manner provided for notices in Section 11.01 of the Stock Purchase Agreement. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Applicable Law.

11

Section 9.10 No Breach; Force Majeure. Notwithstanding anything to the contrary set forth in this Agreement, (i) Seller shall not provide any Services hereunder if the provision thereof would result in the violation of any Applicable Law or Order to which any Seller or any of its Affiliates or its or their properties is a party or otherwise bound or subject and (ii) no Party shall be liable for a failure or delay in the performance of any of its obligations under this Agreement where such failure or delay is (A) the result of fire, flood, or other natural disaster, act of God, war, act of war, terrorist act, rebellion, embargo, riot, strike, lockout or other labor dispute, unavailability of communication facilities including any delay or failure in communications or electronic data transmission as a result of excessive or extraordinary traffic caused by extraordinary market occurrences or circumstances; the acts or failure of performance of third party landlords or other third party vendors, other than the Affiliates of Seller, or the intervention of any Governmental Authority or other causes beyond the control of such Party and (B) not due to such Party’s own gross negligence or willful misconduct; provided, that the Party failing in or delaying its performance promptly notifies the other Party of its inability to perform and states the reason for such inability and remedies such failure or delay as soon as practicable.

Section 9.11 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever and a suitable and equitable provision shall be substituted for any such invalid, inoperative or unenforceable provision in order to carry out, so far as may be valid or enforceable, such provision.

Section 9.12 No Third Party Beneficiaries. Except as provided herein, nothing in this Agreement shall confer any rights upon any Person (other than the Acquired Companies) that is not a Party or a successor or permitted assignee of a Party.

Section 9.13 Interpretation . The Parties have participated jointly in the negotiating and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation shall arise, this Agreement shall be construed as if drafted jointly and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

[Remainder of page intentionally left blank.]

12

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

TECHTEAM GLOBAL, INC.

By
Name:
Title:

JACOBS ENGINEERING GROUP INC.

By
Name:
Title:

[SIGNATURE PAGE TO TRANSITION SERVICE AGREEMENT]

Exhibit A

EXHIBIT A

TRANSITION SERVICES AND FEES

I.	Services

A.	IT Services.

1
Seller shall maintain for the benefit of Buyer the following IT and telecommunications infrastructure, hardware and software services necessary to operate the Business as existing on the Closing Date: telephone conferencing lines and related services, website hosting, website access for customer support, website applications (including eTuition), Microsoft SharePoint access, eDoc access, helpdesk support, hardware and associated software related to card reader access for the Chantilly and Bethesda offices, administrative access to the Acquired Companies’ enterprise devices, implementation support for issues regarding the Acquired Companies’ IT infrastructure, VPN connectivity, VPN keys for network access, Microsoft software, PeopleSoft software, Gateway Anti-Virus software, Active Directory, the domain names <techteam-us.com>, <techteamgwac.com>, <techteamgov.com>, <techteamgovt.com>, and all financial reporting systems, in each case, which shall be maintained by Seller with procedures and controls reasonably comparable to those provided to Seller’s retained business.

2	Seller shall provide Buyer with the use of one server to be designated for the use of the domain names identified in Paragraph I.A.1 above.

3
Seller shall allow the Transferred Employees to send and receive emails related to Buyer’s business on Seller’s email accounts until such employees receive email accounts with Buyer, provided that Buyer shall use its Best Efforts to coordinate and facilitate such transfer as soon as possible following the Closing Date.

4
Seller shall provide email and voice mail forwarding as reasonably requested by Buyer, provided that Buyer shall use its Best Efforts to notify third parties doing business with Seller of the new email addresses and phone numbers.

5	Seller shall reasonably assist Buyer and the Transferred Employees in porting cellular phone and voice mail numbers to Buyer’s service as time reasonably permits.

6
Duration: Up to 180 days for the IT Services described in Sections I.A.1 and 2, up to 90 days for the IT Services described in Sections I.A.3 and 5, and up to 365 days for the IT Services described in Section I.A.4; provided, however, that the IT Services described in Section I.A. (other than I.A.4) with respect to any applications integrated with Active Directory Authentication shall be provided for a period of up to 210 days.

B.	Financial/Accounting Services.

1
Seller’s financial and accounting staff will be reasonably accessible to assist Buyer with questions relating to the following financial/accounting matters: collections, mail services, receipts, contract administration, billing and accounts receivable collection, supplier and landlord related ordering, and accounts payable administration. Except as otherwise set forth herein or as otherwise provided for in the Stock Purchase Agreement, Seller shall not be required to prepare financial statements, make ledger entries, or prepare or file tax returns.

2	Duration: Up to 180 days.

C.	Treasury Services.

1
Seller’s treasury staff will be reasonably accessible to assist Buyer with the following treasury matters: bank account management, processing of electronic fund transfers, cash management, cash controls, customer deposits, online treasury platform access management, administration of credit card accounts, administration of state and local taxes and other tax management; provided that Buyer shall remain fully responsible for managing its own treasury services.

2	Duration: Up to 180 days.

D.	Payroll Services.

1	Seller shall provide to Buyer payroll processing and services, either directly or through a payroll processing company, for the Transferred Employees.

2	Seller shall assist Buyer in transitioning the payroll processing to Buyer’s payroll processing provider.

3	Duration: Up to 180 days.

E.	Human Resources Services.

1
Seller’s human resources staff will be reasonably accessible to respond to questions of Buyer related to the payment and benefits of the Transferred Employees, and will assist the Transferred Employees in enrollment of such employees into Buyer’s plans.

2	Duration: Up to 180 days.

F.	Welfare Benefits.

1.
If requested by Buyer, Seller shall provide each of the Transferred Employees (and their dependents and other individuals covered through them) with the group, medical, dental, and vision coverage they enjoyed immediately prior to the Closing and shall charge each such Transferred Employee the same monthly premium as currently charged to each such Transferred Employee.

2.	Duration: Up to 60 days.

G.	Miscellaneous

1.	Seller shall provide to Buyer reasonable assistance in transitioning the Acquired Companies’ ISO 9001 certification.

2.
Seller shall permit Buyer to utilize the services currently used in the Transferred Business pursuant to Seller’s Boscobel, Monster, and Dell agreements (each as more fully described in Schedule 6.05(c) of the Schedules to the Stock Purchase Agreement).

3.	Duration: Up to 30 days.

II.	Fees

A.
Buyer shall be responsible for the payment of all out of pocket costs directly related to the provision of IT services for the Business for the benefit of Buyer, including without limitation costs of the following third party providers: Orange Conferencing, Microsoft, Orion, Dell, Gateway, PeopleSoft. Buyer shall furthermore be responsible for procuring at its expense any additional equipment, networking equipment or software to be used on the designated server described in Section 1.A.

B.
Buyer shall be responsible for the payment of all out of pocket costs directly related to the provision of Financial/Accounting Services for the Business, including without limitation costs of the following third party providers: JPMorgan Chase.

C.
Buyer shall be responsible for the payment of all out of pocket costs directly related to the provision of the Treasury Services for the Business for the benefit of Buyer, including without limitation costs of the following third party providers: Bank of Newport.

D.
All payroll amounts shall be paid by Buyer and using Buyer’s federal employer identification number. Buyer shall furthermore be responsible for the payment of all out of pocket costs directly related to the provision of the Payroll Services for the Business for the benefit of Buyer, including without limitation costs of the following third party providers: ADP.

E.	Buyer shall be responsible for the payment of all out of pocket costs directly related to the provision of Human Resources Services for the Business for the benefit of Buyer.

F.
Buyer shall be responsible for the payment of all out of pocket costs directly related to the provision or utilization of the Miscellaneous Services for the Business for the benefit of Buyer, including without limitation costs of the following third party providers: BSI Management Systems, Boscobel, Monster, and Dell.

G.
Buyer shall furthermore be responsible for the payment of the difference between the monthly COBRA rate (based on the COBRA rates in effect on May 1, 2010) and the amount charged to the Transferred Employees for each full month of such coverage, commencing with the first day of the first month following the Closing.

EXHIBIT E
FORM OF PRESS RELEASE OF BUYER PARTIES

EXHIBIT E

1111 South Arroyo Parkway 91105 PO Box 7084 Pasadena, California 91109-7084 1.626.578.3500 Fax 1.626.568.7144

Press Release

FOR IMMEDIATE RELEASE	June 4, 2010

For additional information contact:
John W. Prosser, Jr.
Executive Vice President, Finance and Administration
626.578.6803

Jacobs Announces Definitive Agreement to
Acquire TechTeam Government Solutions, Inc.
Strategic Acquisition Expands Position in Government IT Services

PASADENA, CALIF.—Jacobs Engineering Group Inc. (NYSE:JEC) announced today that it has signed a definitive agreement to acquire TechTeam Government Solutions, Inc.(TTGSI), a wholly owned subsidiary of TechTeam Global, Inc.
TTGSI is a 500-person information technology (IT) solutions company that provides support to federal, state and local government agencies, including the United States Department of Homeland Security, U.S. Army and U.S. Army Corps of Engineers. The firm’s core competencies include systems integration, enterprise application integration, ERP implementation support, IT infrastructure support, network operations management, and call center operations.
The acquisition is subject to customary closing conditions, including approval by the stockholders of TechTeam Global, Inc., and is expected to close by late summer.  Under the terms of the definitive acquisition agreement, Jacobs will acquire 100 percent of the stock in TTGSI for $59.0 million in cash, subject to certain adjustments set forth in the definitive agreement.
In making the announcement, TTGSI President David Kriegman stated, “Jacobs is an industry leader with a strong business model. Their world-class processes and tools will enable our team to compete more broadly and effectively and enhance our offerings for our clients.”
Jacobs President and Chief Executive Officer Craig Martin said, “TTGSI brings new customers and capabilities to our growing government IT services business, and enhances our IT capabilities and services for our clients around the globe. This acquisition allows us to drive greater growth in our business.”

Jacobs Engineering Group Inc.

Jacobs is one of the world's largest and most diverse providers of technical, professional and construction services.

Any statements made in this release that are not based on historical fact are forward-looking statements.  Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial and economic data, forward-looking statements are inherently uncertain.  We, therefore, caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements.  For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements, please refer to our 2009 Form 10-K, and in particular, the discussions contained under Items 1 - Business, 1A - Risk Factors, 3 - Legal Proceedings, and 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations.  We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

TechTeam Global, Inc. plans to file a proxy statement and other relevant documents concerning the proposed sale of TTGSI with the Securities and Exchange Commission (“SEC”).

STOCKHOLDERS OF TECHTEAM GLOBAL, INC. ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders will be able to obtain free copies of the proxy statement, including all exhibits thereto, and other documents filed with the SEC by TechTeam Global, Inc. through the web site maintained by the SEC at http://www.sec.gov.

In addition, investors and security holders can obtain, without charge, a copy of the proxy statement, and all exhibits thereto, from TechTeam Global, Inc. by submitting a written request to TechTeam Global, Inc., Attention: Investor Relations, 27335 West 11 Mile Road, Southfield, Michigan, 48033; or by calling 1-248-357-2866; or by visiting TechTeam Global Inc.’s Web site at http://www.techteam.com/investors.

Jacobs Engineering Group Inc., TechTeam Global, Inc., and their respective directors and executive officers, and employees, may be deemed to be participants in the solicitation of proxies from the stockholders of TechTeam Global, Inc. in favor of the proposed sale of TTGSI.  Information regarding the directors and executive officers of TechTeam Global, Inc. and their ownership of TechTeam Global shares is contained in the annual report on Form 10-K of TechTeam Global, Inc. for the year ended December 31, 2009, which was filed with the SEC on March 30, 2010, and its proxy statement for its 2010 Annual Meeting of Stockholders which was filed with the SEC on April 30, 2010. Information regarding the directors and executive officers of Jacobs Engineering Group Inc. is contained in the annual report of Jacobs Engineering Group, Inc. on Form 10-K for the year ended October 2, 2009, which was filed with the SEC on November 20, 2009, and its proxy statement for its 2010 Annual Meeting of Shareholders, which was filed with the SEC on December 17, 2009. TechTeam Global, Inc. investors and security holders may obtain additional information regarding the direct and indirect interests of TechTeam Global, Inc., Jacobs Engineering Group Inc. and their respective directors and executive officers with respect to the proposed sale of TTGSI by reading the proxy statement and other filings referred to above.

Jacobs Engineering Group Inc.

EXHIBIT F
FORM OF PRESS RELEASE OF SELLER

[See Exhibit 99.2]

LIST OF OMITTED SCHEDULES
Disclosure Schedules:

Schedule 3.01(a) - Organization and Good Standing

Schedules 3.03(ii)(a), (ii)(b), (iv)(a), (iv)(b)- Consents and Approvals; No Violations

Schedule 3.04 – Capitalization

Schedules 3.05(a), (b), (c), (h) - Financial Statements

Schedule 3.06 - No Undisclosed Liabilities

Schedules 3.07, 3.07(n) - Absence of Certain Changes

Schedules 3.08(a)(i), (ii), (iii), (b), (c) - Real Property

Schedule 3.09 - Actions and Proceedings

Schedule 3.10 (a), (b), (c) - Compliance with Laws and Court Orders; Permits; and Filings

Schedule 3.12 (a), (c), (d), (i) - Intellectual Property

Schedule 3.13 (a) - Title and Sufficiency of Assets

Schedule 3.14 (a) - Material Contracts

Schedule 3.15 (a)(i), (ii), (iii), (iv), (v), (vi), (b), (b)(ii), (c), (d), (e)(i), (iv), (v) (f), (g), (h), (i), (j), (k), (l), (m), (n), (o) - Government Contracts

Schedule 3.16 - Insurance Coverage

Schedule 3.17 – Environmental Matters

Schedule 3.18 (a), (c), (e), (f), (i) - Employee Plans

Schedule 3.19 (a), (b), (c), (e), (f), (g), (h) - Labor Matters

Schedule 3.20 (a), (e), (i), (j), (m) – Taxes

Schedule 3.22 - Related Party Transactions

Schedule 3.23 - Shared Services

Schedule 3.25 - Accounts Receivable

Schedule 3.26 - Seller Guarantees

Schedule 3.28 – Warranties

Schedule 3.29 (a), (b) - Relationships with Suppliers and Clients

Schedule 3.30 - Restrictions on Business Activities

Schedule 3.33 – Bank Accounts

Schedule 3.34 - Off-Balance Sheet Liabilities

Schedule 5.01 - Conduct of the Business Pending the Closing

Schedule 6.05 (c) - Release of Obligations

Schedule 7.05 (b)(i), (ii), (d) (i), (ii), (e) - Post-Closing Employment and Benefits

Schedule 8.02 (b)(i), (ii), (f) - Conditions to Obligation of Buyer